As filed with the Securities and Exchange Commission on June 30, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ZST DIGITAL NETWORKS, INC.

(Name of Registrant as Specified in Its Charter)

Delaware	3663	20-8057756
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Building 28, Huzhu Road
Zhongyuan District, Zhengzhou
People’s Republic of China
(86) 371-6771-6850

(Address and Telephone Number of Principal Executive Offices)

Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, DE 19808
(800) 222-2122

(Name, Address and Telephone Number of Agent for Service)

Copies to

Thomas J. Poletti, Esq. Ayla A. Nazli, Esq. K&L Gates LLP 10100 Santa Monica Blvd., 7th Floor Los Angeles, CA 90067 Telephone (310) 552-5000 Facsimile (310) 552-5001	Joseph V. Stubbs, Esq. Scott Galer, Esq. Stubbs Alderton & Markiles, LLP 15260 Ventura Boulevard, 20th Floor Sherman Oaks, California 91403 Telephone (818) 444-4500 Facsimile (818) 444-4520

Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)		Proposed Maximum Offering Price per Share			Proposed Maximum Aggregate Offering Price			Amount of Registration Fee
Common Stock, $0.0001 par value per share	—			$—			$2,213,750	(2)	$123.53
Common Stock, $0.0001 par value per share	600,055	(3)		$3.50	(6)		$2,100,193	(6)	$117.19
Common Stock, $0.0001 par value per share	85,723	(4)		$3.50	(6)		$300,031	(6)	$16.74
Common Stock, $0.0001 par value per share	3,110,600	(5)		$3.50	(6)		$10,887,100	(6)	$607.50
Underwriter’s Warrants to Purchase Common Stock	55,000	(7)	$	N/A		$	N/A		N/A	(8)
Common Stock Underlying Underwriter’s Warrants, $0.0001 par value per share	55,000	(9)	$	N/A			$231,000	(10)	$12.89
Total Registration Fee									$877.85	(11)

(1)	In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	This Registration Statement covers the initial public offering of up to 550,000 shares of common stock (in addition to 82,500 shares of common stock which the underwriter has the option to purchase to cover over-allotments, if any) under an IPO prospectus through the underwriter. The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(3)	This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling stockholders of the Registrant of up to 600,055 shares of common stock previously issued to the selling stockholders as named in the Resale Prospectus.
(4)	Represents shares of the Registrant’s common stock being registered for resale that have been or may be acquired upon the exercise of warrants that have been previously issued to selling stockholders named in the Resale Prospectus.
(5)	Represents shares of the Registrant’s common stock being registered for resale that have been or may be acquired upon the conversion of Series A Convertible Preferred Stock that have been previously issued to selling stockholders named in the Resale Prospectus.
(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(7)	Represents the maximum number of warrants to purchase the Registrant’s common stock to be issued to the underwriter in connection with the initial public offering.
(8)	In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the underwriter’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.
(9)	Represents the maximum number of shares of the Registrant’s common stock issuable upon exercise of the underwriter’s warrants.
(10)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on an exercise price of $4.20 per share.
(11)	This amount is being paid herewith.

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two prospectuses, as set forth below.

•	IPO Prospectus. A prospectus to be used for the initial public offering by the Registrant of up to 550,000 shares of the Registrant's common stock (in addition to 82,500 shares that may be sold upon exercise of the underwriter’s over-allotment option) (the “IPO Prospectus”) through the underwriter named on the cover page of the IPO Prospectus. We are also registering the warrants and shares of common stock underlying the warrants to be received by the underwriter in this offering.
•	Resale Prospectus. A prospectus to be used for the resale by selling stockholders of up to 3,796,378 shares of the Registrant’s common stock (including 85,723 shares that have been or may be acquired upon the exercise of warrants and 3,110,600 shares that have been or may be acquired upon the conversion of Series A Convertible Preferred Stock that have been previously issued to selling stockholders named in the Resale Prospectus) (the “Resale Prospectus”).

The Resale Prospectus is substantively identical to the IPO Prospectus, except for the following principal points:

•	they contain different outside and inside front covers;
•	they contain different Offering sections in the Prospectus Summary section on page 3;
•	they contain different Use of Proceeds sections on page 26;
•	the Capitalization and Dilution sections are deleted from the Resale Prospectus on page 27 and page 28, respectively;
•	a Selling Stockholder section is included in the Resale Prospectus beginning on page 68A;
•	references in the IPO Prospectus to the Resale Prospectus will be deleted from the Resale Prospectus;
•	the Underwriting section from the IPO Prospectus on page 68 is deleted from the Resale Prospectus and a Plan of Distribution is inserted in its place;
•	the Legal Matters section in the Resale Prospectus on page 70 deletes the reference to counsel for the underwriter; and
•	the outside back cover of the IPO Prospectus is deleted from the Resale Prospectus.

The Registrant has included in this Registration Statement, after the financial statements, a set of alternate pages to reflect the foregoing differences of the Resale Prospectus as compared to the IPO Prospectus.

Notwithstanding the Resale Prospectus, certain of the selling stockholders named in the Resale Prospectus holding an aggregate of 3,110,600 shares of common stock underlying Series A Convertible Preferred Stock that were purchased in a private placement transaction that closed on May 5, 2009 have agreed that they will not sell any of such securities until 90 days after our common stock begins to be listed or quoted on either the New York Stock Exchange, NYSE Amex, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-twelfth of their shares will be released from the lock-up restrictions, and after which their shares will automatically be released from the lock-up restrictions every 30 days in eleven equal installments.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION, DATED JUNE 30, 2009

550,000 Shares

ZST DIGITAL NETWORKS, INC.

Common Stock

We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended. Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on the NYSE Amex. We propose to obtain the trading symbol “ZDT”. We expect that the public offering price of our common stock will be between $3.00 and $3.50 per share.

Please also refer to the Resale Prospectus immediately following this prospectus which describes the concurrent offering by our selling stockholders of up to 3,796,378 shares of our common stock (including 85,723 shares that have been or may be acquired upon the exercise of warrants and 3,110,600 shares that have been or may be acquired upon the conversion of Series A Convertible Preferred Stock that have been previously issued to the selling stockholders named in the Resale Prospectus).

The purchase of the securities involves a high degree of risk. See section entitled “Risk Factors” beginning on page 4.

	Per Share		Total
Public offering price	$	[]	$	[]
Underwriting discounts and commissions	$	[]	$	[]
Proceeds, before expenses, to ZST Digital Networks, Inc.	$	[]	$	[]

The underwriter has a 45-day option to purchase up to 82,500 additional shares of common stock from us solely to cover over-allotments, if any. The underwriter will also receive a warrant to purchase 55,000 shares of our common stock in connection with this offering.

The underwriter expects to deliver the shares of common stock to purchasers on or about [], 2009.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

WestPark Capital, Inc.

The Date of this Prospectus is: [], 2009

ZST DIGITAL NETWORKS, INC.

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

i

PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading “Risk Factors” beginning on page 4. Unless otherwise indicated, all share and per share information gives effect to the conversion of all of our outstanding shares of Series A Convertible Preferred Stock into shares of our common stock (the “Series A Conversion”).

As used in this prospectus, unless otherwise indicated, the terms “we”, “our”, “us”, “Company” and “ZST” refer to ZST Digital Networks, Inc., a Delaware corporation, formerly known as SRKP 18, Inc. (“SRKP 18”), its wholly-owned subsidiary, World Orient Universal Limited, a company organized in the British Virgin Islands (“World Orient”), its wholly-owned subsidiary, Global Asia Universal Limited, a company organized in the British Virgin Islands (“Global Asia”), its wholly-owned subsidiary, Everfair Technologies, Ltd., a company organized in Hong Kong (“Everfair”), and its wholly-owned subsidiary, Zhengzhou Shenyang Technology Company Limited, a company organized in the People’s Republic of China (“Zhengzhou ZST”). “China” or “PRC” refers to the People’s Republic of China. “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.

ZST Digital Networks, Inc.

We are principally engaged in supplying digital and optical network equipment to cable system operators in the Henan Province of China. The Company has developed a line of internet protocol television (“IPTV”) set-top boxes that are used to provide bundled cable television, Internet and telephone services to residential and commercial customers. The Company has assisted in the installation and construction of over 400 local cable networks covering more than 90 municipal districts, counties, townships, and enterprises. The Company’s services and products have been recognized with various certifications, including “integrated computer information system qualification class III” issued by the Ministry of Industry Information, “communication user cable construction enterprise qualification” issued by the Henan Province Administration of Communication, “Henan Province Security Technology Prevention Engineering Qualification Class III”, a certificate of “ISO9001: 2000 Quality System Authentication”, and “Double High” certification, high-tech product and high-tech enterprise issued by the Henan Province government.

At present, the Company’s main clients are broadcasting TV bureaus and cable network operators serving various cities and counties. The Company has over 30 main customers, including the broadcasting TV bureaus and cable network operators of the cities of Nanyang, Mengzhou, Xuchang, Pingdingshan, Kaifeng, Zhoukou and Gongyi, and the counties of Yuanyang, Luoning, Neihuang, Yinyang, Xixia, Kaifeng, Nanzhao, and Gushi.

In the near future, the Company plans to joint venture with cable network operators to provide bundled television programming, Internet and telephone services to residential customers in cities and counties located in the Henan Province of China.

Corporate Information

We were incorporated in the State of Delaware on December 7, 2006. We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.

On January 9, 2009, we closed a share exchange transaction pursuant to which we (i) issued 1,985,000 shares of our common stock to acquire 100% equity ownership of World Orient, (ii) assumed the operations of World Orient and its subsidiaries, including Zhengzhou ZST, and (iii) changed our name from SRKP 18, Inc. to ZST Digital Networks, Inc.

Our corporate offices are located at Building 28, Huzhu Road, Zhongyuan District, Zhengzhou, China. Our telephone number is (86) 371-6771-6850.

We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended. Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on the NYSE Amex.

Recent Events

Share Exchange

On December 11, 2008, we entered into a share exchange agreement, as amended on January 9, 2009 (the “Exchange Agreement”), with World Orient and its stockholders, pursuant to which the stockholders would transfer all of the issued and outstanding shares of World Orient to the Company in exchange for 1,985,000 shares of our common stock (the “Share Exchange”). On January 9, 2009, the Share Exchange closed and World Orient became our wholly-owned subsidiary and we immediately changed our name from “SRKP 18, Inc.” to “ZST Digital Networks, Inc.” A total of 1,985,000 shares were issued to the former stockholders of World Orient.

Purchase Right

On January 14, 2009, Zhong Bo, our Chief Executive Officer and Chairman of the Board, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”) each entered into a Common Stock Purchase Agreement pursuant to which the Company issued and the ZST Management agreed to purchase an aggregate of 12,530,000 shares of our common stock at a per share purchase price of $0.2806 (the “Purchase Right”). The purchase price for the shares was paid in full on May 25, 2009. Each of the stockholders and warrantholders of the Company prior to the Share Exchange agreed to cancel 0.3317 shares of common stock and warrants to purchase 0.5328 shares of common stock held by each of them for each one (1) share of common stock purchased by the ZST Management pursuant to the Purchase Right (the “Share and Warrant Cancellation”). Pursuant to the Share and Warrant Cancellation, an aggregate of 4,156,390 shares of common stock and warrants to purchase 6,676,390 shares of common stock held by certain of our stockholders and warrantholders prior to the Share Exchange were cancelled.

Private Placement

On May 5, 2009, we completed the final closing in a series of five closings beginning January 9, 2009 of a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 3,110,600 shares of Series A Convertible Preferred Stock at $1.60 per share. As a result, we received gross proceeds in the amount of approximately $4.98 million. As of the date of this prospectus, the conversion price of the Series A Convertible Preferred Stock is equal to $1.60. See “Description of Securities — Preferred Stock” on page 61 for a more complete description of our Series A Convertible Preferred Stock.

Restructuring

Our BVI subsidiary, World Orient, its wholly-owned BVI subsidiary, Global Asia, and Global Asia’s wholly-owned Hong Kong subsidiary, Everfair, were owned by non-PRC individuals. Everfair obtained all the equity interests of Zhengzhou ZST further to an Equity Purchase Agreement dated October 10, 2008 (the “Equity Purchase Agreement”) by and among Everfair, Zhong Bo, our Chief Executive Officer and Chairman of the Board, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”).

Following the full exercise of the Purchase Right and Share and Warrant Cancellation, Mr. Zhong beneficially owns approximately 59.87% of our outstanding common stock (after giving effect to the Series A Conversion). See “Risk Factors” beginning on page 4 for a more complete description of the aforementioned restructuring and risks associated therewith.

THE OFFERING

Common stock we are offering
550,000 shares(1)
Common stock outstanding after the offering
21,115,600 shares(2)
Offering price
$3.00 to $3.50 per share (estimate)
Use of proceeds
We intend to use the net proceeds of this offering for general corporate purposes. See “Use of Proceeds” on page 26 for more information on the use of proceeds.
Risk factors
Investing in these securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 4.

(1)	Excludes (i) up to 82,500 shares that may be sold upon the underwriter’s over-allotment option and (ii) up to 55,000 shares of common stock underlying warrants to be received by the underwriter in this offering. We are also concurrently registering for resale under a separate prospectus up to 3,796,378 shares of our common stock held by the selling stockholders named under such prospectus (including 85,723 shares that have been or may be acquired upon the exercise of warrants and 3,110,600 shares that have been or may be acquired upon the conversion of Series A Convertible Preferred Stock that have been previously issued to selling stockholders named in such prospectus). None of these securities are being offered by us and we will not receive any proceeds from the sale of these shares. For additional information, see above under “Prospectus Summary — Recent Events.”
(2)	Based on 20,565,600 shares of common stock issued and outstanding as of June 30, 2009 (after giving effect to the Series A Conversion) and 550,000 shares of common stock issued in the public offering (excluding the underwriter’s over-allotment option of up to 82,500 shares and the underwriter’s warrants to purchase up to 55,000 shares of common stock).

RISK FACTORS

Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information set forth below.

As used in this prospectus, unless otherwise indicated, the terms “we,” “our,” “us,” “Company” and “ZST” refer to ZST Digital Networks, Inc., a Delaware corporation, formerly known as SRKP 18, Inc. (“SRKP 18”). We conduct our business through our subsidiaries, which include our wholly-owned subsidiary, World Orient Universal Limited, a company organized in the British Virgin Islands (“World Orient”), its wholly-owned subsidiary, Global Asia Universal Limited, a company organized in the British Virgin Islands (“Global Asia”), its wholly-owned subsidiary, Everfair Technologies, Ltd., a company organized in Hong Kong (“Everfair”), and its wholly-owned subsidiary, Zhengzhou Shenyang Technology Company Limited, a company organized in the People’s Republic of China (“Zhengzhou ZST”).

“China” or “PRC” refers to the People’s Republic of China. “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.

Risks Related to Our Operations

We derive substantially all of our revenues from sales in the PRC and any downturn in the Chinese economy could have a material adverse effect on our business and financial condition.

Substantially all of our revenues are generated from sales in the PRC. We anticipate that revenues from sales of our products in the PRC will continue to represent the substantial portion of our total revenues in the near future. Our sales and earnings can also be affected by changes in the general economy since purchases of cable television services are generally discretionary for consumers. Our success is influenced by a number of economic factors which affect disposable consumer income, such as employment levels, business conditions, interest rates, oil and gas prices and taxation rates. Adverse changes in these economic factors, among others, may restrict consumer spending, thereby negatively affecting our sales and profitability.

We are and will continue to be subject to rapidly declining average selling prices, which may harm our results of operations.

Set-top boxes and networking products such as those we offer are often subject to declines in average selling prices due to rapidly evolving technologies, industry standards and consumer preferences. These products are also subject to rapid technological changes which often cause product obsolescence. Companies within our industry are continuously developing new products with heightened performance and functionality. This puts pricing pressure on existing products and constantly threatens to make them, or causes them to be, obsolete. Our typical product’s life cycle is short, typically generating lower average selling prices as the cycle matures. If we fail to accurately anticipate the introduction of new technologies, we may possess significant amounts of obsolete inventory that can only be sold at substantially lower prices and profit margins than we anticipated. In addition, if we fail to accurately anticipate the introduction of new technologies, we may be unable to compete effectively due to our failure to offer products most demanded by the marketplace. If any of these failures occur, our sales, profit margins and profitability will be adversely affected.

In addition, network systems operators expect suppliers, such as our Company, to cut their costs and lower the price of their products to lessen the negative impact on their own profit margins. As a result, we have previously reduced the price of some of our products and expect to continue to face market-driven downward pricing pressures in the future. Our results of operations will suffer if we are unable to offset any declines in the average selling prices of our products by developing new or enhanced products with higher selling prices or gross profit margins, increasing our sales volumes or reducing our production costs.

If we do not correctly forecast demand for our products, we could have costly excess production or inventories and we may not be able to secure sufficient or cost effective quantities of our products or production materials and our revenues, cost of revenues and financial condition could be adversely affected.

The demand for our products depends on many factors, including pricing and inventory levels, and is difficult to forecast due in part to variations in economic conditions, changes in consumer and business preferences, relatively short product life cycles, changes in competition, seasonality and reliance on key third party carriers. It is particularly difficult to forecast demand by individual product. Significant unanticipated fluctuations in demand, the timing and disclosure of new product releases or the timing of key sales orders could result in costly excess production or inventories or the inability to secure sufficient, cost-effective quantities of our products or production materials. These inventory risks are particularly acute during end product transitions in which a new generation of set-top boxes is being deployed and inventory of older generation set-top boxes is at a higher risk of obsolescence. Furthermore, because of the competitive nature of the set-top box business and the short-term nature of our purchase orders, we could in the future be required to reduce the average selling-prices of our set-top boxes, which in turn would adversely affect our gross margins and profitability. This could adversely impact our revenues, cost of revenues and financial condition.

We depend on sales of set-top boxes for a substantial portion of our revenue, and if sales of our set-top boxes decline or we are not able to penetrate new markets for set-up boxes, our business and financial position will suffer.

The substantial portion of our revenues consists primarily of sales of our set-top boxes. In addition, we currently derive, and expect to continue to derive in the near term, revenue from sales of our set-top boxes to a limited number of customers. Continued market acceptance of our set-top boxes is critical to our future success. If we are not able to expand sales of our set-top boxes to other providers of digital television, our growth prospects will be limited, and our revenues will be substantially impacted.

Our set-up boxes were initially designed for, and have been deployed mostly by, providers of cable-delivered digital television. To date, we have not made any sales of our set-top boxes to direct-to-home satellite providers. In addition, the set-top box market is highly competitive and we expect competition to intensify in the future. In particular, we believe that most set-top boxes are sold by a small number of well entrenched competitors who have long-standing relationships with direct-to-home satellite providers. This competition may make it more difficult for us to sell home satellite set-top boxes, and may result in pricing pressure, small profit margins, high sales and marketing expenses and failure to obtain market share, any of which could likely seriously harm our business, operating results and financial condition.

Our business may suffer if cable television operators, who currently comprise our customer base, do not compete successfully with existing and emerging alternative platforms for delivering digital television, including terrestrial networks, internet protocol television and direct-to-home satellite service providers.

Our existing customers are cable television operators, which compete with direct-to-home satellite video providers and terrestrial broadcasters for the same pool of viewers. As technologies develop, other means of delivering information and entertainment to television viewers are evolving. For example, some telecommunications companies are seeking to compete with terrestrial broadcasters, cable television network operators and direct-to-home satellite services by offering internet protocol television, which allows telecommunications companies to stream television programs through telephone lines or fiber optic lines. To the extent that the terrestrial television networks, telecommunications companies and direct-to-home satellite providers compete successfully against cable television networks services for viewers, the ability of our existing customer base to attract and retain subscribers may be adversely affected. As a result, demand for our set-top boxes could decline and we may not be able to sustain our current revenue levels.

Our products may contain errors or defects, which could result in the rejection of our products, damage to our reputation, lost revenues, diverted development resources and increased service costs, warranty claims and litigation.

Our products are complex and must meet stringent user requirements. In addition, we must develop our products to keep pace with the rapidly changing markets. Sophisticated products like ours are likely to contain undetected errors or defects, especially when first introduced or when new models or versions are released. Our products may not be free from errors or defects after commercial shipments have begun, which could result in the rejection of our products and jeopardize our relationship with carriers. End users may also reject or find issues with our products and have a right to return them even if the products are free from errors or defects. In either case, returns or quality issues could result in damage to our reputation, lost revenues, diverted development resources, increased customer service and support costs, and warranty claims and litigation which could harm our business, results of operations and financial condition.

We intend to make significant investments in new products and services that may not be profitable.

We have made and will continue to make significant investments in research, development, and marketing for new products, services, and technologies. Investments in new technology are inherently speculative and commercial success depends on many factors including novelty, service and support, and effective sales and marketing. We may not achieve significant revenue from new product and service investments for a number of years, if at all. Moreover, new products and services may not be profitable, and even if they are profitable, operating margins for new products and businesses may be minimal.

We are subject to intense competition in the industry in which we operate, which could cause material reductions in the selling price of our products or losses of our market share.

The market for set-top boxes and networking products is highly competitive, especially with respect to pricing and the introduction of new products and features. Our products compete primarily on the basis of:

•	reliability;
•	brand recognition;
•	quality;
•	price;
•	design; and
•	quality service and support to retailers and our customers.

Currently, there are many significant competitors in the set-top box business including several established companies who have sold set-top boxes to major cable operators for many years. These competitors include companies such as Motorola, Cisco Systems, and Pace. In addition, a number of rapidly growing companies have recently entered the market, many of them with set-top box offerings similar to our existing set-top box products. We also expect additional competition in the future from new and existing companies who do not currently compete in the market for set-top boxes. As the set-top box business evolves, our current and potential competitors may establish cooperative relationships among themselves or with third parties, including software and hardware companies that could acquire significant market share, which could adversely affect our business. We also face competition from set-top boxes that have been internally developed by digital video providers.

In recent years, we and many of our competitors, have regularly lowered prices, and we expect these pricing pressures to continue. If these pricing pressures are not mitigated by increases in volume, cost reductions from our supplier or changes in product mix, our revenues and profits could be substantially reduced. As compared to us, many of our competitors have:

•	significantly longer operating histories;
•	significantly greater managerial, financial, marketing, technical and other competitive resources; and
•	greater brand recognition.

As a result, our competitors may be able to:

•	adapt more quickly to new or emerging technologies and changes in customer requirements;
•	devote greater resources to the promotion and sale of their products and services; and
•	respond more effectively to pricing pressures.

These factors could materially adversely affect our operations and financial condition. In addition, competition could increase if:

•	new companies enter the market;
•	existing competitors expand their product mix; or
•	we expand into new markets.

An increase in competition could result in material price reductions or loss of our market share.

Changes in existing technologies or the emergence of new products or technologies could significantly harm our business.

Our businesses change rapidly as new technologies are developed. These new technologies may cause our services and products to become obsolete. Changes in existing technologies could also cause demand for our products and services to decline. For example, if changes in technology allow digital television subscribers to use devices such as personal computers, cable ready televisions and network based digital video recording services in place of set-top boxes, our customers may not need to purchase our set-top boxes to provide their digital television subscribers with digital video recording and other set-top box features. One or more new technologies also could be introduced that compete favorably with our set-top boxes or that cause our set-top boxes to no longer be of significant benefit to our customers.

We and our suppliers also may not be able to keep pace with technological developments. Alternatively, if the new technologies on which we intend to focus our research and development investments fail to achieve acceptance in the marketplace, we could suffer a material adverse effect on our future competitive position that could cause a reduction in our revenues and earnings. Our competitors could also obtain or develop proprietary technologies that are perceived by the market as being superior to ours. Further, after we have incurred substantial research and development costs, one or more of the technologies under development could become obsolete prior to its introduction. Finally, delays in the delivery of components or other unforeseen problems may occur that could materially and adversely affect our ability to generate revenue, offer new products and services and remain competitive.

Technological innovation is important to our success and depends, to a significant degree, on the work of technically skilled employees. Competition for the services of these types of employees is intense. We may not be able to attract and retain these employees. If we are unable to attract and maintain technically skilled employees, our competitive position could be materially and adversely affected.

The loss or significant reduction in business of any of our key customers could materially and adversely affect our revenues and earnings.

We are highly dependent upon sales of our products to certain of our customers. During our fiscal year ended December 31, 2008, Neihuang Radio & Television Bureau and Kaifeng Radio & Television Bureau both accounted for approximately 10% of our net revenues. During the fiscal year ended December 31, 2007, Nanyang Radio & Television Bureau, Mengzhou Radio & Television Bureau and Xuchang Radio & Television Bureau accounted for approximately 16%, 14% and 13%, respectively, of our net revenues. During the fiscal year December 31, 2006, Kaifeng Radio & Television Bureau, Xinye Radio & Television Bureau, Xuchang Radio & Television Bureau, Huaxian Radio & Television Bureau and Nanyang Radio & Television Bureau accounted for approximately 24%, 24%, 19%, 13% and 10%, respectively, of our net revenues. No other customer accounted for greater than 5% of our net revenues during these periods. All purchases of our products by customers are made through purchase orders and we do not have long-term contracts with any of our customers. The loss of Neihuang County Broadcasting Television Information Network Center and Henan Cable TV Network Group Co., Ltd. Kaifeng Branch, or any of our other customers to which we sell a significant amount of our products or any significant portion of orders from Cable TV Station of Pingdingshan and Cable TV Station of Nanyang, or such other customers or any material adverse change in the financial condition of such customers could negatively affect our revenues and decrease our earnings.

We cannot rely on long-term purchase orders or commitments to protect us from the negative financial effects of a decline in demand for our products. The limited certainty of product orders can make it difficult for us to forecast our sales and allocate our resources in a manner consistent with our actual sales. Moreover, our expense levels are based in part on our expectations of future sales and, if our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls. Cancellations or reductions of customer orders could result in the loss of anticipated sales without allowing us sufficient time to reduce our inventory and operating expenses. Furthermore, because we depend on a small number of customers for the vast majority of our sales, the magnitude of the ramifications of these risks is greater than if our sales were less concentrated with a small number of customers. As a result of our lack of long-term purchase orders and purchase commitments we may experience a rapid decline in our sales and profitability.

In addition, there is a relatively small number of potential new customers for our set-top boxes and we expect this customer concentration to continue for the foreseeable future. Therefore, our operating results will likely continue to depend on sales to a relatively small number of customers, as well as the continued success of these customers. If we do not develop relationships with new customers, we may not be able to expand our customer base or maintain or increase our revenue.

We depend on a limited number of suppliers for components for our products. The inability to secure components for our products could reduce our revenues and adversely affect our relationship with our customers.

We rely on a limited number of suppliers for our component parts and raw materials. Although there are many suppliers for each of our component parts and raw materials, we are dependent on a limited number of suppliers for many of the significant components and raw materials. This reliance involves a number of significant potential risks, including:

•	lack of availability of materials and interruptions in delivery of components and raw materials from our suppliers;
•	manufacturing delays caused by such lack of availability or interruptions in delivery;
•	fluctuations in the quality and the price of components and raw materials, in particular due to the petroleum price impact on such materials; and
•	risks related to foreign operations.

We generally do not have any long-term or exclusive purchase commitments with any of our suppliers. Hangzhou Jingbao Electronic Ltd., Farway Electronics Factory and Henan Hui-ke Electronics Co., Ltd. are our largest suppliers of components for our products, each of which accounted for more than 10% of our purchases of components for our products for the fiscal year ended December 31, 2008 and the fiscal year ended December 31, 2007. In addition, Henan Hui-ke Electronics Co., Ltd., Zhengzhou Chung Heng Technology and Henan Deke Co., Ltd. each accounted for more than 10% of our purchases of components for our products for the three months ended March 31, 2009. Our failure to maintain existing relationships with our suppliers or to establish new relationships in the future could also negatively affect our ability to obtain our components and raw materials used in our products in a timely manner. If we are unable to obtain ample supply of products from our existing suppliers or alternative sources of supply, we may be unable to satisfy our customers’ orders which could materially and adversely affect our revenues and our relationship with our customers.

Certain disruptions in supply of and changes in the competitive environment for components and raw materials integral to our products may adversely affect our profitability.

We use a broad range of materials and supplies, including LCDs, ICs, flash memories, WiFi modules, GPS modules, capacitors, resistors, switches, connectors, batteries and other electronic components in our products. A significant disruption in the supply of these materials could decrease production and shipping levels, materially increase our operating costs and materially adversely affect our profit margins. Shortages of materials or interruptions in transportation systems, labor strikes, work stoppages, war, acts of terrorism or other interruptions to or difficulties in the employment of labor or transportation in the markets in which we purchase materials, components and supplies for the production of our products, in each case may adversely affect our ability to maintain production of our products and sustain profitability. If we were to experience a significant or prolonged shortage of critical components and raw materials from any of our suppliers and could not procure the components from other sources, we would be unable to meet our production schedules for some of our key products and to ship such products to our customers in a timely fashion, which would adversely affect our sales, margins and customer relations.

Substantial defaults by our customers on accounts receivable or the loss of significant customers could have a material adverse effect on our business.

A substantial portion of our working capital consists of accounts receivable from customers. If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for products and services, or to make payments in a timely manner, our business, results of operations or financial condition could be materially adversely affected. An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collection costs and defaults in excess of management’s expectations. A significant deterioration in our ability to collect on accounts receivable could also impact the cost or availability of financing available to us.

In addition, our business is characterized by long periods for collection from our customers and short periods for payment to our suppliers, the combination of which may cause us to have liquidity problems. We experience an average accounts settlement period ranging from one month to as high as four months from the time we sell our products to the time we receive payment from our customers. In contrast, we typically need to place certain deposits and advances with our suppliers on a portion of the purchase price in advance and for some suppliers we must maintain a deposit for future orders. Because our payment cycle is considerably shorter than our receivable cycle, we may experience working capital shortages. Working capital management, including prompt and diligent billing and collection, is an important factor in our results of operations and liquidity. We cannot assure you that system problems, industry trends or other issues will not extend our collection period, adversely impact our working capital.

Our operations would be materially adversely affected if third-party carriers were unable to transport our products on a timely basis.

All of our products are shipped through third party carriers. If a strike or other event prevented or disrupted these carriers from transporting our products, other carriers may be unavailable or may not have the capacity to deliver our products to our customers. If adequate third party sources to ship our products were unavailable at any time, our business would be materially adversely affected.

Our quarterly results may fluctuate because of many factors and, as a result, investors should not rely on quarterly operating results as indicative of future results.

Fluctuations in operating results or the failure of operating results to meet the expectations of public market analysts and investors may negatively impact the value of our securities. Quarterly operating results may fluctuate in the future due to a variety of factors that could affect revenues or expenses in any particular quarter. Fluctuations in quarterly operating results could cause the value of our securities to decline. Investors should not rely on quarter-to-quarter comparisons of results of operations as an indication of future performance. As a result of the factors listed below, it is possible that in future periods results of operations may be below the expectations of public market analysts and investors. This could cause the market price of our securities to decline. Factors that may affect our quarterly results include:

•	seasonal variations in operating results;
•	variations in the sales of our products to our significant customers;
•	the discretionary nature of our customers’ demands and spending patterns;
•	variations in manufacturing and supplier relationships;
•	fluctuation and unpredictability of costs related to the components and raw materials used to manufacture our products;

•	if we are unable to correctly anticipate and provide for inventory requirements from quarter to quarter, we may not have sufficient inventory to deliver our products to our customers in a timely fashion or we may have excess inventory that we are unable to sell;
•	competition from our competitors;
•	changes in market and economic conditions;
•	vulnerability of our business to a general economic downturn in China;
•	changes in the laws of the PRC that affect our operations; and
•	our ability to obtain necessary government certifications and/or licenses to conduct our business.

In addition, our quarterly operating results could be materially adversely affected by political instability, war, acts of terrorism or other disasters.

As a result of these and other factors, revenues for any quarter are subject to significant variation, which may adversely affect our results of operations and the market price for our common stock.

We depend upon a patent we license from a third party, Zhong Bo, our Chief Executive Officer and Chairman of the Board. The loss of this license, an increase in the costs of this license or Mr. Zhong’s failure to properly maintain or enforce the patent underlying such license may require us to suspend our operations until we obtain replacements and/or redesign our products.

We rely upon certain patents licensed from our Chief Executive Officer and Chairman of the Board, Zhong Bo, which gives us rights to third party intellectual property that is necessary or useful for our business. We may also enter into additional licenses to third party intellectual property in the future. In addition, because we do not own any patents relating to our technologies, we do not have the right to defend perceived infringements of patents relating to such technologies. Thus, our success will depend in part on the ability and willingness of our licensors to obtain, maintain and enforce patent protection for our licensed intellectual property, in particular, those patents to which we have secured exclusive rights. Our licensors may not successfully prosecute the patent applications for the intellectual property we have licensed. Even if patents issue in respect of these patent applications, our licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we would. Without protection for the intellectual property we license, other companies might be able to offer substantially identical products for sale, which could adversely affect our competitive business position and harm our business prospects.

Our ability to compete partly depends on the superiority, uniqueness and value of our technologies, including both internally developed technology and technology licensed from third parties. To protect our proprietary rights, we rely on a combination of trademark, patent, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. Despite our efforts to protect our intellectual property, any of the following occurrences may reduce the value of our intellectual property:

•	our applications for trademarks or patents may not be granted and, if granted, may be challenged or invalidated;
•	issued patents, copyrights and trademarks may not provide us with any competitive advantages;
•	our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology or dilution of our trademarks;
•	our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those that we develop; or
•	another party may obtain a blocking patent that would force us to either obtain a license or design around the patent to continue to offer the contested feature or service in our technologies.

We rely on trade secret protections through confidentiality agreements with our employees, customers and other parties; the breach of such agreements could adversely affect our business and results of operations.

We also rely on trade secrets, which we seek to protect, in part, through confidentiality and non-disclosure agreements with our employees, customers and other parties. There can be no assurance that these agreements will not be breached, that we would have adequate remedies for any such breach or that our trade secrets will not otherwise become known to or independently developed by competitors. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed projects, disputes may arise as to the proprietary rights to such information that may not be resolved in our favor. We may be involved from time to time in litigation to determine the enforceability, scope and validity of our proprietary rights. Any such litigation could result in substantial cost and diversion of effort by our management and technical personnel.

We intend to pursue future acquisitions. Our business may be adversely affected if we cannot consummate acquisitions on satisfactory terms, or if we cannot effectively integrate acquired operations.

Part of our growth strategy involves the acquisition of other companies. Any future growth through acquisitions will be partially dependent upon the availability of suitable acquisition candidates at favorable prices and upon advantageous terms and conditions. We intend to pursue acquisitions that we believe will present opportunities consistent with our overall business strategy. However, we may not be able to find suitable acquisition candidates to purchase or may be unable to acquire desired businesses or assets on economically acceptable terms. In addition, we may not be able to raise the capital necessary to fund future acquisitions. In addition, acquisitions involve risks that the businesses acquired will not perform in accordance with expectations and that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect.

We regularly engage in discussions with respect to potential acquisition and investment opportunities. If we consummate an acquisition, our capitalization and results of operations may change significantly. Future acquisitions could likely result in the incurrence of additional debt and contingent liabilities and an increase in interest and amortization expenses or periodic impairment charges related to goodwill and other intangible assets as well as significant charges relating to integration costs.

In addition, we may not be able to successfully integrate any business we acquire into our existing business. The successful integration of new businesses depends on our ability to manage these new businesses and cut excess costs. The successful integration of future acquisitions may also require substantial attention from our senior management and the management of the acquired business, which could decrease the time that they have to service and attract customers and develop new products and services. In addition, because we may actively pursue a number of opportunities simultaneously, we may encounter unforeseen expenses, complications and delays, including difficulties in employing sufficient staff and maintaining operational and management oversight.

We will need additional capital to implement our current business strategy, which may not be available to us, and if we raise additional capital, it may dilute your ownership in us.

Although in connection with the Share Exchange we closed a private placement transaction whereby we received gross proceeds of approximately $4.98 million (the “Private Placement”), we currently depend on bank loans and net revenues to meet our short-term cash requirements. In order to grow revenues and sustain profitability, we will need additional capital. We are currently conducting a public offering financing, of which this prospectus is a part. Obtaining additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive to us. We cannot assure you that we will be able to obtain any additional financing. If we are unable to obtain the financing needed to implement our business strategy, our ability to increase revenues will be impaired and we may not be able to sustain profitability.

The capital and credit markets have been experiencing extreme volatility and disruption for more than twelve months. In recent months, the volatility and disruption have reached unprecedented levels. In some cases, the markets have exerted downward pressure on availability of liquidity and credit capacity for certain issuers. We have historically relied on credit to fund our business and we need liquidity to pay our operating expenses. Without sufficient liquidity, we will be forced to curtail our operations, and our business will suffer. Disruptions, uncertainty or volatility in the capital and credit markets may also limit our access to capital required to operate our business. Such market conditions may limit our ability to replace, in a timely manner, maturing liabilities and access the capital necessary to operate and grow our business. As such, we may be forced to delay raising capital or bear an unattractive cost of capital which could decrease our profitability and significantly reduce our financial flexibility. Our results of operations, financial condition, cash flows and capital position could be materially adversely affected by disruptions in the financial markets.

Our failure to effectively manage growth could harm our business.

We have rapidly and significantly expanded the number and types of products we sell, and we will endeavor to further expand our product portfolio. We must continually introduce new products and technologies, enhance existing products in order to remain competitive, and effectively stimulate customer demand for new products and upgraded versions of our existing products.

This expansion of our products places a significant strain on our management, operations and engineering resources. Specifically, the areas that are strained most by our growth include the following:

•	New Product Launch. With the growth of our product portfolio, we experience increased complexity in coordinating product development, manufacturing, and shipping. As this complexity increases, it places a strain on our ability to accurately coordinate the commercial launch of our products with adequate supply to meet anticipated customer demand and effective marketing to stimulate demand and market acceptance. If we are unable to scale and improve our product launch coordination, we could frustrate our customers and lose retail shelf space and product sales;
•	Forecasting, Planning and Supply Chain Logistics. With the growth of our product portfolio, we also experience increased complexity in forecasting customer demand and in planning for production, and transportation and logistics management. If we are unable to scale and improve our forecasting, planning and logistics management, we could frustrate our customers, lose product sales or accumulate excess inventory; and
•	Support Processes. To manage the growth of our operations, we will need to continue to improve our transaction processing, operational and financial systems, and procedures and controls to effectively manage the increased complexity. If we are unable to scale and improve these areas, the consequences could include: delays in shipment of product, degradation in levels of customer support, lost sales, decreased cash flows, and increased inventory. These difficulties could harm or limit our ability to expand.

We are dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and operational and technical expertise of certain key personnel. Each of the named executive officers performs key functions in the operation of our business. The loss of a significant number of these employees could have a material adverse effect upon our business, financial condition, and results of operations.

We are dependent on a technically trained workforce and an inability to retain or effectively recruit such employees could have a material adverse effect on our business, financial condition and results of operations.

We must attract, recruit and retain a sizeable workforce of technically competent employees to develop and manufacture our products and provide service support. Our ability to implement effectively our business strategy will depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced engineering and other technical and marketing personnel. There is significant competition for technologically qualified personnel in our business and we may not be successful in recruiting or retaining sufficient qualified personnel consistent with our operational needs.

Our facilities and information systems could be damaged as a result of disasters or unpredictable events, which could have an adverse effect on our business operations.

Our headquarters and major facilities including sales offices and research and development centers are located in China. If major disasters such as earthquakes, fires, floods, wars, terrorist attacks, computer viruses, transportation disasters or other events occur, or our information system or communications network breaks down or operates improperly as a result of such events, our facilities may be seriously damaged, and we may have to stop or delay production and shipment. We may incur expenses relating to such damages.

Risks Related to Doing Business in China

Substantially all of our assets are located in the PRC and substantially all of our revenues are derived from our operations in China, and changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain. Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes. Unlike the common law system prevalent in the United States, decided legal cases have little value as precedent in China. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to, the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

Our principal operating subsidiary, Zhengzhou Shenyang Technology Company Limited (“Zhengzhou ZST”), is considered a foreign invested enterprise under PRC laws, and as a result is required to comply with PRC laws and regulations, including laws and regulations specifically governing the activities and conduct of foreign invested enterprises. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;
•	revoking our business license, other licenses or authorities;
•	requiring that we restructure our ownership or operations; and
•	requiring that we discontinue any portion or all of our business.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

Most of our current operations, including the manufacturing and distribution of our products, are conducted in China. Moreover, all of our directors and officers are nationals and residents of China. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

The scope of our business license in China is limited, and we may not expand or continue our business without government approval and renewal, respectively.

Our principal operating subsidiary, Zhengzhou ZST, is a wholly foreign-owned enterprise, commonly known as a WFOE. A WFOE can only conduct business within its approved business scope, which ultimately appears on its business license. Our license permits us to design, manufacture, sell and market portable electronic products throughout the PRC and overseas. Any amendment to the scope of our business requires further application and government approval. In order for us to expand our business beyond the scope of our license, we will be required to enter into a negotiation with the PRC authorities for the approval to expand the scope of our business. We cannot assure investors that Zhengzhou ZST will be able to obtain the necessary government approval for any change or expansion of its business.

We are subject to a variety of environmental laws and regulations related to our manufacturing operations. Our failure to comply with environmental laws and regulations may have a material adverse effect on our business and results of operations.

We cannot assure you that at all times we will be in compliance with environmental laws and regulations or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws, regulations and permits.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate. Our failure to obtain required prior approval for the share exchange, reverse merger and the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.

The PRC State Administration of Foreign Exchange, or “SAFE,” issued a public notice in November 2005, known as Circular 75, concerning the use of offshore holding companies controlled by PRC residents in mergers and acquisitions in China. This circular requires that (1) a PRC resident shall register with a local branch of the SAFE before he or she establishes or controls an overseas special purpose vehicle, or SPV, for the purpose of overseas equity financing (including convertible debt financing); (2) when a PRC resident contributes the assets of or his or her equity interests in a domestic enterprise to an SPV, or engages in overseas financing after contributing assets or equity interests to an SPV, such PRC resident must register his or her interest in the SPV and any changes in such interest with a local branch of the SAFE; and (3) when the SPV undergoes a material change outside of China, such as a change in share capital or merger or acquisition, the PRC resident shall, within 30 days from the occurrence of the event that triggers the change, register such change with a local branch of the SAFE. In addition, SAFE issued updated internal implementing rules, or the Implementing Rules in relation to Circular 75. The Implementing Rules were promulgated and became effective on May 29, 2007. Such Implementing Rules provide more detailed provisions and requirements regarding the overseas investment foreign exchange registration procedures. However, even after the promulgation of Implementing Rules there still exist uncertainties regarding the SAFE registration for PRC residents’ interests in overseas companies. If any PRC resident stockholder of a SPV fails to make the required SAFE registration and amended registration, the onshore PRC subsidiaries of that offshore company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore entity. Failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions. Because of uncertainty in how the SAFE notice will be interpreted and enforced, we cannot be sure how it will affect our business operations or future plans. For example, Zhengzhou ZST’s ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE notice by our PRC resident beneficial holders over whom we have no control. In addition, we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the SAFE regulations. Failure by any PRC resident beneficial holder to register as required with the relevant branch of SAFE could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit Zhengzhou ZST’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect September 8, 2006. These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or a SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

According to the M&A Regulations, a “Related Party Acquisition” is defined as having taken place when a PRC business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s). Under the M&A Regulations, any Related Party Acquisition must be approved by MOFCOM and any indirect arrangement or series of arrangements which achieves the same end result without the approval of MOFCOM is a violation of PRC law.

Our BVI subsidiary, World Orient, World Orient’s BVI subsidiary, Global Asia, and Global’s Asia’s Hong Kong subsidiary, Everfair, were owned by non-PRC individuals. Everfair obtained all the equity interests of Zhengzhou ZST further to an Equity Purchase Agreement dated October 10, 2008 (the “Equity Purchase Agreement”) by and among Everfair, Zhong Bo, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”). The Equity Purchase Agreement received approval by the Zhengzhou Municipal Bureau of Commerce on November 10, 2008 and Zhengzhou ZST filed all required applications and received all appropriate SAFE approvals from the Henan branch of SAFE.

On January 14, 2009, Zhong Bo, our Chief Executive Officer, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”) each entered into a Common Stock Purchase Agreement pursuant to which the Company issued and the ZST Management agreed to purchase an aggregate of 12,530,000 shares of our common stock at a per share purchase price of $0.2806 (the “Purchase Right”). The purchase price for the shares was paid in full on May 25, 2009. Each of the stockholders and warrantholders of the Company prior to the Share Exchange agreed to cancel 0.3317shares of common stock and warrants to purchase 0.5328 shares of common stock held by each of them for each one (1) share of common stock purchased by the ZST Management pursuant to the Purchase Right (the “Share and Warrant Cancellation”). After giving effect to the Purchase Right and Share and Warrant Cancellation, Mr. Zhong beneficially owns approximately 59.87% of our outstanding common stock (after giving effect to the Series A Conversion).

The PRC regulatory authorities may take the view that the acquisition of Zhengzhou ZST by Everfair, the Share Exchange, the Purchase Right and the Share and Warrant Cancellation are part of an overall series of arrangements which constitute a Related Party Acquisition, because at the end of these transactions, PRC individuals become majority owners and effective controlling parties of a foreign entity that acquired ownership of Zhengzhou ZST. The PRC regulatory authorities may also take the view that the registration of the acquisition of Zhengzhou ZST by Everfair with the Zhengzhou Municipal Bureau of Commerce and the filings with the Henan SAFE may not evidence that the acquisition has been properly approved because the relevant parties did not fully disclose to the Zhengzhou Bureau of Commerce or Henan SAFE of the overall restructuring arrangements, the existence of the Share Exchange and its link with the acquisition of Zhengzhou ZST by Everfair. The PRC legal counsel of Zhengzhou ZST, Han Kun Law Offices, has opined that: (1) the Equity Purchase Agreement and the transactions thereunder have received all requisite approvals from the competent authorities, and all required registrations, certifications and approvals for the Equity Purchase Agreement and the transactions thereunder have been received by Zhengzhou ZST; (2) Zhengzhou ZST has filed all required applications for the Equity Purchase Agreement and the transactions thereunder and has received any and all foreign exchange registrations, certifications and approvals as required, including, but not limited to, those as required from the appropriate national and local branches of SAFE and MOFCOM; and (3) to their best knowledge, the Equity Purchase Agreement and the transactions thereunder do not (a) contravene or circumvent any provision of applicable PRC laws and regulations, including without limitation, the M&A Regulations, Circular 75 and its implementing rules; or (b) contravene the articles of association, business license or other constituent documents of Zhengzhou ZST.

We, however, cannot assure you that the PRC regulatory authorities, MOFCOM in particular, may take the same view as the PRC legal counsel. If the PRC regulatory authorities take the view that the acquisition constitutes a Related Party Acquisition under the M&A Regulations, we cannot assure you we may be able to obtain the approval required from the national offices of MOFCOM.

If the PRC regulatory authorities take the view that the acquisition of Zhengzhou ZST by Everfair constitutes a Related Party Acquisition without the approval of the national offices of MOFCOM, they could invalidate our acquisition and ownership of Zhengzhou ZST. Additionally, the PRC regulatory authorities may take the view that the Share Exchange constitutes a transaction which requires the prior approval of the China Securities Regulatory Commission, or CSRC. If this takes place, we would attempt to find a way to re-establish control of Zhengzhou ZST’s business operations through a series of contractual arrangements rather than an outright purchase of Zhengzhou ZST. But we cannot assure you that any such contractual arrangements will be protected by PRC law or that the Company can receive as complete or effective economic benefit and overall control of Zhengzhou ZST’s business than if the Company had direct ownership of Zhengzhou ZST. In addition, we cannot assure you that any such contractual arrangements can be successfully effected under PRC law. If we cannot obtain MOFCOM or CSRC approval if required by the PRC regulatory authorities to do so, and if we cannot put in place or enforce relevant contractual arrangements as an alternative and equivalent means of control of Zhengzhou ZST, our business and financial performance will be materially adversely affected.

If the CSRC approval is not obtained, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from any financings into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt the proposed public offering before settlement and delivery of the common stock offered thereby. Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur.

Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock. Furthermore, published news reports in China recently indicated that the CSRC may have curtailed or suspended overseas listings for Chinese private companies. These news reports have created further uncertainty regarding the approach that the CSRC and other PRC regulators may take with respect to us.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of the aforementioned rules and regulations. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure that our domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

Our labor costs are likely to increase as a result of changes in Chinese labor laws.

We expect to experience an increase in our cost of labor due to recent changes in Chinese labor laws which are likely to increase costs further and impose restrictions on our relationship with our employees. In June 2007, the National People’s Congress of the PRC enacted new labor law legislation called the Labor Contract Law and more strictly enforced existing labor laws. The new law, which became effective on January 1, 2008, amended and formalized workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions. As a result of the new law, the Company has had to reduce the number of hours of overtime its employees can work, substantially increase the salaries of its employees, provide additional benefits to its employees, and revise certain other of its labor practices. The increase in labor costs has increased the Company’s operating costs, which increase the Company has not always been able to pass through to its customers. As a result, the Company has incurred certain operating losses as its cost of manufacturing increased. In addition, under the new law, employees who either have worked for the Company for 10 years or more or who have had two consecutive fixed-term contracts must be given an “open-ended employment contract” that, in effect, constitutes a lifetime, permanent contract, which is terminable only in the event the employee materially breaches the Company’s rules and regulations or is in serious dereliction of his duty. Such non-cancelable employment contracts will substantially increase its employment related risks and limit the Company’s ability to downsize its workforce in the event of an economic downturn. No assurance can be given that the Company will not in the future be subject to labor strikes or that it will not have to make other payments to resolve future labor issues caused by the new laws. Furthermore, there can be no assurance that the labor laws will not change further or that their interpretation and implementation will vary, which may have a negative effect upon our business and results of operations.

The ability of our Chinese operating subsidiaries to pay dividends may be restricted due to foreign exchange control and other regulations of China.

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Furthermore, the ability of our Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of the Chinese operating subsidiaries. Because substantially all of our operations are conducted in China and a substantial majority of our revenues are generated in China, a majority of our revenue being earned and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into U.S. Dollars.

Our inability to receive dividends or other payments from our Chinese operating subsidiary could adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. Zhengzhou ZST’s funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations. Accordingly, if we do not receive dividends from our Chinese operating subsidiary, our liquidity, financial condition and ability to make dividend distributions to our stockholders will be materially and adversely affected.

The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

To the extent that we need to convert U.S. Dollars into Renminbi for our operational needs, our financial position and the price of our common stock may be adversely affected should the Renminbi appreciate against the U.S. Dollar at that time. Conversely, if we decide to convert our Renminbi into U.S. Dollars for the operational needs or paying dividends on our common stock, the dollar equivalent of our earnings from our subsidiaries in China would be reduced should the U.S. Dollar appreciate against the Renminbi.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including U.S. Dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. Dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. Dollar. Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the U.S. Dollar.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. During the past decade, the rate of inflation in China has been as high as approximately 20% and China has experienced deflation as low as approximately minus 2%. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. The implementation of such policies may impede economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. In April 2006, the People’s Bank of China raised the interest rate again. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding company is a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also know as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We intend to adopt an equity compensation plan in the future and make substantial option grants to our officers and directors, most of who are PRC citizens. Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens, including or Chief Executive Officer, to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

Any recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, or another widespread public health problem in the PRC could adversely affect our operations.

A renewed outbreak of SARS, Avian Flu or another widespread public health problem in China, where our manufacturing facilities are located and where the substantial portion of our sales occur, could have a negative effect on our operations. Our business is dependent upon its ability to continue to manufacture products. Such an outbreak could have an impact on our operations as a result of:

•	quarantines or closures of some of our manufacturing facilities, which would severely disrupt our operations,
•	the sickness or death of our key officers and employees, or
•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

A downturn in the economy of the PRC may slow our growth and profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business, especially if it results in either a decreased use of our products or in pressure on us to lower our prices.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which we are required to do in order to comply with U.S. securities laws.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. Most of our middle and top management staff are not educated and trained in the Western system, and we may difficulty hiring new employees in the PRC with such training. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.

Risks Related to Our Capital Structure

There is no current trading market for our common stock, and there is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on the NYSE Amex in the future. There is no guarantee that the NYSE Amex, or any other exchange or quotation system, will permit our shares to be listed and traded. If we fail to obtain a listing on the NYSE Amex, we may seek quotation on the OTC Bulletin Board. The NASD has enacted changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Global Market. Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Global Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Pursuant to the terms of the Share Exchange, we agreed to file a registration statement, of which this prospectus is a part, with the Securities and Exchange Commission to register 3,110,600 shares of common stock underlying our Series A Convertible Preferred Stock issued in an equity financing that was conducted in connection with the Share Exchange. Each investor may sell or transfer any shares of the common stock after the effective date of the registration statement except that they entered into a lock-up agreement pursuant to which they agreed not to conduct any sales until 90 days after our common stock is listed or quoted on a national securities exchange, at which time one-twelfth of the shares purchased may be sold, and thereafter the shares will be automatically released from the lock-up restrictions every 30 days in eleven equal installments. In addition, WestPark Capital, Inc. (“WestPark”), in its discretion, may release some or all the shares earlier than the schedule set forth in this section. Any early release by WestPark will apply equally to each of the investors in the Private Placement.

We also are registering with the Private Placement shares the 2,940,000 shares of common stock and the 420,000 shares of common stock underlying the warrants held by our stockholders immediately prior to the Share Exchange. Of the shares, 600,055 shares of common stock and 85,723 shares of common stock underlying warrants are included in the registration statement of which this prospectus is a part and 2,339,945 shares of common stock and 334,277 shares of common stock underyling warrants will be included in a subsequent registration statement filed by us on or about January 5, 2010, which is 10 days after the end of the six-month period that immediately follows the date on which we filed the registration statement of which this prospectus is a part. All of the shares included in an effective registration statement may be freely sold and transferred, subject to a lock-up agreement. In addition, WestPark, in its discretion, may release some or all the shares earlier than the schedule set forth in this section. Any early release by WestPark will apply equally to each of the investors in the Private Placement.

In addition, we are registering up to 55,000 warrants and the shares of common stock underlying the warrants to be received by WestPark in connection with the initial public offering. The warrants will become exercisable one year after the date of this prospectus and expire five years from the date of this prospectus. In addition, unless an exemption is available under FINRA Rule 5110(g)(2), these securities will be subject to lock-up restrictions under FINRA Rule 5110(g). FINRA Rule 5110(g) provides that the warrants and underlying shares shall not be sold during this offering or sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the warrants or underlying shares by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering.

Additionally, the former stockholders of World Orient and/or their designees and the ZST Management, may be eligible to sell all or some of our shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”) as early as January 2010, subject to certain limitations. Under Rule 144, an affiliate stockholder who has satisfied the required holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. As of the date of this prospectus, 1% of our issued and outstanding shares of common stock was approximately 205,656 shares (after giving effect to the Series A Conversion). Non-affiliate stockholders are not subject to volume limitations. Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

However, each of our executive officers and directors, in additional to all of the stockholders that received shares issued in the Share Exchange or pursuant to the Purchase Right, holding an aggregate of 14,515,000 shares of common stock, have agreed with WestPark not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of WestPark, for a period of 24 months after the date of this prospectus.

Sales of shares by the selling stockholders may impair our ability to sell the shares we are offering.

Concurrent with our initial public offering, we are registering up to 3,796,378 shares of our common stock, including shares issuable upon the exercise of certain warrants and/or options for resale by the selling stockholders. The sale of these shares or just the ability to sell the shares may negatively affect our ability to sell the 550,000 shares that we are registering in our initial public offering to sell for our benefit. This is particularly true because we are offering the shares at a fixed price between $3.00 and $3.50 per share, and the selling shareholders may sell their shares at a price below the fixed price at which we offer the 550,000 shares, which could cause the price of our common stock to fall making it more difficult for us to sell at the fixed price.

Sales of our common stock by the selling stockholders in a concurrent offering may depress our stock price.

Concurrent with our initial public offering, our selling stockholders may offer for sale, from time to time, 3,796,378 shares of our common stock. If we sell all 550,000 shares we are offering, we would have 21,115,600 shares outstanding (after giving effect to the Series A Conversion), 4,346,378 of which would be freely tradable in the public market. Sales of a substantial number of shares of our common stock by the selling stockholders within a relatively short period of time could have the effect of depressing the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

We will sell broker-dealer warrants to our underwriter in connection with the initial public offering.

We will sell to WestPark, the underwriter for the initial public offering, as additional compensation, warrants to purchase one share of common stock for each ten shares sold in the offering, which is up to a maximum of 55,000 warrants (the “Underwriter’s Warrants”). The Underwriter’s Warrants may be exercised at any time commencing one year from the date of this prospectus and continuing for five years thereafter to purchase shares of common stock at an exercise price equal to 120% of the offering price of the shares in this offering.

During the term of the Underwriter’s Warrants, their holders will have the opportunity to profit from an increase in the price of the shares. The existence of the Underwriter’s Warrants may adversely affect the market price of the shares if they become publicly traded and the terms on which we can obtain additional financing. The holders of the Underwriter’s Warrants can be expected to be exercise them at a time when we would, in all likelihood, be able to obtain additional capital on terms more favorable than those contained in the Underwriter’s Warrants. Please see “Underwriting” and “Description of Securities” for additional information regarding the Underwriter’s Warrants and our common stock.

Our Chief Executive Officer and Chairman of the Board exercises significant influence over us.

Our Chief Executive Officer and Chairman of the Board, Zhong Bo, beneficially owns or controls approximately 59.87% of our outstanding shares (after giving effect to the Series A Conversion). Mr. Zhong has a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. Mr. Zhong may also have the power to prevent or cause a change in control. In addition, without the consent of Mr. Zhong, we could be prevented from entering into transactions that could be beneficial to us. The interests of Mr. Zhong may differ from the interests of our other stockholders.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds. Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our independent registered public accountants. The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC. Accordingly, the annual assessment of our internal controls requirement first applied to our annual report for the 2007 fiscal year and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2009 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting, or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

We may not be able to achieve the benefits we expect to result from the Share Exchange.

On December 11, 2008, we entered into the Exchange Agreement, as amended on January 9, 2009, with all of the stockholders of World Orient, pursuant to which we agreed to acquire 100% of the issued and outstanding securities of World Orient in exchange for shares of our common stock. On January 9, 2009, the Share Exchange closed, World Orient became our 100%-owned subsidiary and our sole business operations became that of World Orient and its subsidiaries. We also have a new board of directors and management consisting of persons from Zhengzhou ZST and changed our corporate name from SRKP 18, Inc. to ZST Digital Networks, Inc.

We may not realize the benefits that we hoped to receive as a result of the Share Exchange, which include:

•	access to the capital markets of the United States;
•	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;
•	the ability to use registered securities to make acquisition of assets or businesses;
•	increased visibility in the financial community;
•	enhanced access to the capital markets;
•	improved transparency of operations; and
•	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Share Exchange will be realized in respect to our new business operations. In addition, the attention and effort devoted to achieving the benefits of the Share Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is not currently listed or quoted for trading, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act once, and if, it starts trading. Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the NASDAQ Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their shares of the Company at or above the price they paid for them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statement that are not purely historical and that are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding the Company, World Orient and Zhengzhou ZST and its management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including Zhengzhou ZST’s financial condition, results of operations, and the expected impact of the Share Exchange on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	our ability to maintain and increase revenues and sales of our products;
•	our ability to develop and market new products;
•	competitive nature of our industry;
•	market acceptance of our products;
•	our reliance on intellectual property, some of which is owned by third parties;
•	our strategic investments and acquisitions;
•	compliance and changes in the laws of the PRC that affect our operations;
•	continued maintenance of certificates, permits and licenses required to conduct business in China;
•	vulnerability of our business to general economic downturn, especially in the PRC; and
•	the other factors referenced in this Current Report, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.

The risks included above are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and operating results. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward looking statements.

You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus, and the documents that we reference in this prospectus and have filed as exhibits to this prospectus with the Securities and Exchange Commission, completely and with the understanding that our actual future results, levels of activity, performance and achievements may materially differ from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 550,000 shares of common stock in the offering will be approximately $[] after deducting the estimated underwriting discounts and commissions and estimated offering expenses. If the underwriter’s over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $[] million.

The principal purposes of this offering are to increase our working capital, to create a public market for our common stock, and to facilitate our future access to the public capital markets. The net proceeds will be used for general corporate purposes. We cannot specify with certainty the particular uses for the net proceeds. The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities, the amount of cash generated or used by our operations and competition. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. We have no current intentions to acquire any other businesses. Pending these uses, the proceeds will be invested in short-term, investment grade, interest-bearing securities.

DIVIDEND POLICY

We do not expect to declare or pay any cash dividends on our common stock in the foreseeable future, and we currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant. We declared cash dividends in the year ended December 31, 2007 and paid the cash dividends in the year ended December 31, 2008. We did not pay any cash dividends in the three months ended March 31, 2009.

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Furthermore, the ability of our Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of the Chinese operating subsidiaries. Because substantially all of our operations are conducted in China and a substantial majority of our revenues are generated in China, a majority of our revenue being earned and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars.

Our inability to receive dividends or other payments from our Chinese operating subsidiary could adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. Zhengzhou ZST’s funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations. Accordingly, if we do not receive dividends from our Chinese operating subsidiary, our liquidity, financial condition and ability to make dividend distributions to our stockholders will be materially and adversely affected.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2009 (unaudited):

•	on an actual basis,
•	pro forma adjustments for the Private Placement that we closed on May 5, 2009 pursuant to which we sold a total of 3,110,600 shares of Series A Convertible Preferred Stock in the private placement for aggregate gross proceeds of approximately $4.98 million, and
•	on a pro forma basis as adjusted to give further effect to reflect our receipt of estimated net proceeds from the sale of 550,000 shares of common stock (excluding the 82,500 shares which the underwriter has the option to purchase to cover over-allotments, if any) in this offering at an assumed public offering price of $3.25, which is the mid-point of the estimated range of the per share offering price, and after deducting estimated underwriting discounts and commissions and estimated offering expenses of approximately $200,000.

You should read this table in conjunction with “Use of Proceeds,” “Summary Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	March 31, 2009
	Actual	Pro Forma Adjustments	Pro Forma, As Adjusted
	(Unaudited, in Thousands)
Due to shareholder	$—	$—	$—
Minority interest	—	—	—
Series A Convertible Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 2,242,523 issued and outstanding on an actual basis, 868,077 issued and outstanding on a pro forma basis, and 3,110,600 issued and outstanding on a pro forma as adjusted basis(1)	2,946,440	2,030,513	4,976,953
Stockholders' equity:
Common stock, $0.0001 par value, 100,000,000 shares authorized, 17,455,000 issued and outstanding on an actual basis, 550,000 issued and outstanding on a pro forma basis, and 18,005,000 issued and outstanding on a pro forma as-adjusted basis(1)	1,746	55	1,801
Additional paid-in capital	4,294,426	1,587,445	5,881,871
Accumulated other comprehensive income	168,175	—	168,175
Statutory surplus reserve fund	1,491,963	—	1,491,963
Retained earnings	6,656,962	—	6,656,962
Subscription receivable	(1,740,376)	—	(1,740,376)
Total stockholders' equity	$10,872,896	$1,587,500	$12,460,396
Total capitalization	$13,819,336	$3,618,013	$17,437,349

(1)	The number of our shares of common stock shown above to be outstanding after this offering is based on 19,697,523 shares outstanding as of March 31, 2009 (after giving effect to the Series A Conversion).

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There has never been a public trading market for our common stock and our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on the NYSE Amex. We propose to obtain the trading symbol “ZDT.” As of June 30, 2009, we had 20 stockholders of record.

DILUTION

If you invest in our shares of common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share you will pay in this offering and the net tangible book value per share of common stock immediately after this offering.

Investors participating in this offering will incur immediate, substantial dilution. Our net tangible book value as of March 31, 2009 was $13.82 million, or $0.702 per share (unaudited) based on 19,697,523 shares of common stock outstanding (after giving effect to the Series A Conversion). Assuming the sale by us of 550,000 shares of common stock offered in this offering at an assumed public offering price of $3.25 per share, and after deducting the estimated underwriting discount and commissions and estimated offering expenses, our as adjusted net tangible book value as of March 31, 2009 would have been $17.44 million, or $0.826 per share. This represents an immediate increase in net tangible book value of $0.124 per share to our existing stockholders and an immediate dilution of $2.42 per share to the new investors purchasing shares of common stock in this offering.

The following table illustrates this per share dilution:

Public offering price per share		$3.25
Net tangible book value per share as of March 31, 2009	$0.702
Increase per share attributable to new public investors	0.124
Net tangible book value per share after this offering		0.826
Dilution per share to new public investors		2.42

The following table sets forth, on an as adjusted basis as of March 31, 2009, the difference between the number of shares of common stock purchased from us, the total cash consideration paid, and the average price per share paid by our existing stockholders and by new public investors before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, using an assumed public offering price of $3.25 per share of common stock:

	Shares Purchased		Total Cash Consideration		Average Price per Share
	Number	Percent	Amount (In Thousands)	Percent
Existing stockholders	17,455,000	96.9%	$4,072,909	69.5%	$0.23
New investors	550,000	3.1%	$1,787,500	30.5%	$3.25
Total	18,005,000	100%	5,860,409	100%

The total consideration amount for shares of common stock held by our existing stockholders includes total cash paid for our outstanding shares of common stock as of March 31, 2009 and excludes the value of securities that we have issued for services. If the underwriters’ over-allotment option of 82,500 shares of common stock is exercised in full, the number of shares held by existing stockholders will be reduced to 96.5% of the total number of shares to be outstanding after this offering; and the number of shares held by the new investors will be increased to 632,500 shares, or 3.5%, of the total number of shares of common stock outstanding after this offering.

The discussion and tables above is based on 17,455,000 shares of common stock issued and outstanding as of March 31, 2009. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

ACCOUNTING FOR THE SHARE EXCHANGE

On January 9, 2009, the Company completed the acquisition of all of the common stock World Orient pursuant to a Share Exchange Agreement. In consideration, the Company issued an aggregate of 1,985,000 shares of the Company’s common stock, $0.0001 par value to the stockholders of World Orient. As a result of this transaction, World Orient became a wholly-owned subsidiary of the Company. The transaction is accounted for using the reverse merger acquisition method of accounting in accordance with FASB Statement of Financial Accounting Standards No. 141R, Business Combinations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and the other financial information included in this prospectus.

This prospectus contains forward-looking statements. The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in foreign, political, social, and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve further market penetration and additional customers, and various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

Overview

Business Summary

The Company is principally engaged in supplying digital and optical network equipment to cable system operators in the Henan Province of China. The Company has developed a line of internet protocol television (“IPTV”) set-top boxes that are used to provide bundled cable television, Internet and telephone services to residential and commercial customers. The Company has assisted in the installation and construction of over 400 local cable networks covering more than 90 municipal districts, counties, townships, and enterprises. The Company’s services and products have been recognized with various certifications, including “integrated computer information system qualification class III” issued by the Ministry of Industry Information, “communication user cable construction enterprise qualification” issued by the Henan Province Administration of Communication, “Henan Province Security Technology Prevention Engineering Qualification Class III”, a certificate of “ISO9001:2000 Quality System Authentication”, and “Double High” certification, high-tech product and high-tech enterprise issued by the Henan Province government.

At present, the Company’s main clients are broadcasting TV bureaus and cable network operators serving various cities and counties. The Company has over 30 main customers, including the broadcasting TV bureaus and cable network operators of the cities of Nanyang, Mengzhou, Xuchang, Pingdingshan, Kaifeng, Zhoukou and Gongyi, and the counties of Yuanyang, Luoning, Neihuang, Yinyang, Xixia, Kaifeng, Nanzhao, and Gushi.

In the near future, the Company plans to joint venture with cable network operators to provide bundled television programming, Internet and telephone services to residential customers in cities and counties located in the Henan Province.

General Factors

We expect that for the foreseeable future that the largest source of revenue for our business will be the sale of set-top boxes sold to cable system operators. Because the number of potential new customers for our set-top box and fixed satellite services businesses is small, our current customer concentration is likely to continue for the foreseeable future and our operating results will consequently likely continue to depend on sales to a relatively small number of customers and on the continued success of these customers relative to their competitors.

Our profitability will be affected by costs associated with our efforts to expand our sales, marketing, product development and general and administrative capabilities in all of our businesses, as well as expenses that we incur as a publicly-traded company. These costs include costs associated with, among other things, financial reporting, information technology, complying with federal securities laws (including compliance with the Sarbanes-Oxley Act of 2002), tax administration and human resources related functions. If in the future we expand internationally, we may also incur additional costs to conform our set-top boxes to comply with local laws or local specifications and to ship our set-top boxes to our international customers.

In order to grow or even maintain our current level of revenue we will be required to attract new customers and to increase sales to existing customers which may require us to design, market and sell new set-top boxes. If we do not develop relationships with new customers, we may not be able to expand our customer base and our ability to increase or even maintain our revenue will be impacted.

We believe that substantial opportunities for developing potential new customers lie in international markets and if we were to expand our operations overseas, we expect our performance in international markets would be a significant factor in determining whether we would be able to generate revenue and income growth in future periods. However, we do not currently intend to expand our operations overseas and if we decide to do so in the future, there can be no assurance we will be able to successfully commence or grow an international business.

In addition, unfavorable events in the economy, including a continuation or further deterioration in the current downturn in real estate mortgage and credit markets, could cause consumer demand for subscription TV services and consequently sales of our set-top boxes to materially decline because consumers may delay purchasing decisions or change or reduce their discretionary spending.

Our ability to sustain or increase profitability will also depend in large part on our ability to control or reduce our costs of producing our set-top boxes. The market for our set-top boxes, like other electronic products, has been characterized by regular reductions in selling prices and production costs. Therefore, we will likely be required to reduce production costs in order to maintain the margins we earn on set-top boxes and the profitability of our set-top box business.

Recent Events

On December 11, 2008, we entered into a share exchange agreement, as amended on January 9, 2009 (the “Exchange Agreement”), with World Orient and its stockholders, pursuant to which the stockholders would transfer all of the issued and outstanding shares of World Orient to the Company in exchange for 1,985,000 shares of our common stock (the “Share Exchange”). On January 9, 2009, the Share Exchange closed and World Orient became our wholly-owned subsidiary and we immediately changed our name from “SRKP 18, Inc.” to “ZST Digital Networks, Inc.” A total of 1,985,000 shares were issued to the former stockholders of World Orient. Also in connection with the Share Exchange, we paid $350,000 to WestPark and $125,000 to a third party unaffiliated with the Company, SRKP 18 or WestPark.

On January 14, 2009, Zhong Bo, our Chief Executive Officer and Chairman of the Board, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”) each entered into a Common Stock Purchase Agreement pursuant to which the Company issued and the ZST Management agreed to purchase an aggregate of 12,530,000 shares of our common stock at a per share purchase price of $0.2806 (the “Purchase Right”). The purchase price for the shares was paid in full on May 25, 2009. Each of the stockholders and warrantholders of the Company prior to the Share Exchange agreed to cancel 0.3317 shares of common stock and warrants to purchase 0.5328 shares of common stock held by each of them for each one (1) share of common stock purchased by the ZST Management pursuant to the Purchase Right (the “Share and Warrant Cancellation”). Pursuant to the Share and Warrant Cancellation, an aggregate of 4,156,390 shares of common stock and warrants to purchase 6,676,390 shares of common stock held by certain of our stockholders and warrantholders prior to the Share Exchange were cancelled.

On May 5, 2009, we completed the final closing in a series of five closings beginning January 9, 2009 of a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 3,110,600 shares of Series A Convertible Preferred Stock at $1.60 per share. As a result, we have received gross proceeds in the amount of approximately $4.98 million.

In connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $170,000, bearing no interest (the “Note”), to WestPark Capital Financial Services, LLC, the parent company of WestPark. The principal was due and payable by the Company on or before the earlier of (a) thirty (30) days from the date of issuance of the Note or (b) upon the receipt by the Company of at least $4 million in the Private Placement. The Company repaid the Note in full on January 23, 2009 using the proceeds from the second closing of the Private Placement. WestPark was paid a commission of 12% of the gross proceeds from the Private Placement plus a 4% non-accountable expense allowance. No other consideration was paid to WestPark or to SRKP 18 in connection with the Share Exchange or Private Placement.

Our BVI subsidiary, World Orient, its wholly-owned BVI subsidiary, Global Asia, and Global Asia’s wholly-owned Hong Kong subsidiary, Everfair, were owned by non-PRC individuals. Everfair obtained all the equity interests of Zhengzhou ZST further to an Equity Purchase Agreement dated October 10, 2008 (the “Equity Purchase Agreement”) by and among Everfair, Zhong Bo, our Chief Executive Officer and Chairman of the Board, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”). The Equity Purchase Agreement received approval by the Zhengzhou Municipal Bureau of Commerce on November 10, 2008 and Zhengzhou ZST filed all required applications and received all appropriate SAFE approvals from the Henan branch of SAFE.

Upon the consummation of the Purchase Right and Share and Warrant Cancellation, our Chief Executive Officer and Chairman of the Board, Zhong Bo, beneficially owns approximately 59.87% of our outstanding common stock (after giving effect to the Series A Conversion). See “Risk Factors” beginning on page 4 above for a more complete description of the aforementioned restructuring and risks associated therewith.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities. On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts, the salability and recoverability of inventory, income taxes and contingencies. We base our estimates on historical experience and on other assumptions that we believes to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when we deem it necessary.

Revenue Recognition.  The Company recognizes product sales revenue when the significant risks and rewards of ownership have been transferred pursuant to PRC law, including such factors as when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, sales and value-added tax laws have been complied with, and collectability is reasonably assured. The Company generally recognizes revenue when its products are shipped.

The IPTV device sales contracts include a one-year quality assurance warranty for defects. According to the sales contract terms, customers are able to hold back 10% of the total contract balance payable to the Company for one year. This deferred payment obligation is not contingent on resale of the product. In accordance with SFAS FASB No. 48, “Revenue Recognition When Right of Return Exists”, the Company records the hold back as revenue at the time of sale when its products are shipped to customers. Costs related to quality assurance fulfillment are mainly the costs of materials used for repair or replacement of damaged or defective products and are expensed as incurred. As the costs associated with such assurance were immaterial in monetary terms, no assurance liability is accrued for all periods. The Company incurred quality assurance costs of $0 and $0 for the period ended March 31, 2009 and 2008, respectively. These costs incurred represent 0% and 0% of 2009 and 2008 IPTV box sales, respectively. The Company incurred quality assurance costs of $199,999, $63,495 and $0 for the years ended December 31, 2008, 2007 and 2006, respectively. These costs incurred represent 0.67%, 0.52% and 0% of 2008, 2007 and 2006 IPTV box sales, respectively. In the event of defective product returns, the Company has the right to seek replacement of such returned units from its supplier.

Revenues from fixed-price construction contracts are recognized on the completed-contract method. This method is used because most of the construction and engineering contracts are completed within six months or less and financial position and results of operations do not vary significantly from those which would result from using the percentage-of-completion method. A contract is considered complete when all costs have been incurred and the installation is operating according to specifications or has been accepted by the customer.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, suppliers, tools, repairs, and depreciation costs. General and administrative costs are charged to expenses as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Claims are included in revenues when received.

Accounts Receivable.  Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts based on a review of all outstanding amounts on a monthly basis. The Company analyzes the aging of accounts receivable balances, historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms. Significant changes in customer concentration or payment terms, deterioration of customer credit-worthiness or weakening in economic trends could have a significant impact on the collectability of receivables and our operating results. The Company has not provided a bad debt allowance based upon its historical collection experience. There were no bad debts written off during the years ended December 31, 2008, 2007, and 2006, and the three months March 31, 2009 and 2008, respectively.

Inventories.  Inventories comprise raw materials and finished goods are stated at the lower of cost or net realizable value, using the first-in first-out (“FIFO”) method. Substantially all inventory costs are determined using the weighted average basis. Costs of finished goods include direct labor, direct materials, and production overhead before the goods are ready for sale. We evaluate the need for reserves associated with obsolete, slow-moving and non-salable inventory by reviewing net realizable values on a periodic basis. Inventory costs do not exceed net realizable value.

Taxation.  Under the tax laws of PRC, Zhengzhou ZST has had no tax advantages granted by the local government for corporate income taxes and sales taxes commencing from the establishment of the Company. On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, under which foreign invested enterprises and domestic companies will be subject to enterprise income tax at a uniform rate of 25%, instead of the former rate of 33%. The new law became effective on January 1, 2008. Companies established before March 16, 2007 continue to enjoy tax holiday treatment approved by the local government for a grace period of eiether 5 years or until the tax holiday term is completed, whichever is sooner.

Recently Issued Accounting Pronouncements

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (FSP FAS 157-4). FSP FAS 157-4 amends SFAS 157 and provides additional guidance for estimating fair value in accordance with SFAS 157 when the volume and level of activity for the asset or liability have significantly decreased and also includes guidance on identifying circumstances that indicate a transaction is not orderly for fair value measurements. This FSP shall be applied prospectively with retrospective application not permitted. This FSP shall be effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity early adopting this FSP must also early adopt FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (FSP FAS 115-2 and FAS 124-2). Additionally, if an entity elects to early adopt either FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (FSP FAS 107-1 and APB 28-1) or FSP FAS 115-2 and FAS 124-2, it must also elect to early adopt this FSP. The Company is currently evaluating this new FSP but do not believe that it will have a significant impact on the determination or reporting of the Company’s financial results.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairment” (FSP 115-2/124-2). FSP 115-2/124-2 amends the requirements for the recognition and measurement of other-than-temporary impairment for debt securities by modifying the pre-existing “intent and ability” indicator. Under FSP 115-2/124-2, an other-than-temporary impairment is triggered when there is an intent to sell the security, it is more likely then not that the security will be required to be sold before recovery, or the security is not expected to recover the entire amortized cost basis of the security. Additionally, FSP 115-2/124-2 changes the presentation of an other-than-temporary impairment in the income statement for those impairments involving credit losses. The credit loss component will be recognized in earnings and the remainder of the impairment will be recorded in other comprehensive income. FSP 115-2/124-2 is effective for the Company beginning in the second quarter of fiscal year 2009. Upon implementation at the beginning of the second quarter of 2009, FSP 115-2/124-2 is not expected to have a significant impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosure about Fair Value of Financial Instruments” (“FSP 107-1/APB 28-1”). FSP 107-1/APB 28-1 requires interim disclosures regarding the fair values of financial instruments that are within the scope of FAS 107, “Disclosures about the Fair Value of Financial Instruments,” Additionally, FSP 107-1/APB 28-1 requires disclosures of the methods and significant assumptions used to estimate the fair value of financial instruments on an interim basis as well as changes in the methods and significant assumptions from prior periods. FSP 107-1/APB 28-1 does not change the accounting treatment for these financial instruments and is effective for the Company beginning in the second quarter of fiscal year 2009.

Recently Adopted Accounting Pronouncements

In the first quarter of 2009, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 141 (revised 2007), “Business Combinations” (SFAS No. 141(R) as mended by FASB staff position FSP 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination.” SFAS No. 141(R) generally requires an entity to recognize the assets acquired, liabilities assumed, contingencies, and contingent consideration at their fair value on the acquisition date. In circumstances where the acquisition-date fair value for a contingency cannot be determined during the measurement period and it is concluded that it is probable that an asset or liability exists as of the acquisition date and the amount can be reasonably estimated, a contingency is recognized as of the acquisition date based on the estimated amount. It further requires that acquisition related costs be recognized separately from the acquisition and expensed as incurred, restructuring costs generally be expensed in periods subsequent to the acquisition date, and changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period impact income tax expenses. In addition, acquired in-process research and development is capitalized as an intangibles asset and amortized over its estimated useful life. SFAS No. 141(R) is applicable to business combinations on a prospective basis beginning in the first quarter of 2009. The Company adopted SFAS No. 141(R) for its business combination during the quarter ended March 31, 2009.

Effective January 1, 2009, the Company adopted the provisions of EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 applies to any freestanding financial instruments or embedded features that have the characteristics of a derivative, as defined by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and to any freestanding financial instruments that are potentially settled in an entity’s own common stock. The adoption of EITF 07-5 was not material to the Company's financial statements or results of operations.

In December 2008, the FASB issued FSP 132(R)-1, Employers Disclosures about Postretirement Benefit Plan Assets (FSP 132(R)-1). FSP 132(R)-1 requires additional disclosures for plan assets of defined benefit pension or other postretirement plans. The required disclosures include a description of our investment policies and strategies, the fair value of each major category of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets, the effect of fair value measurements using significant unobservable inputs on changes in plan assets, and the significant concentrations of risk within plan assets. FSP 132(R)-1 does not change the accounting treatment for postretirement benefits plans. The adoption of FSP 132(R)-1 was not material to the Company’s financial statements or results of operations.

In June 2008, the Financial Accounting Standards Board (FASB) issued FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (FSP EITF 03-6-1). FSP EITF 03-6-1 concludes that unvested share-based payment awards that contain rights to receive non-forfeitable dividends or dividend equivalents are participating securities, and thus, should be included in the two-class method of computing earnings per share (EPS). FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. Early application of EITF 03-6-1 is prohibited. It also requires that all prior-period EPS data be adjusted retrospectively. The adoption of FSP No EITF 03-6-1 was not material to the Company’s financial statements or results of operations.

In April 2008, the FASB issued Staff Position FAS 142-3, Determination of the Useful Life of Intangible Assets (FSP FAS 142-3) which amends the factors an entity should consider in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FAS No. 142, Goodwill and Other Intangible Assets (FAS No. 142). FSP FAS 142-3 applies to intangible assets that are acquired individually or with a group of assets and intangible assets acquired in both business combinations and asset acquisitions. It removes a provision under FAS No. 142, requiring an entity to consider whether a contractual renewal or extension clause can be accomplished without substantial cost or material modifications of the existing terms and conditions associated with the asset. Instead, FSP FAS 142-3 requires that an entity consider its own experience in renewing similar arrangements. An entity would consider market participant assumptions regarding renewal if no such relevant experience exists. FSP FAS 142-3 is effective for year ends beginning after December 15, 2008 with early adoption prohibited. The adoption of FAS 142-3 was not material to the Company’s financial statements or results of operations.

In March 2008, the FASB issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The adoption of SFAS 161 was not material to the Company’s financial statements or results of operations.

On December 4, 2007, the FASB issued SFAS No. 160, Noncontrolling interest in Consolidated Financial Statements (SFAS No. 160). SFAS No. 160 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. The statement establishes a single method of accounting for changes in a parent's ownership interest in a subsidiary that do not result in deconsolidation and expands disclosures in the consolidated financial statements. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The adoption of SFAS No. 160 was not material to the Company’s financial statements or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 (“FSP 157-1”) and FASB Staff Position 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”). FSP 157-1 amends SFAS 157 to remove certain leasing transactions from its scope. FSP 157-2 delays the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company adopted SFAS 157 effective January 1, 2008 for all financial assets and liabilities as required. The adoption of SFAS 157 was not material to the Company’s financial statements or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115,” (“SFAS 159”) which is effective for fiscal years beginning after November 15, 2007. SFAS 159 is an elective standard which permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The Company has not elected the fair value option for any assets or liabilities under SFAS 159.

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). The accounting provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. The adoption of this Interpretation had no impact on the Company’s financial position or results of operations.

In December 2004, SFAS No. 123R, Share-Based Payment, an Amendment of SFAS No. 123, was issued and it was effective as of the beginning of the Groups 2006 fiscal year. SFAS No. 123R requires all share-based payments to qualified individuals, including grants of employee stock options, to be recognized as compensation expense in the financial statements based on their grant date fair values. The adoption of SFAS No. 123R was not material to the Company's financial statements or results of operations.

Results of Operations

The following table sets forth information from our statements of operations for the quarters ended March 31, 2009 and 2008, the fiscal years ended December 31, 2008 and 2007 and the fiscal years ended December 31, 2007 and 2006.

Three Months Ended March 31, 2009 and 2008

Revenues consist of sales of our set-top and digital networking products and revenues recorded under network installation projects. Revenues from product sales were $17,760,628 for the three months ended March 31, 2009, an increase of $4,245,597, or 31.41%, compared to $13,515,031 for the same period in 2008. The increase in revenues is primarily a result of the increase in sales of our IPTV set-top boxes.

Cost of goods sold, which include raw material, labor and amounts due to contract manufacturers, was $14,844,279 for the three months ended March 31, 2009, an increase of $4,028,023, or 37.24%, compared to $10,816,256 for the same period in 2008. This increase in cost of sales was caused by an increase in sales and was consistent with the increase in revenues. As a percentage of revenues, cost of sales for the three months ended March 31, 2009 and 2008 were 83.58% and 80.03%, respectively.

Gross profit for three months ended March 31, 2009 was $2,916,349, or 16.42% of revenues, compared to $2,698,775, or 19.97% of revenues, for the comparable period in 2008. Management considers gross profit to be a key performance indicator in managing our business. Gross profit margins are a factor of cost of sales, product mix and product demand.

Selling expenses, which mainly include marketing, shipping, insurance, wage and other expenses, were nil for the three months ended March 31, 2009, a decrease of $52,929, or 100%, compared to $52,929 for the same period in 2008. The decrease was due to the changes in sales contract terms and arrangement of delivery.

Other general and administrative expenses, which include wage, benefit, bad debts, utility, consulting, turnover taxes, professional fees and other expenses, were $369,266 for the three months ended March 31, 2009, an increase of $121,364, or 48.96%, compared to $247,902 for the same period in 2008. The increase was due to the increase of professional fees for the Share Exchange and related transactions. We expect our general and administrative expenses to increase as a result of professional fees incurred as a result of being a publicly reporting company in the United States.

Interest expenses for interest-bearing debts for the three months ended March 31, 2009 was $50,087, a decrease of $54,347, or 52.04%, compared to $104,434 in 2008. The decrease is mainly the result of reduced bank debt.

For the three months ended March 31, 2009, we recorded a provision for income taxes of $650,609, compared to $557,582 for the same period in 2008. The tax rate for the year ended December 31, 2007 was 33%. Our income tax rate for the year ended December 31, 2008 was 25%.

Years Ended December 31, 2008 and 2007

Revenues consist of sales of our set-top and digital networking products and revenues recorded under network installation projects. Revenues from sales, service and construction were $55.4 million for the year ended December 31, 2008, an increase of $26.7 million, or 93%, compared to $28.7 million for the same period in 2007. The increase in revenue was attributed mainly to the increased demand for our set-top and digital networking products, which we believe is a result of our market expansion efforts as well as price increases of some of our products. We believe the increases in sales revenue and volume are a result of our emphasis on brand promotion and utilizing our sales channels to continually increase our market share.

Cost of goods sold, which include raw material, labor and amounts due to contract manufacturers, was $45.6 million for the year ended December 31, 2008, an increase of $22.4 million, or 97%, compared to $23.2 million for the same period in 2007. This increase in cost of sales was caused by an increase in sales and was consistent with the increase in revenues. As a percentage of revenues, cost of sales for the year ended December 31, 2008 and 2007 were 82% and 81%, respectively.

Gross profit for year ended December 31, 2008 was $9.8 million, or 18% of revenues, compared to $5.5 million, or 19% of revenues, for the comparable period in 2007. Management considers gross profit to be a key performance indicator in managing our business. Gross profit margins are a factor of cost of sales, product mix and product demand.

Selling expenses, which mainly include marketing, shipping, insurance, wage and other expenses, were $146,459 for the year ended December 31, 2008, an increase of $143,872, or 5,561%, compared to $2,587 for the same period in 2007. The increase was primarily due to increased shipping costs.

Other general and administrative expenses, which include wage, benefit, bad debts, utility, consulting, turnover taxes, professional fees and other expenses, were $1,005,975 for the year ended December 31, 2008, an increase of $290,910, or 41%, compared to $715,064 for the same period in 2007. The increase was primarily a result of an increase in office expenses. We expect our general and administrative expenses to increase as a result of professional fees incurred as a result of being a publicly reporting company in the United States.

Interest expenses for interest-bearing debts for the year ended December 31, 2008 was $338,742, an increase of $142,419, or 73%, compared to $196,323 in 2007. The increase is mainly the result of increased bank debt.

For the year ended December 31, 2008, we recorded a provision for income taxes of $2.1 million, compared to $1.5 million for the same period in 2007. The tax rate for the year ended December 31, 2007 was 33%. Our income tax rate for the year ended December 31, 2008 was 25%.

Years Ended December 31, 2007 and 2006

Revenues were $28.7 million for the year ended December 31, 2007, an increase of $23 million, or 404%, compared to $5.7 million for the year ended December 31, 2006. The increase in revenue was attributed mainly due to the increased demand for our products, which we believe is a result of market expansion efforts.

Cost of goods sold was $23.2 million for the year ended December 31, 2007, an increase of $18.7 million, or 416%, compared to $4.5 million for the year ended December 31, 2006. The increase was primarily a result of the increase in sales and was consistent with the increase in the net revenue. As a percentage of the net revenue, cost of sales for the years ended December 31, 2007 and 2006 were 81% and 79%, respectively. The increase as a percentage of revenues was due to the increased purchase price of our products.

Gross profit for the year ended December 31, 2007 was $5.5 million, or 19% of revenues, compared to $1.2 million, or 21% of revenues, for the year ended December 31, 2006. The decrease in our gross profit margin for the year ended December 31, 2007 as a percentage of revenues was primarily due to the increased purchase price of our products and no corresponding increase in the sales price of our products.

Selling expenses were $2,587 for the year ended December 31, 2007, a drop of $16,794, or 87%, compared to $19,381 for the year ended December 31, 2006. The decrease in selling expenses was attributable to a decrease in wages.

Other general and administrative expenses were $715,064 for the year ended December 31, 2007, an increase of $484,728, or 210%, compared to $230,337 for the year ended December 31, 2006. The increase is mainly due to increased personnel salaries.

Interest expenses for interest-bearing debts for the year ended December 31, 2007 was $196,323, an increase of $184,707 or 1,590%, compared to $11,616 in 2006. The increase is mainly the result of increased bank debt.

For the year ended December 31, 2007, we recorded a provision for income taxes of $1,515,478, compared to $314,577 for the same period in 2006. The tax rate for the year ended December 31, 2007 was 33%. Our income tax rate for the year ended December 21, 2006 was 33%.

Liquidity and Capital Resources

We had cash and cash equivalents of $1,881,304 as of March 31, 2009, as compared to $11,935,148 as of March 31, 2008. We had cash and cash equivalents of $1,134,954 as of December 31, 2008, as compared to $1,125,804 as of December 31, 2007 and $1,183,665 as of December 31, 2006.

We had working capital of approximately $13,790,315, $4,341,178, $8,948,772, $2,505,155 and $1,688,000 as at March 31, 2009 and 2008 and as of December 31, 2008, 2007 and 2006, respectively. The increase of working capital was largely caused by the increase in accounts receivable.

Also in connection with the Share Exchange, we paid $350,000 to WestPark and $125,000 to a third party unaffiliated with the Company, SRKP 18 or WestPark.

Our trade receivables has been an increasingly significant portion of our current assets, representing $22,846,271, $9,591,390, $12,322,099, $9,419,029 and $3,417,763, or 91%, 41%, 71%, 56% and 42% of current assets, as of March 31, 2009 and 2008 and as of December 31, 2008, 2007 and 2006, respectively. If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for our products, or to make payments in a timely manner, our liquidity and results of operations could be materially adversely affected. An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collections costs and defaults in excess of management’s expectations. A significant deterioration in our ability to collect on accounts receivable could affect our cash flow and working capital position and could also impact the cost or availability of financing available to us.

We provide our major customers with payment terms ranging from 30 to 90 days. We typically offer certain of our customers 30 to 90 days credit terms for payment. Allowance for doubtful accounts is based on our assessment of the collectability of specific customer accounts, the aging of accounts receivable, our history of bad debts, and the general condition of the industry. If a major customer’s credit worthiness deteriorates, or our customers’ actual defaults exceed historical experience, our estimates could change and impact our reported results. We have not experienced any significant amount of bad debt since the inception of our operation.

As of March 31, 2009, inventories amounted to $469,785, compared to $1,132,983 as of March 31, 2008. As of December 31, 2008, inventories amounted to $775,185, compared to $5,488,794 as of December 31, 2007 and $2,622,909 as of December 31, 2006. The decrease is primarily due to the fact that we no longer manufacture our products and instead outsource the manufacturing of our products.

As of March 31, 2009, accounts payable and accrued liabilities amounted to $7,775,211, compared to $8,503,929 as of March 31, 2008. As of December 31, 2008, accounts payable and accrued liabilities amounted to $1,771,272, compared to $3,249,012 as of December 31, 2007 and $5,500,238 as of December 31, 2006. The increase in accounts payable and accrued liabilities is due to inventory purchases unpaid prior to the end of the period.

As of March 31, 2009, various taxes payable amounted to $400,802, compared to $257,130 as of March 31, 2008. As of December 31, 2008, various taxes payable amounted to $188,539, compared to $490,977 as of December 31, 2007 and $21,220 as of December 31, 2006. The increase in various taxes payable is due to the rise of sales. The decrease in various taxes payable from 2007 to 2008 is due to the decrease of our corporate income tax rate from 33% to 25%.

As of March 31, 2009, wages payable amounted to $65,442, compared to $33,124 as of March 31, 2008. As of December 31, 2008, wages payable amounted to $59,901, compared to $23,890 as of December 31, 2007 and $7,775 as of December 31, 2006. The increase in wages payable is due to increased personnel costs.

As of March 31, 2009, corporate taxes payable amounted to $250,440, compared to nil at March 31, 2008. As of December 31, 2008, corporate taxes payable amounted to nil, compared to nil as of December 31, 2007 and nil as of December 31, 2006. The increase in corporate taxes payable is due to an increase of unpaid corporate taxes.

As of May 5, 2009, we received gross proceeds of approximately $4.98 million in a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 3,110,600 shares of Series A Convertible Preferred Stock at $1.60 per share. In connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $170,000, bearing no interest (the “Note”), to WestPark Capital Financial Services, LLC, the parent company of WestPark. The principal was due and payable by the Company on or before the earlier of (a) thirty (30) days from the date of issuance of the Note or (b) upon the receipt by the Company of at least $4 million in the Private Placement. The Company repaid the Note in full on January 23, 2009 using the proceeds from the second closing of the Private Placement.

We agreed to file a registration statement covering the common stock underlying the Series A Convertible Preferred Stock sold in the Private Placement within 60 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor. For its services as placement agent, WestPark received an aggregate commission equal to 12% of the gross proceeds from the financing plus a 4% non-accountable expense allowance. No other consideration was paid to WestPark or SRKP 18 in connection with the Share Exchange or Private Placement.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, and job injuries insurance, and maternity insurance, in accordance with relevant regulations. Total contributions to the funds are approximately $5,616 for the three months ended March 31, 2009 and $6,487, $130,549 and $396 for the years ended December 31, 2008, 2007 and 2006, respectively. We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations and commence contributions to an employee housing fund.

The ability of Zhengzhou ZST to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance. A majority of our revenue being earned and currency received are denominated in RMB, which is subject to the exchange control regulation in China, and, as a result, we may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars. Accordingly, Zhengzhou ZST’s funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations.

Net cash used in operating activities was $232,898 for the three months ended March 31, 2009, compared to net cash provided by operating activities of $10,725,604 for the three months ended March 31, 2008. The change was primarily due to a decrease in inventory and an increase in accounts receivable. Net cash provided by operating activities was $3.3 million for the year ended December 31, 2008, compared to net cash used in operating activities of $7.6 million for the year ended December 31, 2007. The increase was primarily due to an increase of account payables and a decrease in inventory. Net cash used in operating activities was $7.6 million for the year ended December 31, 2007, compared to net cash provided by operations of $1.1 million for the year ended December 31, 2006. The decrease was primarily due to an increase of account receivables and inventory and a decrease of account payables.

Net cash used in investing activities amounted to approximately $1,740,376 for the three months ended March 31, 2009, compared to net cash provided by investing activities of nil for the three months ended March 31, 2008. The change was due to payments to the shareholders of Zhengzhou ZST. Net cash provided by investing activities amounted to nil for the year ended December 31, 2008, compared to net cash used by investing activities of $20,421 for the year ended December 31, 2007 and net cash provided by investing activities of $193,186 for the year ended December 31, 2006. The change was due to a new acquisition in 2007 and the disposal of production lines in 2006.

Net cash provided by financing activities amounted to $2,726,716 for the three months ended March 31, 2009, compared to net cash used in financing activities of $170,925 for the three months ended March 31, 2008. The change was primarily a result of sales of Series A Convertible Preferred Stock in the Private Placement. Net cash used by financing activities amounted to $3.5 million for the year ended December 31, 2008, compared to net cash provided by financing activities of $7.2 million for the year ended December 31, 2007. The decrease was primarily a result of a decrease in bank loans and dividends paid in 2008. Net cash provided by financing activities amounted to $7.2 million for the year ended December 31, 2007, compared to net cash used in financing activities of $462,308 for the year ended December 31, 2006. The increase of cash provided was primarily a result of an increase in bank loans.

Based upon our present plans, we believe that cash on hand, cash flow from operations and funds available to use through low-cost domestic financing will be sufficient to fund our capital needs for the next 12 months. Our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs. If we did not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

Our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs. If we did not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

Off-Balance Sheet Arrangements

We have no material off-balance sheet transactions.

Change in Accountants

On April 20, 2009, the Company dismissed AJ. Robbins, PC (“AJ Robbins”) as its independent registered public accounting firm following the change in control of the Company upon the consummation of the Share Exchange. The Company engaged AJ Robbins to audit its financial statements for the year ended December 31, 2008. The decision to change accountants was approved and ratified by the Company’s Board of Directors. The report of AJ Robbins on the financial statements of the Company for the fiscal year ended December 31, 2008 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principle, except for an explanatory paragraph relative to the Company’s ability to continue as a going concern. Additionally, during the Company’s two most recent fiscal years and any subsequent interim period, there were no disagreements with AJ Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

While AJ Robbins was engaged by the Company, there were no disagreements with AJ Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to the Company, which disagreements if not resolved to the satisfaction of AJ Robbins would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Company’s financial statements for the fiscal year ended December 31, 2008.

The Company engaged Kempisty & Company Certified Public Accountants, P.C. (“Kempisty”) as the Company’s independent registered public accounting firm as of April 20, 2009. Kempisty served as the independent registered certified public accountants for World Orient Universal Limited, the Company’s wholly-owned subsidiary, for the fiscal year ended December 31, 2008. During the Company’s fiscal years ended December 31, 2008 and 2007 and through April 20, 2009, neither the Company, nor anyone acting on its behalf, consulted with Kempisty regarding the application of accounting principles to a specific completed or proposed transaction or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided that Kempisty concluded was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

DESCRIPTION OF BUSINESS

Overview

As used in this prospectus, unless otherwise indicated, the terms “we,” “our,” “us,” “Company” and “ZST” refer to ZST Digital Networks, Inc., a Delaware corporation, formerly known as SRKP 18, Inc. (“SRKP 18”).

We were incorporated in the State of Delaware on December 7, 2006. We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.

On December 11, 2008, we entered into a share exchange agreement, as amended on January 9, 2009 (the “Exchange Agreement”), with World Orient and its stockholders, pursuant to which the stockholders would transfer all of the issued and outstanding shares of World Orient to the Company in exchange for 1,985,000 shares of our common stock (the “Share Exchange”). On January 9, 2009, we closed the Share Exchange pursuant to which we became the 100% parent of World Orient and assumed the operations of World Orient and its subsidiaries, including Zhengzhou ZST. We also changed our name from SRKP 18, Inc. to ZST Digital Networks, Inc.

We conduct our business through our subsidiaries, which include our wholly-owned subsidiary, World Orient, World Orient’s wholly-owned subsidiary, Global Asia, Global Asia’s wholly-owned subsidiary, Everfair, and Everfair’s wholly-owned subsidiary, Zhengzhou ZST. Zhengzhou ZST and Everfair were founded in 1996 and 2007, respectively, and are based in Zhengzhou, China and Hong Kong, respectively. Global Asia and World Orient were founded in August 2008 in the British Virgin Islands.

“China” or “PRC” refers to the People’s Republic of China. “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.

Our Company

We are principally engaged in supplying digital and optical network equipment to cable system operators in the Henan Province of China. The Company has developed a line of internet protocol television (“IPTV”) set-top boxes that are used to provide bundled cable television, Internet and telephone services to residential and commercial customers. The Company has assisted in the installation and construction of over 400 local cable networks covering more than 90 municipal districts, counties, townships, and enterprises. The Company’s services and products have been recognized with various certifications, including “integrated computer information system qualification class III” issued by the Ministry of Industry Information, “communication user cable construction enterprise qualification” issued by the Henan Province Administration of Communication, “Henan Province Security Technology Prevention Engineering Qualification Class III”, a certificate of “ISO9001:2000 Quality System Authentication”, and “Double High” certification, high-tech product and high-tech enterprise issued by the Henan Province government.

At present, the Company’s main clients are broadcasting TV bureaus and cable network operators serving various cities and counties. The Company has over 30 main customers, including the broadcasting TV bureaus and cable network operators of the cities of Nanyang, Mengzhou, Xuchang, Pingdingshan, Kaifeng, Zhoukou and Gongyi, and the counties of Yuanyang, Luoning, Neihuang, Yinyang, Xixia, Kaifeng, Nanzhao, and Gushi.

In the near future, the Company plans to joint venture with cable network operators to provide bundled television programming, Internet and telephone services to residential customers in cities and counties located in the Henan Province of China.

Industry

Over the past ten years, technological advancements in the electronics industry have greatly expanded the capabilities of cable TV devices and cable systems. Cable network devices include amplifiers, optical receivers, IPTV set-top boxes and other related products. The popularity of these devices benefits from reductions in cost, size and weight, and improvements in functionality and reliability.

China’s consumer market for cable TV devices and electronics has been growing; due in part to the country’s rapid growing electronic industry. Economic growth in China has led to greater levels of personal disposable income and increased spending among China’s expanding middle-class consumer base. Notwithstanding China’s economic growth, China’s economic output and consumption rates are still relatively low on a per capita basis compared to developed countries. As China’s economy develops, we believe that disposable income and consumer spending levels will continue to become closer to that of developed countries like the United States.

China’s market share of cable TV devices and electronics is expected to increase, especially with the analog to digital conversion taking place over the next several years. According to the Report of the State Administrative of Movie and Television, as of 2008, there were over 350 million families who own television sets and over 160 million families who subscribed to cable TV service in China with 1,050 million and 480 million viewers respectively. This subscriber market is growing at approximately 10% to 15% CAGR. Owing to the extensive use of cable TV and the explosive growth of internet and broadband applications in China, the market for delivery of Internet service through cable modem or set-top box appears extremely promising in China in the near future.

Henan Province has a total population of 130 million residing in 118 counties, with over 2,500 villages and more than 10,000 administrative villages. Of the 30 counties in the Henan Province serviced by the Company, according to the Report of the State Administrative of Movie and Television, there were approximately 2.7 million cable TV subscribers in 2008 and this market is expected to increase to over six million subscribers in the next 3 to 5 years. The Henan Department of Movies and Television Broadcasting (“HDMTB”) has approved the extension of cable networks to counties and villages, with the purpose of bringing digital TV broadcasting and broadband services to the residents of Henan Province.

China has a number of benefits in the manufacture of electronic devices, which are expected to drive this growth:

•	Low Costs. China continues to have a significant low cost of labor as well as easy access to raw materials and land.
•	Proximity to Electronics Supply Chain. Electronics manufacturing in general continues to shift to China, giving China-based manufacturers a further cost and cycle time advantage.
•	Proximity to End-Markets. China has focused in recent years on building its research, development and engineering skill base in all aspects of higher end manufacturing, including electronic devices.

Competitive Strengths

Experienced Management Team

Our senior management team has extensive business and industry experience, including an understanding of changing market trends, consumer needs and technologies, which gives us the ability to capitalize on the opportunities resulting from these market changes. Our Chief Executive Officer, Zhong Bo, has over 15 years of experience in the design and installation of cable television systems, which we believe has been a key factor in our ability to establish long-lasting and valuable business relationships in the cable television industry. Other members of our senior management team also have significant experience with respect to key aspects of our operations, including research and development, product design, and sales and marketing.

Design Capabilities and Manufacturing Oversight

We employ a rigorous and systematic approach to product design and manufacturing oversight. We employ a senior design team with members educated by top colleges in China, with an average of 8 to 10 years of experience. Our design team develops and tracks new concepts and ideas from a variety of sources, including direct customer feedback, trade shows, domestic research institutions and our key core suppliers. We can rapidly modify our design function to accommodate new customer requests, designs and specifications. We subcontract all manufacturing on a turnkey basis, with our suppliers delivering fully assembled and tested products based on our proprietary designs. We also achieve quality control over products manufactured under our contract manufacturing arrangements by sending our technicians on site to supervise the production and testing of our products. The use of this model allows us to focus substantially all of our resources on determining customer requirements and on the design, development and support of our products.

Well-Established Distribution Channels

We sell our products through a well-established network of distributors and resellers which allows us to access the customer markets of the Henan Province as well as other markets in China. We have distributors throughout Henan, and in other key provinces in China. We attended various trade fairs for electronic products, including China Hi-tech Fair (Shenzhen), Canton Fair, Hong Kong Electronics Fair and International CES Las Vegas to promote our products.

Our Strategy

Our goal is to be a domestic leader in the development and manufacturer of cable television systems devices and related electronic products through the following strategies:

Enhance Brand Awareness.  We believe that continuing to strengthen our brand will be critical to increasing demand for, and achieving widespread acceptance of, our cable TV network devices and electronics. We believe a strong brand offers a competitive advantage and so we intend to devote additional resources to strategic marketing promotion in an effort to increase brand awareness and product recognition and heighten consumer loyalty. We aim to develop the brand “ZST” into a both domestically and internationally recognizable one.

Expand Sales Network and Distribution Channels.  We continue to seek additional penetration into existing markets as well as commencing sales in additional domestic markets. We intend to expand our sales and customer service networks of agents and dealers in China and into new markets. We also intend to develop relationships with a broader set of wholesalers, distributors and resellers, all in order to expand the market availability of our products. We expect that these relationships will allow us to diversify our customer base and increase the availability and exposure of our products.

Offer Comprehensive Network Infrastructure Solutions.  Our expertise in the design and installation of cable television systems has afforded us the ability to offer customized telecommunications systems for a variety of customers. For example, we offer a customer the ability to deliver a fully integrated video programming solution, customized set-top boxes and network design and management. We intend to devote additional resources towards expanding this segment of our business.

Pursue Strategic Partnerships, Joint Ventures and Acquisitions.  We intend to selectively pursue partnerships, joint ventures and strategic acquisition opportunities that we believe may allow us to increase our existing market share, expand into new markets, broaden our portfolio of products and intellectual property, and strengthen our relationships with our customers. For example, we plan to joint venture with cable network operators and target selected acquisitions that will allow us the ability to provide bundled television programming, internet and telephone services to residential customers in cities and counties located in the Henan Province.

Act on the Set-top Box Replacement Cycle.  The broader adoption of high definition televisions by consumers will require more advanced compression (e.g., MPEG-4) and security technologies within set-top boxes. This may launch a replacement cycle, particularly among direct-to-home and cable providers with substantial bases of legacy equipment, which may create additional market opportunities for us.

Products

We currently offer a range of branded cable television devices and related networking products including set-top boxes, optical receivers, optical transmitters and cable transmission amplifiers.

Set-top Boxes and Related Products

Our line of internet protocol television (“IPTV”) set-top boxes integrate Internet, multi-media, and communication technologies, provides residential customers with high definition digital multi-media service, and provides extensive freedom to choose video programs offered by the network video providers on broadband IP network. These devices allow consumers who subscribe to television service from multi-channel video distributors to access encrypted digital video and audio content and make use of a variety of interactive applications. These applications include an on-screen interactive program guide, pay-per-view offerings, games and shopping and parental control.

In addition to the functionality of a basic digital set-top box, these devices enable subscribers to pause, stop, reverse, fast forward, record and replay live or recorded digital television content using a built-in hard drive capable of storing up to 200 hours of content. They also include the ability to support video-on-demand services. Our devices also enable subscribers to access the enhanced picture quality and sound of high-definition content, in addition to the functionality of a standard-definition digital set-top box. In addition, our line of IPTV devices can also deliver customized multi-media service functions according to user configurations, and delivers performance and additional value to customers through network and applications software upgrades.

In addition to set-top boxes we also design and develop related products such as power supplies, remote controls and other devices and accessories.

Digital Network Equipment

We offer a line of fiber-optic receivers and transmitters, cable transmission amplifiers and other network products which provide the flexibility, speed and clarity necessary in communications systems. Our optical receivers, amplifiers and power supply products have been recognized by the Ministry of Broadcasting and TV and the Henan Municipality Bureau of Broadcasting and TV. We have implemented stringent quality control systems covering each phase of production, from the purchase of raw materials through oversight of each step in the manufacturing process. Quality and reliability is monitored in accordance with the requirements of ISO 9001 systems. We have also passed stringent quality reviews and our products meet digital electronic product standards in China, the United States and Europe.

•	Optical Receivers. Our optical receivers convert a fiber-optic transmission into digital RF signals that are amplified and distributed through a 750 – 1000MHz optical cable system.
•	Optical Transmitters. We have developed a range of optical transmitters, including the 1310nm and 1550nm series products, used in the transmission of cable system front optical fiber signal.
•	Cable Transmission Amplifiers. Our main bus amplifier and end user amplifier products are used to improve the signal quality in cable networks.

Net revenues for each of our revenue segments as a percentage of net revenues is set forth below:

	March 31, 2009	Year Ended December 31,
		2008	2007	2006
Products
IPTVs	49%	56%	40%	—
Optical devices	21%	22%	26%	28%
Cable devices	8%	3%	6%	3%
Others	22%	15%	28%	67%
Subtotal	100%	96%	100%	98%
Technical Support	—	2%	—	—
Construction	—	2%	—	—
Total	100%	100%	100%	100%

Manufacturing and Suppliers

Manufacturing

Our manufacturing operations consist of the procurement and inspection of raw materials and components, final system quality control testing and packaging. We subcontract all manufacturing on a turnkey basis, with our suppliers delivering fully assembled and tested products based on our proprietary designs. The use of this model allows us to focus substantially all of our resources on determining customer requirements and on the design, development and support of our products. This model also allows us to have significantly reduced capital requirements. The assembled products are then delivered to our facilities for final system quality control testing against product specifications and product configuration, including software installation.

We subcontract our manufacturing to a number of manufacturers. Our manufacturers were selected based on the breadth of available technology, quality, manufacturing capacity and support for design tools that we use. None of our products are currently manufactured by more than one supplier. However, in the event one of our suppliers notifies us that it intends to cease manufacturing a product, we expect that we will have an adequate opportunity to order sufficient quantities of the affected products so that shipments to customers will not be adversely affected while we qualify a new manufacturer.

For the foreseeable future, we intend to continue to rely on our contract manufacturers for substantially all of our manufacturing and assembly and the substantial portion of our test requirements. All of our contract manufacturers produce products for other companies. We do not have long-term manufacturing agreements with any of our contract manufacturers. Our contract manufacturers are not obligated to supply products to us for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order that has been accepted by one of our contract manufacturers.

We generally place orders approximately 3 to 4 weeks in advance of expected delivery. We work closely with our contract manufacturers to manage costs and delivery times. However, we have only a limited ability to react to fluctuations in demand for our products, which could cause us to have an excess or a shortage of inventory of a particular product.

Suppliers

We have established long-term partnership relationships with our main raw material suppliers. The raw materials used in our product include LCDs, ICs, flash memories, WiFi modules, GPS modules, capacitors, resistors, switches, connectors and batteries. We purchase such materials to satisfy our customers’ requirements. For special products and large orders, we typically quote our prices and delivery of goods ahead of time after receiving the orders.

Currently, our primary suppliers of raw materials are located in South Korea, Taiwan, United States, and China. Three suppliers, Hangzhou Jingbao Electronic Ltd., Farway Electronics Factory and Henan Hui-ke Electronics Co., Ltd., are our largest suppliers of components for our products, each of which accounted for more than 10% of our purchases of components for our products for fiscal year ended December 31, 2008 and 2007. In addition, Henan Hui-ke Electronics Co., Ltd., Zhengzhou Chung Heng Technology and Henan Deke Co., Ltd. each accounted for more than 10% of our purchases of components for our products for the three months ended March 31, 2009. We believe that the raw materials and components used in manufacturing our products are available from enough sources to be able to satisfy our needs. Presently, our relationships with our current suppliers are generally good and we expect that our suppliers will be able to meet the anticipated demand for our products in the future.

At times, the pricing and availability of raw materials can be volatile, attributable to numerous factors beyond our control, including general economic conditions, currency exchange rates, industry cycles, production levels or a supplier’s tight supply. To the extent that we experience cost increases we may seek to pass such cost increases on to our customers, but cannot provide any assurance that we will be able to do so successfully or that our business, results of operations and financial condition would not be adversely affected by increased volatility of the cost and availability of raw materials.

Quality Control

We consider quality control an important element of our business practices. We have stringent quality control systems that are implemented by various Company-trained staff members to ensure quality control over the production process, from the purchase of raw materials through oversight of each stage of the manufacturing process. Our quality control department executes the following functions:

•	testing samples of raw materials from suppliers;
•	implementing sampling systems and sample files;
•	setting internal controls and regulations for the testing of finished products; and
•	articulating the responsibilities of quality control staff.

We also achieve quality control over products manufactured under our contract manufacturing arrangements by sending our technicians on site to supervise the production and testing of our products.

Sales and Marketing

We have a broad sales network throughout China. Our sales network spans throughout the Henan Province and in several major provincial-level and municipal cities in China. Our distribution network includes exclusive provincial and regional distributors, resellers and brand-name counters.

We are highly dependent upon sales of our products to certain of our customers. During our fiscal year ended December 31, 2008, two customers both accounted for approximately 10% of our net revenues. During the fiscal year ended December 31, 2007, three customers accounted for approximately 16%, 14% and 13%, respectively, of our net revenues. During the fiscal year ended December 31, 2006, five customers accounted for approximately 24%, 24%, 19%, 13% and 10%, respectively, of our net revenues. No other customer accounted for greater than 10% of our net revenues during these periods. All purchases of our products by customers are made through purchase orders and we do not have long-term contracts with any of our customers. The loss of any customers to which we sell a significant amount of our products, or from which we receive significant portion of orders, or any material adverse change in the financial condition of such customers could negatively affect our revenues and decrease our earnings.

The focus of our marketing plan is print advertising and participation in tradeshows and exhibitions. With a targeted approach, our print advertisements appear regularly in popular consumer and industry publications and trade journals. To better showcase our diverse products to potential customers, we regularly exhibit at leading trade shows and exhibitions. Our dynamic, state-of-the-art trade show exhibits are developed internally to showcase our latest product offerings.

Research and Development

Companies such as us are under pressure for customers to respond more quickly with new designs and product innovations to support rapidly changing consumer tastes and regulatory requirements. We believe that the engineering and technical expertise of our management and key personnel, together with our emphasis on continuing research and development, allows us to efficiently and timely identify and bring new, innovative products to market for our customers using the latest technologies, materials and processes. We believe that continued research and development activities are critical to maintaining our offering of technologically-advanced products to serve a broader array of our customers.

We focus our product design efforts on both improving our existing products and developing new products. In an effort to enhance our product quality, reduce costs and keep up with emerging product trends, we work with our key customers to identify emerging product trends and implement new solutions intended to meet the current and future needs of the markets we serve.

For the years ended December 31, 2008, 2007 and 2006, we have invested approximately $0, $88,864 and $48, respectively, in research and development. For the three months ended March 31, 2009, we have invested $0 in research and development.

Acquisitions

To supplement our internal growth, we intend to pursue a targeted acquisition strategy that will seek acquisition candidates that fulfill one or more of the following objectives:

•	increase our penetration of existing markets;
•	expand into new markets;
•	increase our service offerings;
•	add customers and cash flow to our existing network services business; and
•	enhance our ability to sell and delivery value-added services.

We initially intend to focus our acquisition efforts on cable system providers and enhanced service providers and on interconnect companies in the Henan Province that sell, install and maintain data and voice networks for customers. Our initial goal is to be a vertically integrated service provider, providing bundled television programming, internet and telephone services to residential customers in cities and counties located in the Henan Province.

Competition

The market for set-top boxes and digital networking products is highly competitive, especially with respect to pricing and the introduction of new products and features. Our products compete primarily on the basis of:

•	reliability;
•	brand recognition;
•	quality;
•	price;
•	design; and
•	quality service and support to retailers and our customers.

Currently, there are many significant competitors in the set-top box business including several established companies who have sold set-top boxes to major cable operators for many years. These competitors include companies such as Motorola, Cisco Systems, and Pace. In addition, a number of rapidly growing companies have recently entered the market, many of them with set-top box offerings similar to our existing set-top box products. We also expect additional competition in the future from new and existing companies who do not currently compete in the market for set-top boxes. As the set-top box business evolves, our current and potential competitors may establish cooperative relationships among themselves or with third parties, including software and hardware companies that could acquire significant market share, which could adversely affect our business. We also face competition from set-top boxes that have been internally developed by digital video providers.

In recent years, we and many of our competitors, have regularly lowered prices, and we expect these pricing pressures to continue. If these pricing pressures are not mitigated by increases in volume, cost reductions from our supplier or changes in product mix, our revenues and profits could be substantially reduced. As compared to us, many of our competitors have:

•	significantly longer operating histories;
•	significantly greater managerial, financial, marketing, technical and other competitive resources; and
•	greater brand recognition.

As a result, our competitors may be able to:

•	adapt more quickly to new or emerging technologies and changes in customer requirements;
•	devote greater resources to the promotion and sale of their products and services; and
•	respond more effectively to pricing pressures.

Intellectual Property

We rely on a combination of patent and trade secret protection and other unpatented proprietary information to protect our intellectual property rights and to maintain and enhance our competitiveness in the portable electronic product industry. Our Chief Executive Officer, Mr. Zhong Bo, has legal ownership of one patent in China. This patent is applied in the operations of our Company and Mr. Zhong has granted the Company a license to use such patent.

Some of our products are also designed to include software or other intellectual property licensed from third parties. While it may be necessary in the future to seek or renew licenses relating to various aspects of our products and business methods, based on past experience and industry practice we believe that such licenses generally could be obtained on commercially reasonable terms. However, there is no guarantee that such licenses could be obtained at all. Because of technological changes in the portable electronics industry, current extensive patent coverage and the rapid rate of issuance of new patents, it is possible certain components of our products may unknowingly infringe existing patents or intellectual property rights of others.

We have implemented enhanced file management procedures at the Company in an effort to protect our proprietary rights; however, there can be no assurance that our patents and other proprietary rights will not be challenged, invalidated, or circumvented, that others will not assert intellectual property rights to technologies that are relevant to us, or that our rights will give us a competitive advantage. In addition, the laws of some foreign countries may not protect our proprietary rights to the same extent as the laws of the China.

We have one registered trademark in China, with an expiration date of December 2011.

PRC Government Regulations

Environmental Regulations

The major environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution.

We have not been named as a defendant in any legal proceedings alleging violation of environmental laws. We have no reasonable basis to believe that there is any threatened claim, action or legal proceedings against us that would have a material adverse effect on our business, financial condition or results of operations due to any non-compliance with environmental laws.

Patent Protection in China

The PRC’s intellectual property protection regime is consistent with those of other modern industrialized countries. The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets. The PRC is also a signatory to most of the world’s major intellectual property conventions, including:

•	Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);
•	Paris Convention for the Protection of Industrial Property (March 19, 1985);
•	Patent Cooperation Treaty (January 1, 1994); and
•	The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Patents in the PRC are governed by the China Patent Law and its Implementing Regulations, each of which went into effect in 1985. Amended versions of the China Patent Law and its Implementing Regulations came into effect in 2001 and 2003, respectively.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents, i.e., patents for inventions, utility models and designs respectively. The Chinese patent system adopts the principle of first to file. This means that, where more than one person files a patent application for the same invention, a patent can only be granted to the person who first filed the application. Consistent with international practice, the PRC only allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability. For a design to be patentable, it should not be identical with or similar to any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

PRC law provides that anyone wishing to exploit the patent of another must conclude a written licensing contract with the patent holder and pay the patent holder a fee. One rather broad exception to this, however, is that, where a party possesses the means to exploit a patent but cannot obtain a license from the patent holder on reasonable terms and in reasonable period of time, the PRC State Intellectual Property Office, or SIPO, is authorized to grant a compulsory license. A compulsory license can also be granted where a national emergency or any extraordinary state of affairs occurs or where the public interest so requires. SIPO, however, has not granted any compulsory license up to now. The patent holder may appeal such decision within three months from receiving notification by filing a suit in a people’s court.

PRC law defines patent infringement as the exploitation of a patent without the authorization of the patent holder. A patent holder who believes his patent is being infringed may file a civil suit or file a complaint with a PRC local Intellectual Property Administrative Authority, which may order the infringer to stop the infringing acts. Preliminary injunction may be issued by the People’s Court upon the patentee’s or the interested parties’ request before instituting any legal proceedings or during the proceedings. Evidence preservation and property preservation measures are also available both before and during the litigation. Damages in the case of patent infringement is calculated as either the loss suffered by the patent holder arising from the infringement or the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be reasonably determined in an amount ranging from one to three times of the license fee under a contractual license. The infringing party may be also fined by the Administration of Patent Management in an amount of up to three times the unlawful income earned by such infringing party. If there is no unlawful income so earned, the infringing party may be fined in an amount of up to RMB 500,000, or approximately $62,500.

Tax

Pursuant to the Provisional Regulation of China on Value Added Tax and their implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay VAT at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to a portion of or a full refund of the VAT that it has already paid or borne. Our imported raw materials that are used for manufacturing export products and are deposited in bonded warehouses are exempt from import VAT.

Foreign Currency Exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Reform and Development Commission.

Dividend Distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China are required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Employees

At June 30, 2009, we had approximately 78 employees. All of our employees are based in China. There are no collective bargaining contracts covering any of our employees. We believe our relationship with our employees is satisfactory.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, and work-related injury insurance, and maternity insurance, in accordance with relevant regulations. Total contributions to the funds are approximately $5,616 for the quarter ended March 31, 2009 and $6,487, $130,549 and $396 for the years ended December 31, 2008, 2007 and 2006, respectively. We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations.

We also provide housing facilities for our employees. At present, approximately 1% of our employees live in company-provided housing facilities. Under PRC laws, we may be required to make contributions to a housing assistance fund for employees. Presently, a housing assistance fund is not required by the Zhengzhou Municipal Government and therefore, we provide free housing facilities to all employees who need accommodation. If in the future, a housing assistance fund is required by the Zhengzhou Municipal Government, we will commence contributions to the housing assistance fund.

Effective January 1, 2008, the PRC introduced a new labor contract law that enhances rights for the nation's workers, including open-ended work contracts and severance pay. The legislation requires employers to provide written contracts to their workers, restricts the use of temporary laborers and makes it harder to lay off employees. It also requires that employees with fixed-term contracts be entitled to an indefinite-term contract after a fixed-term contract is renewed twice. Although the new labor contract law would increase our labor costs, we do not anticipate there will be any significantly effects on our overall profitability in the near future since such amount was historically not material to our operating cost. Management anticipates this may be a step toward improving candidate retention for skilled workers.

Properties

In China, only the PRC government and peasant collectives may own land. In 2001, Zhong Bo, our Chief Executive Officer and Chairman of the Board, acquired a total of approximately 115 square meters of real estate for approximately RMB Yuan 665,000 (equivalent to approximately USD$97,000) under a land use right grant from the Zhengzhou State-Owned Land Resource Bureau. Our registered principal office is located on the property at Building 28, Huzhu Road, Zhongyuan District, Zhengzhou, China. Mr. Zhong permits the Company to use such property for free. We have the right to use the real estate until 2069. In the event we wish to continue to use the real estate after this expiration date, we must apply for an extension at least one year prior to the land grant’s expiration.

We also lease a property, with a floor area of approximately 200 square meters, located at No. 170 Gongren Road, Zhongyuan District, Zhengzhou, China where we conduct the same operations as we do at our principal offices. The lease expires on September 15, 2010 and the annual rent is RMB 50,000, which is approximately USD$7,300.

On April 24, 2009, the Company entered into a House Lease Agreement for the property located at Bo Ya Xi Cheng No. 206, Tong Bai Road, Zhongyuan District, Zhengzhou, China, with a floor area of approximately 945 square meters (the “Lease”). The Lease has a term from May 21, 2009 to April 30, 2011 and the annual rent is RMB 400,000, which is approximately USD$58,485. The Company entered into the Lease because it required additional space to conduct its business operations.

We believe our current facilities will be adequate to meet our operating needs for the foreseeable future. Should we need additional space, we believe we will be able to secure additional space at commercially reasonable rates.

Legal Proceedings

There are not any material pending legal proceedings to which the Company is a party or as to which any of its property is subject, and no such proceedings are known to the Company to be threatened or contemplated against it.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following individuals constitute our board of directors and executive management:

Name	Age	Position	Term
Zhong Bo	58	Chairman of the Board and Chief Executive Officer	January 9, 2009 thru Present
Zhong Lin	28	Director and Chief Operating Officer	January 9, 2009 thru Present
Yang Ai Mei	58	Director	January 9, 2009 thru Present
Tian Li Zhi	35	Director	January 9, 2009 thru Present
Sheng Yong	46	Director	January 9, 2009 thru Present
Liu Hui Fang	30	Director	January 9, 2009 thru Present
Zeng Yun Su	45	Chief Financial Officer and Corporate Secretary	January 9, 2009 thru Present
Xue Na	31	Deputy General Manager and President of the Labor Union	January 9, 2009 thru Present

Zhong Bo has been chairman of the board of Zhengzhou ZST since 1996. He has also served as the director of the Henan Association for the Promotion of Non-Governmental Entrepreneurs since July 1999, as the President of the Federation of Industry and Commerce (General Chamber of Commerce) since January 2001 and as a committee member of the Chinese People’s Political Consultative Conference since January 2004. From October 1989 to September 1992, Mr. Zhong served as the manager of the Zhengzhou and Luoyang Offices of Beijing CEC Video & Audio Technology Jointly Developed Corporation. From September 1970 to September 1989, Mr. Zhong served as the technical principal of the Zhumadian Branch of the Wuhan Times Academy of Sciences. Mr. Zhong obtained a degree in Electronics in September 1989 from the Electronic Engineering Department of Tsinghua University and a Master’s degree in Business Management in 2003 from Asia International Open University in Macau.

Zhong Lin has served as general manager of Zhengzhou ZST since January 2008. Prior to serving as general manager, Mr. Zhong served as the manager of the system integration department of Zhengzhou ZST, from April 2005 to December 2007. Mr. Zhong received his MBA in 2005 from University of Manhatten B.C. From 1997 to 2001, Mr. Zhong studied Computer Information Management at Nanjing University of Science and Technology.

Yang Ai Mei has served as managing director of Zhengzhou Guangda Textiles Co., Ltd., a cotton manufacturing company, since May 1995, where she has worked since 1988. From January 1978 to January 1988, Ms. Yang was the manager of Zhongyuan Labour Services Company, a company which engages in the sale and trade of textiles. Ms. Yang received a Bachelor of Economics in the field of Management in 1975 from Zheng Zhau University.

Tian Li Zhi has been employed as an attorney for the Henan Image Law Firm since May 2000. From May 1997 to May 2000, Ms. Tian was a legal consultant for Zhengzhou Asia Group, a company which manages commercial properties. Ms. Tian received a law degree in 1997 from Zheng Zhau University.

Sheng Yong has served as the general manager of Iaoning Unified Biological Energy Sources Co., Ltd., a biological energy company, since January 2004. From January 1988 to January 2004, Mr. Sheng was the deputy general manager of Zhengzhou Yinhe Joint-Stock Co., Ltd., a textile manufacturing company. Mr. Sheng received a Bachelor of Economics in Management from the Air Force Polities Academy of the Chinese People’s Liberation Army in 1999.

Liu Hui Fang has served as finance manager of Henan Zhongfu Container Co., Ltd., a company which engages in the production and sale of plastic packaging, since August 2002. From July 1999 to August 2002, Ms. Liu served as chief accountant of Zhengzhou Fukang Medical Equipment Co., Ltd., a distributor of medical equipment. Ms. Liu received a degree in business accounting in 1999 from Henan Business College. She is also a member of The Chinese Institute of Certified Public Accountants.

Zeng Yun Su has served as the chief financial officer of Zhengzhou ZST since January 2009. Prior to his employment with Zhengzhou ZST, from November 1992 to July 2008, Mr. Zeng served as assistant director and then as the office director and director of the comprehensive plan department for the Henan General Construction Investment Company. In 1992, Mr. Zeng worked at the Commodity Grain Base Office of the Henan Provincial Department of Agriculture. Mr. Zheng received a diploma in politics and economics in 1999 from Henan University.

Xue Na has served as deputy general manager of Zhengzhou ZST since September 2005 and as president of the labor union for Zhengzhou ZST since 2003. From January 2002 to August 2005, Ms. Xue served as the assistant general manager of Zhengzhou ZST and from July 1997 to December 2001, she held the position of office director of Zhengzhou ZST. Ms. Xue received her MBA in 2002 from Asia International Open University (Macau). From 1995 to 1997, Ms. Xue studied public relations at Zhengzhou Huanghe Science and Technology College.

Except as noted above, the above persons do not hold any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act.

Family Relationships

Zhong Bo is the father of Zhong Lin.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company during the past five years.

There have been no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

The Board of Directors and Committees

Board Composition

Subject to certain exceptions, under the listing standards of the NYSE Amex, a listed company’s board of directors must consist of a majority of independent directors. Currently, our board of directors has determined that each of the following non-management directors, Yang Ai Mei, Tian Li Zhi, Sheng Yong and Liu Hui Fang, is an “independent” director as defined by the listing standards of NYSE Amex currently in effect and approved by the SEC and all applicable rules and regulations of the SEC. All members of the Audit, Compensation and Nominating Committees satisfy the “independence” standards applicable to members of each such committee. The board of directors made this affirmative determination regarding these directors’ independence based on discussions with the directors and on its review of the directors’ responses to a standard questionnaire regarding employment and compensation history; affiliations, family and other relationships; and transactions with the Company. The board of directors considered relationships and transactions between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The purpose of the board of director’s review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NYSE Amex rules.

Audit Committee

We established our Audit Committee in February 2009. The Audit Committee consists of Liu Hui Fang, Yang Ai Mei and Tian Li Zhi, each of whom is an independent director. Liu Hui Fang, Chairman of the Audit Committee, is an “audit committee financial expert” as defined under Item 407(d) of Regulation S-K. The purpose of the Audit Committee is to represent and assist our board of directors in its general oversight of our accounting and financial reporting processes, audits of the financial statements and internal control and audit functions. The Audit Committee’s responsibilities include:

•	The appointment, replacement, compensation, and oversight of work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.
•	Reviewing and discussing with management and the independent auditor various topics and events that may have significant financial impact on our Company or that are the subject of discussions between management and the independent auditors.

The board of directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee Charter is posted on our corporate website at: www.shenyangkeji.com.

Compensation Committee

We established our Compensation Committee in February 2009. The Compensation Committee consists of Liu Hui Fang and Tian Li Zhi, each of whom is an independent director. Liu Hui Fang is the Chairman of the Compensation Committee. The Compensation Committee is responsible for the design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key employees, and for the administration of our equity incentive plans, including the approval of grants under such plans to our employees, consultants and directors. The Compensation Committee also reviews and determines compensation of our executive officers, including our Chief Executive Officer. The board of directors has adopted a written charter for the Compensation Committee. A copy of the Compensation Committee Charter is posted on our corporate website at: www.shenyangkeji.com.

Nominating Committee

We established our Nominating Committee in February 2009. The Nominating Committee consists of Tian Li Zhi and Sheng Yong, each of whom is an independent director. Tian Li Zhi is the Chairman of the Nominating Committee. The Nominating Committee assists in the selection of director nominees, approves director nominations to be presented for stockholder approval at our annual general meeting and fills any vacancies on our board of directors, considers any nominations of director candidates validly made by stockholders, and reviews and considers developments in corporate governance practices. The board of directors has adopted a written charter for the Nominating Committee. A copy of the Nominating Committee Charter is posted on our corporate website at: www.shenyangkeji.com.

EXECUTIVE COMPENSATION

Summary Compensation Tables

The following table sets forth information concerning the compensation for the two fiscal years ended December 31, 2008 and 2007 of the principal executive officer, our two most highly compensated officers whose annual compensation exceeded $100,000, and up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last fiscal year (the “named executive officers”).

Name and Position	Year	Salary	Bonus	All Other Compensation(1)	Total
Zhong Bo(2) Chief Executive Officer and Chairman of the Board	2008	$6,594	$—	$—	$6,594
	2007	6,297	—	—	6,297

Richard Rappaport(3) Former Chief Executive Officer and Former Director	2008	$—	$—	$—	$—
	2007	—	—	—	—

(1)	Relates to automobile, housing and medical personal benefits.
(2)	Mr. Zhao was appointed the Company’s Chief Executive Officer and Chairman of the Board upon the closing of the Share Exchange on January 9, 2009.
(3)	Mr. Rappaport resigned from all positions with the Company upon the closing of the Share Exchange on January 9, 2009.

Outstanding Equity Awards at 2008 Fiscal Year End

There were no option exercises or options outstanding in 2008.

Employment Agreements

We have entered into an employment agreement with Zhong Bo, our Chief Executive Officer and Chairman of the Board, which expires in December 2011. Mr. Zhong is paid a monthly salary of RMB 4,500, which is approximately USD$662. The employment agreement provides that the parties may terminate the agreement upon mutual agreement or upon one month prior written notice to the other party. Mr. Zhong may terminate his employment immediately under certain circumstances including if the Company fails to provide certain required labor protection or working conditions, fails to pay compensation on time and in full, or acts in such a way to harm Mr. Zhong’s right and interests or threaten his personal safety. The employment agreement also provides that the Company may terminate such agreement immediately under certain circumstances including if Mr. Zhong does not satisfy the conditions for employment during the probation period, materially breaches the Company’s rules and regulations, or neglects his duties thereby causing substantial damage to the Company. The employment agreement restricts the Company’s ability to terminate the employment agreement under certain circumstances including if Mr. Zhong has proven that he is unable to work due to a work-related injury, or has contracted an illness or sustained a non-work-related injury and the prescribed period of medical care has not yet expired. In addition, the employment agreement provides that under certain circumstances, Mr. Zhong may have to compensate the Company for economic losses incurred. Under the employment agreement, Mr. Zhong has an obligation to maintain commercial secrets of the Company. The employment agreement contains general provisions for mediation and arbitration in the case of any dispute arising out of the employment agreement that cannot first be settled by consultation and negotiation.

Director Compensation

The Company did not and does not currently have an established policy to provide compensation to members of its board of directors for their services in that capacity. The Company intends to develop such a policy in the near future.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2008, the Company did not have an equity compensation plan.

Indemnifications of Directors and Executive Officers and Limitations of Liability

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our board of directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our board of directors by a majority vote of a quorum of disinterested board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of its bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the closing of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;
•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or
•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Share Exchange

On January 9, 2009, we completed the Share Exchange with World Orient and the former stockholders of World Orient. At the closing, World Orient became our wholly-owned subsidiary and 100% of the issued and outstanding securities of World Orient were exchanged for securities of the Company. An aggregate of 1,985,000 shares of common stock were issued to the stockholders of World Orient. As of the close of the Share Exchange, the former stockholders of World Orient owned approximately 22% of our issued and outstanding common stock.

Upon the closing of the Share Exchange, the Company’s board of directors resigned in full and appointed Zhong Bo, Zhong Lin, Yang Ai Mei, Tian Li Zhi, Sheng Yong and Liu Hui Fang to the board of directors of our Company, with Zhong Bo serving as Chairman. The Company’s board of directors also appointed Zhong Bo as Chief Executive Officer, Zeng Yun Su as Chief Financial Officer and Corporate Secretary, Zhong Lin as Chief Operating Officer and Xue Na as Deputy General Manager and President of the Labor Union, each of whom were executive officers and/or directors of Zhengzhou ZST. Also in connection with the Share Exchange, we paid $350,000 to WestPark and $125,000 to a third party unaffiliated with the Company, SRKP 18 or WestPark.

Purchase Right and Share and Warrant Cancellation

On January 14, 2009, Zhong Bo, our Chief Executive Officer and Chairman of the Board, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”) each entered into a Common Stock Purchase Agreement pursuant to which the Company issued and the ZST Management agreed to purchase an aggregate of 12,530,000 shares of our common stock at a per share purchase price of $0.2806 (the “Purchase Right”). The purchase price for the shares was paid in full on May 25, 2009. Each of the stockholders and warrantholders of the Company prior to the Share Exchange agreed to cancel 0.3317 shares of common stock and warrants to purchase 0.5328 shares of common stock held by each of them for each one (1) share of common stock purchased by the ZST Management pursuant to the Purchase Right (the “Share and Warrant Cancellation”). Pursuant to the Share and Warrant Cancellation, an aggregate of 4,156,390 shares of common stock and warrants to purchase 6,676,390 shares of common stock held by certain of our stockholders and warrantholders prior to the Share Exchange were cancelled.

Private Placement

WestPark, the placement agent for the $4.98 million equity financing conducted by the Company, received a commission equal to 12% of the gross proceeds from the financing plus a 4% non-accountable expense allowance. No other consideration was paid to WestPark or SRKP 18 in connection with the Share Exchange or Private Placement. Furthermore, in connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $170,000, bearing no interest (the “Note”), to WestPark Capital Financial Services, LLC, the parent company of WestPark. The principal was due and payable by the Company on or before the earlier of (a) thirty (30) days from the date of issuance of the Note or (b) upon the receipt by the Company of at least $4 million in the Private Placement. The Company repaid the Note in full on January 23, 2009 using the proceeds from the second closing of the Private Placement.

Richard Rappaport, our President and one of our controlling stockholders prior to the Share Exchange, indirectly holds a 100% interest in WestPark. Anthony C. Pintsopoulos, our officer, director and significant stockholder prior to the Share Exchange, is the Chief Financial Officer of WestPark. Kevin DePrimio and Jason Stern, each employees of WestPark, are also stockholders of the Company. Thomas J. Poletti is a former stockholder of the Company and a partner of K&L Gates LLP, our U.S. legal counsel. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange.

Patent License Agreement

Our Chief Executive Officer, Zhong Bo, has legal ownership of one patent in China that we rely on in the operation of our business. On January 9, 2009, we entered into a patent license agreement with Mr. Zhong for the right to use such patent in the operation of our business. We and Mr. Zhong also filed appropriate certificates with the Bureau of Intellectual Property in the PRC, which, after approved by the Bureau, would result in the legal license of the patent by us. The certificates were approved on January 9, 2009. Mr. Zhong did not receive any additional consideration for the license of the intellectual property rights to us, other than the execution of the patent license agreement being a condition to the closing of the Share Exchange.

Policy for Approval of Related Party Transactions

We do not currently have a formal related party approval policy for review and approval of transactions required to be disclosed pursuant to Item 404 of Regulation S-K. We expect our board to adopt such a policy in the near future.

Director Independence

See the section entitled “Management” beginning on page 52 for a discussion of board member independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the date of this report are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth certain information with respect to beneficial ownership of our common stock as of June 30, 2009 based on 17,455,000 issued and outstanding shares of common stock, by:

•	Each person known to be the beneficial owner of 5% or more of the outstanding common stock of our Company;
•	Each named executive officer;
•	Each director; and
•	All of the executive officers and directors as a group.

Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise indicated, the address of each stockholder listed in the table is c/o ZST Digital Networks, Inc., Building 28, Huzhu Road, Zhongyuan District, Zhengzhou, People’s Republic of China.

Name and Address of Beneficial Owner	Title	Amount and Nature of Beneficial Ownership		Percent of Class	Percent of Total Voting Power Held(1)
Directors and Executive Officers:
Zhong Bo	Chairman of the Board of Directors and Chief Executive Officer	12,313,231	(2)	70.54%	59.87%
Zhong Lin	Director and Chief Operating Officer	—		—	—
Yang Ai Mei	Director	—		—	—
Tian Li Zhi	Director	—		—	—
Sheng Yong	Director	—		—	—
Liu Hui Fang	Director	—		—	—
All Officers and Directors as a Group (total of eight (8) persons)		12,313,231		70.54%	59.87%
5% Stockholders:
Richard Rappaport 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067		2,153,422	(3)	12.15%	10.34%
WestPark Capital Financial Services, LLC(4) 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067		1,313,423	(5)	7.45%	6.34%
Wu Dexiu No. 5, Unit 6, Block 28 Huzhu Road, Zhongyuan District Zhengzhou, PRC		1,090,110		6.25%	5.30%

*	Indicates less than 1%.
(1)	Assuming the full conversion of the maximum number of shares of Series A Convertible Preferred Stock issued and outstanding on June 30, 2009, which was 3,110,600 shares, into shares of our common stock.
(2)	Includes 11,223,121 shares of common stock owned by Mr. Zhong. Also includes 1,090,110 shares of common stock owned by Mr. Zhong’s wife, Wu Dexiu. Mr. Zhong may be deemed the beneficial owner of these securities since he has voting and investment control over the securities.
(3)	Includes 470,399 shares of common stock and a warrant to purchase 67,200 shares of common stock owned by Mr. Rappaport. Also includes 132,300 shares of common stock and warrants to purchase 18,900 shares of common stock owned by each the Amanda Rappaport Trust and the Kailey Rappaport Trust as well as the shares of common stock and warrants to purchase shares of common stock owned by WestPark Capital Financial Services, LLC. Mr. Rappaport, as Trustee of the Rappaport Trusts and Chief Executive Officer and Chairman of WestPark Capital Financial Services, LLC, may be deemed the indirect beneficial owner of these securities since he has sole voting and investment control over the securities.
(4)	Richard Rappaport serves as Chief Executive Officer and Chairman of WestPark Capital Financial Services, LLC.
(5)	Includes 1,149,246 shares of common stock and a warrant to purchase 164,177 shares of common stock.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, of which 17,455,000 shares are issued and outstanding. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by our board of directors;
(ii)	are entitled to share ratably in all of the Company’s assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;
(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and
(iv)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Our Chief Executive Officer and Chairman of the Board, Zhong Bo, beneficially owns approximately 59.87% of the outstanding shares of our common stock (after giving effect to the Series A Conversion). Accordingly, upon completion of the Share Exchange, Purchase Right, Share and Warrant Cancellation and Private Placement, Mr. Zhong is in a position to control all of our affairs.

Preferred Stock

We may issue up to 10,000,000 shares of our preferred stock, $0.0001 par value per share, from time to time in one or more series. We are authorized to issue 3,750,000 shares of Series A Convertible Preferred Stock, $0.0001 par value per share. Upon completion of the closing of the Private Placement, we have issued 3,110,600 shares of our Series A Convertible Preferred Stock. Our board of directors, without further approval of our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

Each share of the Series A Convertible Preferred Stock is convertible into shares of common stock at a conversion price equal to the purchase price of such shares. However, if the Company at any time prior to the first trading day on which its common stock is quoted on the NYSE Amex, the NASDAQ Capital Market, the NASDAQ Global Market or the New York Stock Exchange (each a “Trading Market”) sells or issues any shares of common stock in one or a series of transactions at an effective price less than such conversion price where the aggregate gross proceeds to the Company are at least $1.0 million, then the aforementioned conversion price shall be reduced to such effective price. Each share of Series A Convertible Preferred Stock shall automatically convert into shares of common stock if (i) the closing price of the Company’s common stock on the Trading Market for any 10 consecutive trading day period exceeds $3.00 per share, and (ii) the shares of common stock underlying the Series A Convertible Preferred Stock are subject to an effective registration statement. As of the date of this prospectus, the conversion price of the Series A Convertible Preferred Stock is equal to $1.60.

If the Company pays a stock dividend on its shares of common stock, subdivides outstanding shares of common stock into a larger number of shares, combines, through a reverse stock split, outstanding shares of its common stock into a smaller number of shares or issues, in the event of a reclassification of shares of the common stock, any shares of its capital stock, then the conversion price of the Series A Convertible Preferred Stock will be adjusted as follows: the conversion price will be multiplied by a fraction, of which (i) the numerator will be the number of shares of common stock outstanding immediately before one of the events described above and (ii) the denominator will be the number of shares of common stock outstanding immediately after such event.

Holders of the Series A Convertible Preferred Stock have the right to one vote per share of common stock issuable upon conversion of the shares underlying any shares of Series A Convertible Preferred Stock outstanding as of the record date for purposes of determining which holders have the right to vote with respect to any matters brought to a vote before the Company’s holders of common stock.

In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series A Convertible Preferred Stock shall receive $1.60 per share of Series A Convertible Preferred Stock and are entitled to receive in preference to the holders of common stock an amount per share of $1.60 plus any accrued but unpaid dividends. If the Company’s assets are insufficient to pay the above amounts in full, then all of its assets will be ratably distributed among the holders of the Series A Convertible Preferred Stock in accordance with the respective amounts that would be payable on such shares if all amounts payable were paid in full.

There are no additional specific dividend rights or redemption rights of holders of the Series A Convertible Preferred Stock.

If any shares of the Company’s Series A Convertible Preferred Stock are redeemed or converted, those shares will resume the status of authorized but unissued shares of preferred stock and will no longer be designated as Series A Convertible Preferred Stock.

As long as any shares of Series A Convertible Preferred Stock are outstanding, the Company cannot alter or adversely change the powers, preference or rights given to the Series A Convertible Preferred Stock holders, without the affirmative vote of those holders.

Warrants

Prior to the Purchase Right and Share and Warrant Cancellation, our stockholders held warrants to purchase an aggregate of 7,096,390 shares of our common stock, and an aggregate of 6,676,390 warrants were cancelled in conjunction with the Purchase Right and Share and Warrant Cancellation. As of the date of this prospectus, the Company has issued and outstanding an aggregate of 420,000 warrants with an exercise price of $0.0001.

Market Price of the Company’s Common Stock

The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on the NYSE Amex. If and when our common stock is listed or quoted for trading, the price of our common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;
•	Our financial position and results of operations;
•	Concern as to, or other evidence of, the reliability and safety of our products and services or our competitors’ products and services;
•	Announcements of innovations or new products or services by us or our competitors;
•	U.S. federal and state governmental regulatory actions and the impact of such requirements on our business;

•	The development of litigation against us;
•	Period-to-period fluctuations in our operating results;
•	Changes in estimates of our performance by any securities analysts;
•	The issuance of new equity securities pursuant to a future offering or acquisition;
•	Changes in interest rates;
•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	Investor perceptions of us; and
•	General economic and other national conditions.

Delaware Anti-Takeover Law and Charter and Bylaw Provisions

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our Company, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter its bylaws without stockholder approval;
•	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders; and
•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.

Listing

We intend to apply to have our common stock approved for listing on the NYSE Amex under the trading symbol “ZDT.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices. Upon completion of this offering, and after giving effect to the Series A Conversion, we will have outstanding an aggregate of 21,115,600 shares of common stock, assuming no exercise of the underwriter’s over-allotment option. All of these shares will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

All other outstanding shares not sold in this offering will be deemed “restricted securities” as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below. Our shareholders will not be eligible to utilize Rule 144 until January 15, 2010, at the earliest, which is 12 months from the date we filed our Form 10 information, as required under Rule 144. Subject to the lock-up agreements described below and the provisions of Rules 144, additional shares will be available for sale in the public market as follows:

Approximate Number of Shares Eligible for Future Sale	Date
550,000	After the date of this prospectus, freely tradable shares sold in this offering.
3,796,378	After the date of this prospectus, these shares will have been registered under a separate prospectus (“Resale Prospectus”) and will be freely tradable by selling stockholders listed in the Resale Prospectus, subject to the lock-up arrangement described below. These shares consist of all of the shares of common stock registered under the Resale Prospectus, including 85,723 shares of common stock that have or may be issued upon exercise of outstanding warrants and 3,110,600 shares of common stock that have or may be issued upon conversion of outstanding Series A Convertible Preferred Stock. Of the 3,796,378 shares, selling stockholders holding an aggregate of 3,110,600 shares of common stock underlying the Series A Convertible Preferred Stock have agreed that they will not sell any of such securities until 90 days after our common stock begins to be listed or quoted on either the New York Stock Exchange, NYSE Amex, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-twelfth of their shares will be released from the lock-up restrictions, and after which their shares will automatically be released from the lock-up restrictions every 30 days in eleven equal installments.
2,674,222	These shares, which are held by shareholders of the Company immediately prior to the Share Exchange, will be freely tradable after the Securities and Exchange Commission declares effective the registration statement that we intend to file on or before January 5, 2010. These include 334,277 shares of common stock underlying warrants held by shareholders of the Company immediately prior to the Share Exchange.
1,985,000	On January 15, 2010, which is twelve months after the filing of a current report on Form 8-K reporting the closing of the Share Exchange, these shares, which were issued in connection with the Share Exchange, may be sold under and subject to Rule 144. However, all of the holders of these shares have agreed with WestPark not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of WestPark, for a period of 24 months after the date of this prospectus.

Approximate Number of Shares Eligible for Future Sale	Date
12,530,000	On January 15, 2010, which is twelve months after the filing of a current report on Form 8-K reporting the closing of the Share Exchange, these shares, which were issued in connection with the Purchase Right, may be sold under and subject to Rule 144. However, all of the holders of these shares have agreed with WestPark not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of WestPark, for a period of 24 months after the date of this prospectus.

Rule 144

In general, under Rule 144 a person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell all of their shares, provided the availability of current public information about the Company during the six months following satisfaction of the six-month holding period requirement.

Affiliates that have held restricted securities for at least six months to sell such restricted securities in accordance with the traditional conditions of Rule 144, including the public information requirement, the volume limitations, manner of sale provisions and notice requirements. In particular, an affiliate who has beneficially owned shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed 1% of the number of shares of our common stock then outstanding, which will equal approximately 211,156 shares immediately after this offering (after giving effect to the Series A Conversion and excluding the underwriter’s over-allotment option of up to 82,500 shares).

Any substantial sale of common stock pursuant to any resale registration statement or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply. Upon completion of this offering, subject to lock-up agreements with the underwriter, all of the restricted shares may not be sold until January 15, 2010, which is 12 months after the filing of a current report on Form 8-K reporting the closing of the Share Exchange.

Lock-Up Agreements and Registration

The investors in our private placement, in which we sold 3,110,600 shares of Series A Convertible Preferred Stock, entered into a lock-up agreement pursuant to which they agreed not to sell their shares until 90 days after our common stock begins to be listed or quoted on either the New York Stock Exchange, NYSE Amex, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-twelfth of their shares will be released from the lock-up restrictions, and after which their shares will automatically be released from the lock-up restrictions every 30 days in eleven equal installments. We agreed to file a registration statement covering the common stock sold in the Private Placement within 60 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor. Subject to the lock-up agreement, the shares will be freely tradable upon effectiveness of the registration statement.

We have agreed with WestPark that we will not, without the prior written consent of WestPark, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock (excluding the exercise of certain warrants and/or options currently outstanding and exercisable) for a period of 24 months after the date of this prospectus.

In addition, each of our executive officers and directors, in addition to all of the shareholders that received shares issued in the Share Exchange or pursuant to the Purchase Right, holding an aggregate of 14,515,000 shares of common stock, have agreed with WestPark not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of WestPark, for a period of 24 months after the date of this prospectus.

We have been advised by WestPark that it has no present intention and there are no agreements or understandings, explicit or tacit, relating to the early release of any locked-up shares. WestPark may, however, consent to an early release from the lock-up period if, in its opinion, the market for the common stock would not be adversely impacted by sales. The release of any lock-up would be considered on a case-by-case basis. Factors that WestPark may consider in deciding whether to release shares from the lock-up restriction include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our securities, historical trading volumes of our securities and whether the person seeking the release is an officer, director or affiliate of us.

We also agreed to file a registration statement with the Securities and Exchange Commission to register 2,339,945 shares of common stock and 334,277 shares of common stock underlying outstanding warrants held by stockholders of the Company prior to the Share Exchange who are affiliates of WestPark. We have agreed to file the registration statement on or before January 5, 2010, which is 10 days after the end of the six-month period that immediately follows the date on which we file the registration statement of which this prospectus is a part.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement dated [], 2009 WestPark Capital, Inc. (“WestPark”), has agreed to purchase from us the number of shares of common stock set forth below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

Underwriter	Number of Shares
WestPark Capital, Inc.	[]
Total	[]

The underwriting agreement provides that the agreement may be terminated by WestPark at any time prior to delivery of and payment for the shares if, in WestPark’s judgment, payment for and delivery of the shares is rendered impracticable or inadvisable by reason of events specified in the underwriting agreement, including but not limited to the state of the financial markets and our financial condition. Subject to the foregoing, the underwriter is committed to purchase all of the common stock being offered by us if any of such shares are purchased, other than those covered by the over-allotment option described below.

The underwriter proposes to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriter may offer the common stock to some dealers at that price less a concession not in excess of $[] per share. Dealers may reallow a concession not in excess of $[] per share to some other dealers. After the shares of common stock are released for sale to the public, the underwriter may vary the offering price and other selling terms.

We have granted to the underwriter an option, exercisable for up to 45 days after the date of this prospectus, to purchase up to 82,500 additional shares of common stock at the public offering price set forth on the cover of this prospectus solely to cover over-allotments, if any.

We have agreed with WestPark that we will not, without the prior written consent of WestPark, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock (excluding the exercise of certain warrants and/or options currently outstanding and exercisable) for a period of 24 months after the date of this prospectus.

Each of our executive officers and directors, in addition to significant stockholders, holding an aggregate of 14,515,000 shares of common stock, have agreed with WestPark not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of WestPark, for a period of 24 months after the date of this prospectus.

We have agreed to indemnify the underwriter against some liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make in respect thereof.

We have agreed to pay WestPark a $[] non-accountable expense allowance, based on an initial public offering price of $[] per share. In addition, we have agreed to pay WestPark’s road show expenses of $[] and counsel fees (excluding blue sky fees) of $[].

Upon the closing of this offering, we have agreed to sell to WestPark warrants to purchase up to 55,000 shares of our common stock. The warrants will be exercisable at a per share exercise price equal to 120% of the public offering price, subject to standard anti-dilution adjustments for stock splits and similar transactions, and will become exercisable one year after the date of this prospectus and expire five years from the date of this prospectus. The warrants and underlying shares are deemed by FINRA to be underwriting compensation in connection with this offering pursuant to FINRA Rule 5110. In addition, unless an exemption is available under FINRA Rule 5110(g)(2), these securities will be subject to lock-up restrictions under FINRA Rule 5110(g). FINRA Rule 5110(g) provides that the warrants and underlying shares shall not be sold during this

68

offering or sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the warrants or underlying shares by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering.

The underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to some limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the NYSE Amex or otherwise and, if commenced, may be discontinued at any time.

In connection with the offering, the underwriter may make short sales of the issuer’s shares and may purchase the issuer’s shares on the open market to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in the offering. ‘Covered’ short sales are sales made in an amount not greater than the underwriter’s ‘overallotment’ option to purchase additional shares in the offering. The underwriter may close out any covered short position by either exercising its overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. ‘Naked’ short sales are sales in excess of the overallotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the issuer’s stock or preventing or retarding a decline in the market price of issuer’s stock. As a result, the price of the issuer’s stock may be higher than the price that might otherwise exist in the open market.

Prior to this offering, there has been no public market of the common stock. Consequently, the initial public offering price will be determined by negotiations between us and the underwriter. Among the factors considered in these negotiations will be prevailing market conditions, the market capitalizations and the stages of development of other companies that we and the underwriter believe to be comparable to us, estimates of our business potential, our results of operations in recent periods, the present state of our development and other factors deemed relevant.

We estimate that our out of pocket expenses for this offering will be approximately $[].

69

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by K&L Gates LLP, Los Angeles, California. Stubbs Alderton & Markiles, LLP, Sherman Oaks, California is acting as counsel for the underwriter. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices, Beijing, People’s Republic of China. K&L Gates LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS

The (i) consolidated financial statements of ZST Digital Networks, Inc. as of December 31, 2008, 2007, and 2006 and for the years ended December 31, 2008, 2007, and 2006 (ii) and the condensed parent-only balance sheet of ZST Digital Networks, Inc. as of December 31, 2008 and 2007 and the related condensed parent-only statements of operations and cash flows for the year ended December 31, 2008 and the period January 3, 2007 (inception) to December 31, 2007 included in footnote 21 to the Consolidated Financial Statements of ZST Digital Networks, Inc., each appearing in this prospectus and registration statement have been audited by Kempisty & Company Certified Public Accountants PC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, as amended, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

70

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

FINANCIAL STATEMENTS
March 31, 2009

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

KEMPISTY & COMPANY

CERTIFIED PUBLIC ACCOUNTANTS, P.C.

15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 - TEL (212) 406-7272 - FAX (212) 513-1930

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
ZST Digital Networks, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of ZST Digital Networks, Inc. and Subsidiaries as of December 31, 2008, 2007 and 2006 and the related consolidated statements of operations, consolidated cash flows and consolidated changes in stockholders’ equity and comprehensive income for each of the years in the three year period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ZST Digital Networks, Inc. and Subsidiaries at December 31, 2008, 2007 and 2006 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2008 in conformity with accounting principles generally accepted in the in the United States of America.

Kempisty & Company
Certified Public Accountants PC
New York, New York
March 25, 2009

KEMPISTY & COMPANY

CERTIFIED PUBLIC ACCOUNTANTS, P.C.

15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 - TEL (212) 406-7272 - FAX (212) 513-1930

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
ZST Digital Networks, Inc. (Formerly SRKP 18, Inc.)

We have audited the condensed Parent Only balance sheet of ZST Digital Networks, Inc. as of December 31, 2008 and 2007 and the related condensed Parent Only statements of operations and cash flows for the year ended December 31, 2008 and the period January 3, 2007 (inception) to December 31, 2007 included in Footnote 21 to the Consolidated Financial Statements of ZST Digital Networks, Inc. These Parent Only condensed financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the condensed Parent Only financial statements referred to above present fairly, in all material respects, the financial position of ZST Digital Networks, Inc. at December 31, 2008 and 2007 and the results of its operations and its cash flows for the year ended December 31, 2008 and the period January 3, 2007 (inception) to December 31, 2007 in conformity with accounting principles generally accepted in the in the United States of America.

Kempisty & Company
Certified Public Accountants PC
New York, New York
March 25, 2009

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars)

	March 31, 2009	March 31, 2008	December 31, 2008	December 31, 2007	December 31, 2006
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,881,304	$11,935,148	$1,134,954	$1,125,804	$1,183,665
Trade receivables, net (Note 3)	22,846,271	9,591,390	12,322,099	9,419,029	3,417,763
Contracts receivable (Note 6)	—	—	—	101,499	94,946
Employee advances and short-term loans receivable (Note 5)	6,065	579,247	6,307	769,855	731,645
Taxes recoverable	—	—	—	—	6,713
Inventories, net (Note 4)	469,785	1,132,983	775,185	5,488,794	2,622,909
Advances to suppliers (Note 11)	798,410	340,532	3,024,668	—	—
Prepaid expenses and other receivables	1,374	8,471	6,968	12,930	11,579
Total current assets	25,006,209	23,587,771	17,270,181	16,917,911	8,069,220
Property and equipment, net (Note 7)	29,021	60,591	34,148	62,521	81,048
Total assets	$26,032,230	$23,648,362	$17,304,329	$16,980,432	$8,150,268
LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable – trade	$6,968,449	$8,267,677	$1,270,096	$3,026,572	$5,353,267
Customer deposit	1,466	37,391	1,467	36,854	3,206
Billings in excess of costs on uncompleted projects (Note 9)	—	19,411	—	18,635	1,943
Accrued liabilities and other payable	806,762	236,252	501,176	222,440	146,971
Various taxes payable	400,802	257,130	188,539	490,977	21,220
Short-term loans (Note 8)	3,712,025	7,526,760	3,931,991	7,933,436	814,621
Employee security deposit payable	7,508	12,603	8,911	12,281	12,831
Wages payable	65,442	33,124	59,501	23,890	7,775
Dividend payable	—	2,856,245	—	2,624,266	—
Corporate tax payable (Note 12)	250,440	—	—	—	—
Due to related parties (Note 10)	—	—	2,359,728	—	19,237
Due to affiliated companies (Note 10)	—	—	—	23,405	—
Total current liabilities	12,212,894	19,246,593	8,321,409	14,412,756	6,381,071
Commitments and contingencies (Note 13)	—	—	—	—	—
Preferred stock Series A convertible, $0.0001 par value, 3,750,000 shares authorized, 2,242,523 shares issued and outstanding at March 31, 2009 and 0 shares issued and outstanding at March 31, 2008 and December 31, 2008, 2007 and 2006. Liquidation preference and redemption value of $3,585,902 at March 31, 2009 (Note 18)	2,946,440	—	—	—	—
Stockholders’ Equity
Common stock $0.0001 par value, 100,000,000 shares authorized, 17,455,000 shares issued and outstanding at March 31, 2009 and 14,515,000 shares issued and outstanding at March 31, 2008 and December 31, 2008, 2007 and 2006 (Note 17)	1,746	1,452	1,452	1,452	1,452
Additional paid-in capital	4,294,426	1,434,721	1,488,062	1,416,993	2,202,769
Accumulated other comprehensive income	168,175	448,878	590,839	423,683	138,200
Statutory surplus reserve fund (Note 16)	1,491,963	575,010	1,491,963	575,010	123,126
Retained earnings (unrestricted)	6,656,962	1,941,708	5,410,604	219,086	427,807
Subscription receivable (Note 10)	(1,740,376)	—	—	—	—
Due from related parties (Note 10)	—	—	—	(68,548)	(1,124,157)
Total stockholders’ equity	10,872,896	4,401,769	8,982,920	2,567,676	1,769,197
Total liabilities & stockholders’ equity	$26,032,230	$23,648,362	$17,304,329	$16,980,432	$8,150,268

The accompanying notes are an integral part of these consolidated financial statements.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In U.S. Dollars)

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2009	2008	2008	2007	2006
	(Unaudited)	(Unaudited)
Revenue	$17,760,628	$13,515,031	$55,430,819	$28,717,251	$5,650,246
Cost of goods sold	14,844,279	10,816,256	45,594,243	23,221,360	4,477,671
Gross Profit	2,916,349	2,698,775	9,836,576	5,495,891	1,172,575
Operating Costs and Expenses
Selling expenses	—	52,929	146,459	2,587	19,381
Depreciation	5,085	4,439	20,884	43,546	42,047
General and administrative	369,266	247,902	1,005,975	715,064	230,337
Merger cost	566,654	—	—	—	—
Research and development	—	—	—	88,864	48
Total operating costs and expenses	941,005	305,270	1,173,318	850,061	291,813
Income from operations	1,975,344	2,393,505	8,663,258	4,645,830	880,762
Other income (expenses)
Gain (loss) on disposal of assets	—	—	(11,295)	(319)	48,183
Interest income	106	8,526	9,753	3,489	473
Interest expense	(50,087)	(104,434)	(338,742)	(196,323)	(11,616)
Imputed interest	(31,400)	(17,728)	(71,069)	(70,079)	(19,905)
Sundry income (expense), net	3,004	335	(10,869)	309	55,368
Total other income (expenses)	(78,377)	(113,301)	(422,222)	(262,923)	72,503
Income before income taxes	1,896,967	2,280,204	8,241,036	4,382,907	953,265
Income taxes (Note 12)	(650,609)	(557,582)	(2,132,565)	(1,515,478)	(314,577)
Net income	$1,246,358	$1,722,622	$6,108,471	$2,867,429	$638,688
Basic earnings per share	$0.07	$0.12	$0.42	$0.20	$0.04
Weighted average shares outstanding, basic	17,193,667	14,515,000	14,515,000	14,515,000	14,515,000
Diluted earnings per share	$0.07	$0.12	$0.42	$0.20	$0.04
Weighted average shares outstanding, diluted	17,576,333	14,515,000	14,515,000	14,515,000	14,515,000

The accompanying notes are an integral part of these consolidated financial statements.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
(In U.S. Dollars)

	Capital		Additional Paid-in Capital	Statutory Reserve Fund	Accumulated Other Comprehensive Income	Retained Earnings (Unrestricted)	Subscription Receivable	Due from Related Parties	Total Stockholders’ Equity	Comprehensive Income
	Shares	Amount
Balance at December 31, 2005	14,515,000	$1,452	$2,182,864	$39,688	$49,963	$(127,443)	$—	$(781,388)	$1,365,136
Imputed interest allocated	—	—	19,905	—	—	—	—	—	19,905
Allocation of retained earnings to statutory reserve fund	—	—	—	83,438	—	(83,438)	—	—	—
Due from related parties	—	—	—	—	—	—	—	(342,769)	(342,769)
Foreign currency translation adjustment	—	—	—	—	88,237	—	—	—	88,237	$88,237
Net income for the year	—	—	—	—	—	638,688	—	—	638,688	638,688
Comprehensive income	—	—	—	—	—	—	—	—	—	$726,925
Balance at December 31, 2006	14,515,000	1,452	2,202,769	123,126	138,200	427,807	—	(1,124,157)	1,769,197
Authorized capital withdrawal by ZST PRC shareholders	—	—	(855,855)	—	—	—	—	—	(855,855)
Imputed interest allocated	—	—	70,079	—	—	—	—	—	70,079
Allocation of retained earnings to statutory reserve fund	—	—	—	451,884	—	(451,884)	—	—	—
Due from related parties	—	—	—	—	—	—	—	1,055,609	1,055,609
Dividend declared	—	—	—	—	—	(2,624,266)	—	—	(2,624,266)
Foreign currency translation adjustment	—	—	—	—	285,483	—	—	—	285,483	$285,483
Net income for the year	—	—	—	—	—	2,867,429	—	—	2,867,429	2,867,429
Comprehensive income	—	—	—	—	—	—	—	—	—	$3,152,912
Balance at December 31, 2007	14,515,000	1,452	1,416,993	575,010	423,683	219,086	—	(68,548)	2,567,676
Imputed interest allocated	—	—	71,069	—	—	—	—	—	71,069
Allocation of retained earnings to statutory reserve fund	—	—	—	916,953	—	(916,953)	—	—	—
Due from related parties	—	—	—	—	—	—	—	68,548	68,548
Foreign currency translation adjustment	—	—	—	—	167,156	—	—	—	167,156	$167,156
Net income for the year	—	—	—	—	—	6,108,471	—	—	6,108,471	6,108,471
Comprehensive income	—	—	—	—	—	—	—	—	—	$6,275,627
Balance at December 31, 2008	14,515,000	1,452	1,488,062	1,491,963	590,839	5,410,604	—	—	8,982,920
Reverse merger adjustment	2,940,000	294	2,774,964	—	—	—	—	—	2,775,258
Imputed interest allocated	—	—	31,400	—	—	—	—	—	31,400
Subscription receivable	—	—	—	—	—	—	(1,740,376)	—	(1,740,376)
Foreign currency translation adjustment	—	—	—	—	(422,664)	—	—	—	(422,664)	$(422,664)
Net income for the three months ended March 31, 2009	—	—	—	—	—	1,246,358	—	—	1,246,358	1,246,358
Comprehensive income	—	—	—	—	—	—	—	—	—	$823,694
Balance at March 31, 2009 (unaudited)	17,455,000	$1,746	$4,294,426	1,491,963	$168,175	$6,656,962	$(1,740,376)	$—	$10,872,896

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollars)

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2009	2008	2008	2007	2006
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net income	$1,246,358	$1,722,622	$6,108,471	$2,867,429	$638,688
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Imputed interest	31,400	17,728	71,069	70,079	19,905
Depreciation	5,085	4,439	20,884	43,546	42,047
Gain on disposal of assets	—	—	11,295	319	(48,183)
Changes in operating assets and liabilities:
Account receivable-trade	(10,524,172)	(66,631)	(2,903,070)	(6,001,266)	(2,017,173)
Contract receivable	—	(4,231)	101,499	(6,553)	(43,249)
Prepaid expenses and other receivables	5,594	4,459	5,962	(1,351)	13,183
Inventories, net	305,400	4,355,811	4,713,609	(2,865,885)	(1,809,028)
Advances	2,226,258	(340,532)	(3,024,668)	—	—
Accounts payable and accrued liabilities	6,003,939	5,255,776	(1,477,740)	(2,251,226)	4,456,606
Deposits and other payables	(1,404)	—	(38,757)	33,098	—
Billings in excess of costs on uncompleted projects	—	776	(18,635)	16,692	1,943
Various taxes payable and taxes recoverable	212,263	(233,847)	(302,438)	476,470	(64,187)
Wages payable	5,941	9,234	35,611	16,115	7,774
Corporate tax payable	250,440	—	—	—	(93,092)
Net cash provided (used) by operating activities	(232,898)	10,725,604	3,303,092	(7,602,533)	1,105,234
Cash Flows From Investing Activities
Purchases of property and equipment	—	—	—	(43,082)	—
Proceeds from disposal of fixed assets	—	—	—	22,661	193,186
Payment to ZST PRC shareholders	(1,740,376)	—	—	—	—
Net cash provided (used) by investing activities	(1,740,376)	—	—	(20,421)	193,186
Cash Flows From Financing Activities
Proceeds from (Repayment of) short-term demand loans receivable	242	190,608	763,548	(38,210)	(142,071)
(Proceeds from) Repayment of short-term demand loans payable	(219,966)	(406,676)	(4,001,445)	7,118,815	259,771
Sale of preferred stock	2,946,440	—	—	—	—
Withdrawal of authorized capital by ZST PRC shareholders	—	—	—	(855,855)	—
Dividend paid	—	—	(2,624,266)	—	—
Due from related parties and affiliated companies	—	68,548	68,548	1,055,609	(342,769)
Due to related parties and affiliated companies	—	(23,405)	2,336,323	4,168	(237,239)
Net cash provided (used) by financing activities	2,726,716	(170,925)	(3,457,292)	7,284,527	(462,308)
Effect of exchange rate changes on cash	(7,092)	254,665	163,350	280,566	124,725
Net increase in cash and cash equivalents	746,350	10,809,344	9,150	(57,861)	960,837
Cash and cash equivalents, beginning of period	1,134,954	1,125,804	1,125,804	1,183,665	222,828
Cash and cash equivalents, end of period	$1,881,304	$11,935,148	$1,134,954	$1,125,804	$1,183,665
Supplemental disclosure information:
Interest expense paid	$50,087	$104,434	$338,742	$196,323	$11,616
Income taxes paid	$400,164	$557,582	$2,132,565	$1,515,478	$314,577
Non cash investing and financing activities:
Shares issued for related parties’ debt	$2,359,728	$—	$—	$—	$—
Shares issued for subscription receivable	$1,740,376	$—	$—	$—	$—

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts and Disclosures for the Three Months Ended March 31, 2009 and 2008 Are Unaudited)

Note 1 — Description of Business and Organization

ZST Digital Networks, Inc. (“ZST Digital”, formerly SRKP 18, Inc.) was incorporated in the State of Delaware on December 7, 2006. ZST Digital was originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation. On January 9, 2009, ZST Digital closed a share exchange transaction (the “Share Exchange”) pursuant to which ZST Digital (i) issued 1,985,000 shares of its common stock to acquire 100% equity ownership of World Orient Universal Limited (“World Orient”), which is the 100% parent of Global Asia Universal Limited (“Global Asia”), which is the 100% parent of Everfair Technologies Limited (“Everfair”), which is the 100% parent of Zhengzhou Shenyang Technology Company Limited (“ZST PRC”), (ii) assumed the operations of World Orient and its subsidiaries, and (iii) changed ZST Digital’s name from SRKP 18, Inc. to its current name. Subsequent to the closing of the Share Exchange, on January 14, 2009, Zhong Bo, our Chief Executive Officer and Chairman of the Board, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”), each entered into a Common Stock Purchase Agreement pursuant to which the Company issued and the ZST Management agreed to purchase an aggregate of 12,530,000 shares of our common stock at a per share purchase price of $0.2806 (the “Purchase Right”) and obtained control of the Company. The purchase price for the shares was paid in full on May 25, 2009. The restructuring of the Company is further discussed below.

World Orient was incorporated in British Virgin Islands (“BVI”) on August 12, 2008. As at December 31, 2008, World Orient had 50,000 capital shares authorized with $1.00 par value and 50,000 shares issued and outstanding. In November 2008, World Orient acquired 100% ownership of Global Asia.

Global Asia was incorporated in BVI on August 12, 2008. As at December 31, 2008, Global Asia had 50,000 capital shares authorized with $1.00 par value and 50,000 shares issued and outstanding. In October 2008, Global Asia acquired 100% ownership of Everfair.

Everfair is a holding company incorporated in November 26, 2007 in Hong Kong, PRC with the original sole shareholder Kuk Kok Sun. Everfair had 10,000 capital shares authorized with 1.00 HKD par value and 10,000 shares issued and outstanding. Pursuant to a share transfer agreement, Global Asia agreed to paid Kuk Kok Sun 10,000 HKD for the ownership transfer.

In October 2008, Everfair entered an ownership transfer agreement with the original owners of ZST PRC. Pursuant to the ownership transfer agreement, Everfair agreed to pay the original owners 12,000,000 RMB for the ownership transfer within three months of the approval of a new business license. This transfer was completed in January 2009 after the closing of the Share Exchange and exercise of the purchase rights by the shareholders of ZST PRC.

ZST PRC was established on May 20, 1996 as a private domestic corporation in Zhengzhou, Henan Province, PRC with an authorized capital of RMB 1.5 million. On April 8, 1999, the Company increased its authorized capital from RMB 1.5 million to RMB 8 million. On July 27, 2004, the Company further increased its authorized capital to RMB 18 million. On March 15, 2007, the Company decreased its authorized and invested capital to RMB 11.5 million. In February 2009, ZST PRC increased its authorized capital to RMB 17 million.

ZST PRC’s primary revenues were from sales of broadcasting equipment, hi-tech optical transmission devices, and telecommunication products. ZST PRC is principally engaged in supplying digital and optical network equipment to cable system operators in the Henan Province of China. It has developed a line of internet protocol television (“IPTV”) set-top boxes that are used to provide bundled cable television, Internet and telephone services to residential and commercial customers. At present, ZST PRC’s main clients are broadcasting TV bureaus and cable network operators serving various cities and counties. In the near future, the Company plans to joint venture with cable network operators to provide bundled television programming, Internet and telephone services to residential customers in cities and counties located in the Henan Province of China.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts and Disclosures for the Three Months Ended March 31, 2009 and 2008 Are Unaudited)

Note 1 — Description of Business and Organization  – (continued)

ZST Digital and its subsidiaries, World Orient, Global Asia, Everfair, and ZST PRC shall be collectively referred throughout as the “Company”.

Pursuant to PRC rules and regulations relating to mergers of PRC companies with foreign entities, an offshore company controlled by PRC citizens that intends to merge with a PRC company will be subject to strict examination by the relevant PRC foreign exchange authorities. To enable ZST PRC to go public, ZST management made the following restructuring arrangements: (i) established Everfair as a Hong Kong holding company owned by a non-PRC citizen and indirectly controlled the operations of Everfair, (ii) had Everfair enter into an equity transfer agreement with ZST PRC by paying 12,000,000 RMB to ZST Management, (iii) established World Orient as a BVI holding company owned by a non PRC-citizen, (iv) had World Orient and its wholly owned subsidiary Global Asia, its subsidiary Everfair, and its subsidiary ZST PRC enter into a share exchange agreement with ZST Digital, (v) concurrently conducted a private investment in a public company (“PIPE”) financing, and (vi) used proceeds from the PIPE transaction to pay 12,000,000 RMB to ZST Management pursuant to the ownership transfer agreement.

Upon consummation of the Share Exchange and the Purchase Right, ZST Management owns a majority of the issued and outstanding shares of common stock of the Company and Zhong Bo, Chairman of the Board of ZST PRC, was appointed as Chairman of the Board and Chief Executive Officer of ZST Digital.

For accounting purposes, this transaction is being accounted for as a reverse merger. The transaction has been treated as a recapitalization of World Orient and its subsidiaries, with ZST Digital (the legal acquirer of World Orient and its subsidiaries including ZST PRC) considered the accounting acquiree and ZST PRC, the only operating company, and whose management took control of ZST Digital (the legal acquiree of ZST Digital) is considered the accounting acquirer. The Company did not recognize goodwill or any intangible assets in connection with the transaction.

To summarize the paragraphs above, the organization and ownership structure of the Company is currently as follows:

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts and Disclosures for the Three Months Ended March 31, 2009 and 2008 Are Unaudited)

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

In the opinion of the management, the consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of March 31, 2009 and 2008, and December 31, 2008, 2007, and 2006; and the results of operations and cash flows for the three months ended March 31, 2009 and 2008, and the years then ended December 31, 2008, 2007 and 2006, respectively.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting year. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures About Fair Value of Financial Instruments,” defines financial instruments and requires fair value disclosures of those financial instruments. On January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. Current assets and current liabilities qualified as financial instruments and management believes their carrying amounts are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if applicable, their current interest rate is equivalent to interest rates currently available. The three levels are defined as follow:

•	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.
•	Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value.

As of the balance sheet date, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short maturities of these instruments and that the interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective period-ends. Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates the hierarchy disclosures each quarter.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts and Disclosures for the Three Months Ended March 31, 2009 and 2008 Are Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash on deposit with various financial institutions in PRC, Hong Kong, and all highly-liquid investments with original maturities of three months or less at the time of purchase. Banks and other financial institutions in PRC do not provide insurance for funds held on deposit.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts based on a review of all outstanding amounts on a monthly basis. The Company analyzes the aging of accounts receivable balances, historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms. Significant changes in customer concentration or payment terms, deterioration of customer credit-worthiness or weakening in economic trends could have a significant impact on the collectability of receivables and our operating results. The Company has not provided a bad debt allowance based upon its historical collection experience. There were no bad debts written off during the years ended December 31, 2008, 2007, and 2006, and the three months March 31, 2009 and 2008, respectively.

Inventories

Inventories, which are primarily comprised of raw materials and finished goods, are stated at the lower of cost or net realizable value, using the first-in first-out (FIFO) method. Cost is determined on the basis of a moving average. The Company evaluates the need for reserves associated with obsolete, slow-moving and non-salable inventory by reviewing net realizable values on a periodic basis.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method, with an estimated 5% salvage value of original cost, over the estimated useful lives of the assets as follows:

Machinery and equipment	5 years
Office equipment	5 years
Automobile	5 years
Other equipment	10 years

Expenditures for repairs and maintenance, which do not improve or extend the expected useful lives of the assets, are expensed as incurred while major replacements and improvements are capitalized.

When property or equipment is retired or disposed of, the cost and accumulated depreciation are removed from the accounts, with any resulting gains or losses being included in net income or loss in the year of disposition.

Impairment of Long-Lived Assets

The Company accounts for impairment of plant and equipment and amortizable intangible assets in accordance with SFAS No. 144, “Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of”, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstance that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the fair value of the asset or asset group.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts and Disclosures for the Three Months Ended March 31, 2009 and 2008 Are Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

Revenue Recognition

The Company recognizes product sales revenue when the significant risks and rewards of ownership have been transferred pursuant to PRC law, including such factors as when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, sales and value-added tax laws have been complied with, and collectability is reasonably assured. The Company generally recognizes revenue when its products are shipped.

The IPTV device sales contracts include a one-year quality assurance warranty for defects. According to the sales contract terms, customers are able to hold back 10% of the total contract balance payable to the Company for one year. This deferred payment obligation is not contingent on resale of the product. In accordance with SFAS FASB No. 48, “Revenue Recognition When Right of Return Exists”, the Company records the holdback as revenue at the time of sale when its products are shipped to customers. Costs related to quality assurance fulfillment are mainly the costs of materials used for repair or replacement of damaged or defective products and are expensed as incurred. As the costs associated with such assurance were immaterial in monetary terms, no assurance liability is accrued for all periods. The Company incurred quality assurance costs of $199,999, $63,495, $0, $0 and $0 for the years ended December 31, 2008, 2007 and 2006 and for the three months ended March 31, 2009 and 2008, respectively. These costs incurred represent 0.67%, 0.52%, 0%, 0%, 0% of years ended December 31, 2008, 2007 and 2006 and three months ended March 31, 2009 and 2008 IPTV box sales, respectively. In the event of defective product returns, the Company has the right to seek replacement of such returned units from its supplier.

Revenues from fixed-price construction contracts are recognized on the completed-contract method. This method is used because most of the construction and engineering contracts are completed within six months or less and financial position and results of operations do not vary significantly from those which would result from using the percentage-of-completion method. A contract is considered complete when all costs have been incurred and the installation is operating according to specifications or has been accepted by the customer.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, suppliers, tools, repairs, and depreciation costs. General and administrative costs are charged to expenses as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Claims are included in revenues when received.

Comprehensive Income

The Company has adopted SFAS No. 130, “Reporting Comprehensive Income”, which establishes standards for reporting and displaying comprehensive income, its components, and accumulated balances in a full-set of general-purpose financial statements. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments.

Related Parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts and Disclosures for the Three Months Ended March 31, 2009 and 2008 Are Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Research and Development

Research and development costs are expensed to operations as incurred. The Company spent $0, $0, $0, $88,864, and $48 on direct research and development (“R&D”) efforts for the years ended December 31, 2008, 2007 and 2006, and the three months ended March 31, 2009 and 2008, respectively.

Advertising Costs

The Company expenses advertising costs as incurred. The Company did not incur any advertising expenses for the years ended December 31, 2008, 2007 and 2006, and the three months ended March 31, 2009 and 2008, respectively.

Foreign Currency Translation

The functional currency of ZST PRC is RMB, the functional currencies of World Orient, Global Asia, and Everfair are HKD, and the functional currency of ZST Digital is USD. The Company maintains its financial statements using the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of each subsidiary, which are prepared in either RMB or HKD, are translated into the Company’s reporting currency, USD. Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period. Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in the owners’ equity.

The exchange rates used for foreign currency translation were as follows (USD$1 = RMB):

Period Covered	Balance Sheet Date Rates	Average Rates
Three Months Ended March 31, 2009	6.82560	6.82547
Three Months Ended March 31, 2008	7.00220	7.15461
Year Ended December 31, 2008	6.81731	6.9373
Year Ended December 31, 2007	7.29410	7.59474
Year Ended December 31, 2006	7.79750	7.96369

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts and Disclosures for the Three Months Ended March 31, 2009 and 2008 Are Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

The exchange rates used for foreign currency translation were as follows (USD$1 = HKD):

Period Covered	Balance Sheet Date Rates	Average Rates
Three Months Ended March 31, 2009	7.74999	7.75374
Three Months Ended March 31, 2008	7.77965	7.79423
Year Ended December 31, 2008	7.74960	7.78634
Year Ended December 31, 2007	7.80214	7.70153

Recently Adopted Accounting Pronouncements

In the first quarter of 2009, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 141 (revised 2007), “Business Combinations” (SFAS No. 141(R) as mended by FASB staff position FSP 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination.” SFAS No. 141(R) generally requires an entity to recognize the assets acquired, liabilities assumed, contingencies, and contingent consideration at their fair value on the acquisition date. In circumstances where the acquisition-date fair value for a contingency cannot be determined during the measurement period and it is concluded that it is probable that an asset or liability exists as of the acquisition date and the amount can be reasonably estimated, a contingency is recognized as of the acquisition date based on the estimated amount. It further requires that acquisition related costs be recognized separately from the acquisition and expensed as incurred, restructuring costs generally be expensed in periods subsequent to the acquisition date, and changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period impact income tax expenses. In addition, acquired in-process research and development is capitalized as an intangibles asset and amortized over its estimated useful life. SFAS No. 141(R) is applicable to business combinations on a prospective basis beginning in the first quarter of 2009. The Company adopted SFAS No. 141(R) for its business combination during the quarter ended March 31, 2009.

Effective January 1, 2009, the Company adopted the provisions of EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 applies to any freestanding financial instruments or embedded features that have the characteristics of a derivative, as defined by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and to any freestanding financial instruments that are potentially settled in an entity’s own common stock. The adoption of EITF 07-5 was not material to the Company’s financial statements or results of operations.

In December 2008, the FASB issued FSP 132(R)-1, Employers Disclosures about Postretirement Benefit Plan Assets (FSP 132(R)-1). FSP 132(R)-1 requires additional disclosures for plan assets of defined benefit pension or other postretirement plans. The required disclosures include a description of our investment policies and strategies, the fair value of each major category of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets, the effect of fair value measurements using significant unobservable inputs on changes in plan assets, and the significant concentrations of risk within plan assets. FSP 132(R)-1 does not change the accounting treatment for postretirement benefits plans. The adoption of FSP 132(R)-1 was not material to the Company’s financial statements or results of operations.

In June 2008, the Financial Accounting Standards Board (FASB) issued FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (FSP EITF 03-6-1). FSP EITF 03-6-1 concludes that unvested share-based payment awards that contain rights to receive non-forfeitable dividends or dividend equivalents are participating securities, and thus, should be included in the two-class method of computing earnings per share (EPS). FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. Early application of

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts and Disclosures for the Three Months Ended March 31, 2009 and 2008 Are Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

EITF 03-6-1 is prohibited. It also requires that all prior-period EPS data be adjusted retrospectively. The adoption of FSP No EITF 03-6-1 was not material to the Company’s financial statements or results of operations.

In April 2008, the FASB issued Staff Position FAS 142-3, Determination of the Useful Life of Intangible Assets (FSP FAS 142-3) which amends the factors an entity should consider in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FAS No. 142, Goodwill and Other Intangible Assets (FAS No. 142). FSP FAS 142-3 applies to intangible assets that are acquired individually or with a group of assets and intangible assets acquired in both business combinations and asset acquisitions. It removes a provision under FAS No. 142, requiring an entity to consider whether a contractual renewal or extension clause can be accomplished without substantial cost or material modifications of the existing terms and conditions associated with the asset. Instead, FSP FAS 142-3 requires that an entity consider its own experience in renewing similar arrangements. An entity would consider market participant assumptions regarding renewal if no such relevant experience exists. FSP FAS 142-3 is effective for year ends beginning after December 15, 2008 with early adoption prohibited. The adoption of FAS 142-3 was not material to the Company’s financial statements or results of operations.

In March 2008, the FASB issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The adoption of SFAS 161 was not material to the Company’s financial statements or results of operations.

On December 4, 2007, the FASB issued SFAS No. 160, Noncontrolling interest in Consolidated Financial Statements (SFAS No. 160). SFAS No. 160 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. The statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and expands disclosures in the consolidated financial statements. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The adoption of SFAS No. 160 was not material to the Company’s financial statements or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 (“FSP 157-1”) and FASB Staff Position 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”). FSP 157-1 amends SFAS 157 to remove certain leasing transactions from its scope. FSP 157-2 delays the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company adopted SFAS 157 effective January 1, 2008 for all financial assets and liabilities as required. The adoption of SFAS 157 was not material to the Company’s financial statements or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115,” (“SFAS 159”) which is effective for fiscal years beginning after November 15, 2007. SFAS 159 is an elective standard which permits an entity to choose to measure many financial instruments and certain other items at fair value at specified

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts and Disclosures for the Three Months Ended March 31, 2009 and 2008 Are Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The Company has not elected the fair value option for any assets or liabilities under SFAS 159.

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). The accounting provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. The adoption of this Interpretation had no impact on the Company’s financial position or results of operations.

In December 2004, SFAS No. 123R, Share-Based Payment, an Amendment of SFAS No. 123, was issued and it was effective as of the beginning of the Groups 2006 fiscal year. SFAS No. 123R requires all share-based payments to qualified individuals, including grants of employee stock options, to be recognized as compensation expense in the financial statements based on their grant date fair values. The adoption of SFAS No. 123R was not material to the Company’s financial statements or results of operations.

Recent Issued Accounting Pronouncements

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (FSP FAS 157-4). FSP FAS 157-4 amends SFAS 157 and provides additional guidance for estimating fair value in accordance with SFAS 157 when the volume and level of activity for the asset or liability have significantly decreased and also includes guidance on identifying circumstances that indicate a transaction is not orderly for fair value measurements. This FSP shall be applied prospectively with retrospective application not permitted. This FSP shall be effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity early adopting this FSP must also early adopt FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (FSP FAS 115-2 and FAS 124-2). Additionally, if an entity elects to early adopt either FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (FSP FAS 107-1 and APB 28-1) or FSP FAS 115-2 and FAS 124-2, it must also elect to early adopt this FSP. The Company is currently evaluating this new FSP but do not believe that it will have a significant impact on the determination or reporting of the Company’s financial results.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairment” (FSP 115-2/124-2). FSP 115-2/124-2 amends the requirements for the recognition and measurement of other-than-temporary impairment for debt securities by modifying the pre-existing “intent and ability” indicator. Under FSP 115-2/124-2, an other-than-temporary impairment is triggered when there is an intent to sell the security, it is more likely then not that the security will be required to be sold before recovery, or the security is not expected to recover the entire amortized cost basis of the security. Additionally, FSP 115-2/124-2 changes the presentation of an other-than-temporary impairment in the income statement for those impairments involving credit losses. The credit loss component will be recognized in earnings and the remainder of the impairment will be recorded in other comprehensive income. FSP 115-2/124-2 is effective for the Company beginning in the second quarter of fiscal year 2009. Upon implementation at the beginning of the second quarter of 2009, FSP 115-2/124-2 is not expected to have a significant impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosure about Fair Value of Financial Instruments” (“FSP 107-1/APB 28-1”). FSP 107-1/APB 28-1 requires interim disclosures regarding the fair values of financial instruments that are within the scope of FAS 107, “Disclosures about the Fair Value of Financial Instruments,” Additionally, FSP 107-1/APB 28-1 requires disclosures of the methods and significant assumptions used to estimate the fair value of financial instruments on an interim basis as well as

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts and Disclosures for the Three Months Ended March 31, 2009 and 2008 Are Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

changes in the methods and significant assumptions from prior periods. FSP 107-1/APB 28-1 does not change the accounting treatment for these financial instruments and is effective for the Company beginning in the second quarter of fiscal year 2009.

Note 3 — Trade Receivables, Net

Trade receivables consist of the following:

	March 31,		December 31,
	2009	2008	2008	2007	2006
Trade receivables	$22,846,271	$9,591,390	$12,322,099	$9,419,029	$3,417,763

The Company has not provided a bad debt allowance based upon its historical collection experience. There were no bad debts written off for the years ended December 31, 2008, 2007 and 2006, and the three months ended March 31, 2009 and 2008, respectively.

Note 4 — Inventories, Net

Inventory consists of the following:

	March 31,		December 31,
	2009	2008	2008	2007	2006
Products for sale	$469,785	$1,132,983	$775,185	$5,488,794	$2,622,909

The Company sold its production lines in 2006 and has operated as a distributor since that time. There was no reserve for obsolete inventory for all the periods as the Company has purchased inventory based on customers’ orders.

Since 2008, the Company focuses on sales of IPTV devices and ordered products according to sales contracts. Thus, the ending balance of inventory decreased.

Note 5 — Employee Advances and Short-Term Loans Receivable

Employee advances consist of the following:

	March 31,		December 31,
	2009	2008	2008	2007	2006
Employee advances	$6,065	$—	$6,307	$—	$—

Employee advances for business operating expenses and were deducted from their monthly wages.

Short-term interest-free loans receivable consist of the following:

	March 31,		December 31,
	2009	2008	2008	2007	2006
Short-term loans receivable	$—	$579,247	$—	$769,855	$731,645

Short-term interest-free loans were borrowed by the Company’s customers who were short of working capitals with terms less than six months in order to maintain customer relations, and were payable on demand. Since the customers usually have a long-time business relationship with the Company, the Company did not charge for any interests. The Company has not experienced any problems of collections.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts and Disclosures for the Three Months Ended March 31, 2009 and 2008 Are Unaudited)

Note 6 — Contracts Receivable

Contracts receivable consist of the following:

	March 31,		December 31,
	2009	2008	2008	2007	2006
Contracts receivable	$—	$—	$—	$101,499	$94,946

The Company started to provide construction services for Henan Siqi Technology Company in 2005 under separated contracts. The contracts receivables were from several completed projects. The Company still finished all projects with Henan Siqi Technology Company and contracts receivables were collected in 2008. There was no ongoing project at the end of 2008.

Note 7 — Property and Equipment, Net

Property and equipment consist of the following:

	March 31,		December 31,
	2009	2008	2008	2007	2006
Machinery and equipment	$89,354	$87,101	$89,463	$83,616	$83,024
Office equipment	32,408	50,809	32,447	48,775	41,846
Automobiles	101,703	99,138	101,827	95,173	97,034
Accumulated depreciation	(194,444)	(176,457)	(189,589)	(165,043)	(140,856)
Property and equipments, net	$29,021	$60,591	$34,148	$62,521	$81,048

The depreciation expenses were $20,884, $43,546, $42,047, $5,085, and $4,439 for the years ended December 31, 2008, 2007, and 2006, and the three months ended March 31, 2009 and 2008, respectively.

Note 8 — Short-Term Demand Loans Payable

The Company secured one-year bank loans from Bank of Communication and Austria Central Cooperation Bank. These loans carried at an annual interest rate of 6.7275% for loans from Bank of Communication and 6.6975% for loans from Austria Central Cooperation Bank Beijing Branch. Both loans are secured by accounts receivable of the Company.

Since 2005, the Company had several outstanding short-term demand loans which were used primarily for general working capital purposes. These short-term unsecured loans were borrowed from long-term relationship customers bearing no interest. The imputed interests are assessed as an expense to the business operation and addition to the paid-in capital. The calculation is performed monthly by annual rate in the rage from 5.58 to7.30% with the reference to the one-year loan rate from The People’s Bank of China.

The outstanding loans are as follows:

	March 31,		December 31,
Bank Loans:	2009	2008	2008	2007	2006
Bank of Communication	$—	$—	$—	$—	$384,750
Austria Central Cooperation Bank	$3,712,025	$6,590,043	$3,931,991	$6,343,233	$—

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts and Disclosures for the Three Months Ended March 31, 2009 and 2008 Are Unaudited)

Note 8 — Short-Term Demand Loans Payable  – (continued)

Interest expense incurred for the above short-term bank loans were $338,742, $196,323, $11,616, $50,087 and $104,434 for the years ended December 31, 2008, 2007 and 2006 and the three months ended March 31, 2009 and 2008, respectively.

	March 31,		December 31,
Corporation Loans:	2009	2008	2008	2007	2006
Henan Siqi Technology Company	$—	$42,844	$—	$41,129	$179,545
ZZ Huashitong Company	—	546,299	—	1,209,923	—
Yancity Television Department	—	12,283	—	11,792	11,030
Shanghai Post-communication Equipment	—	128,531	—	123,387	115,422
Xinhao Electronic Company	—	150,497	—	144,473	—
Tonghua Tianma Company	—	56,263	—	54,012	—
ZZ Boqing Technology Company	—	—	—	—	89,772
Others	—	—	—	5,487	34,102
Total	$—	$936,717	$—	$1,590,203	$429,871

The imputed interests were $36,573, $70,079, $19,905, $0 and $17,728 for the years ended December 31, 2008, 2007, and 2006 and the three months ended March 31, 2009 and 2008, respectively.

Note 9 — Costs and Billings on Uncompleted Contracts

	March 31,		December 31,
	2009	2008	2008	2007	2006
Billings on uncompleted contracts	$—	$109,965	$—	$105,565	$34,626
Costs incurred on uncompleted contracts	—	(90,554)	—	(86,930)	(32,683)
Billings in excess of costs on uncompleted contracts	$—	$19,411	$—	$18,635	$1,943

The Company finished two construction projects with Henan Siqi Technology Company in 2008.

Note 10 — Related Parties Transactions

Due to Related Parties

For the year then ended December 31, 2008, the Company had an outstanding payable to Mr. Zhong, Ms. Sen, Mr. Huang, Ms. Wu, and Ms. Li totaling $2,102,178, $13,759, $21,152, $211,814 and $10,825, respectively. These amounts are non-secured, non interest bearing, and are considered to be short-term within five months starting from October 6, 2008 to March 5, 2009. These payables were exchanged for common stock during the quarter ended March 31, 2009 as part of the Purchase Rights Agreement with the management of ZST PRC.

Due to related parties consist of the following:

	March 31,		December 31,
	2009	2008	2008	2007	2006
Sen, Hui (shareholder)	$—	$—	$13,759	$—	$7,054
Zhong, Bo (CEO)	—	—	2,102,178	—	12,183
Huang, Jenkang (Vice President)	—	—	21,152	—	—
Wu, Dexio (Warehousing, CEO’s Spouse)	—	—	211,814	—	—
Li, Yuting (Executive Secretary to CEO)	—	—	10,825	—	—
Total	$—	$—	$2,359,728	$—	$19,237

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts and Disclosures for the Three Months Ended March 31, 2009 and 2008 Are Unaudited)

Note 10 — Related Parties Transactions  – (continued)

The imputed interests were $34,496, $0, $0, $31,400 and $0 for the years ended December 31, 2008, 2007, and 2006 and the three months ended March 31, 2009 and 2008, respectively.

Due to Affiliated Companies

For the year then ended December 31, 2007, the Company had an outstanding payable of $23,405 to Henan Jingbuo Electronics Co., Ltd (“Jingbuo”), Mr. Zhong Bo holds 98.84% of the ownership. The demand loans were used primarily for general working capital purposes with non-interest bearing and no fixed repayment date.

Due to affiliated companies consist of the following:

	March 31,		December 31,
	2009	2008	2008	2007	2006
Henan Jingbuo Electronics Co., Ltd. (Mr. Zhong, Bo owns 98.84%)	$—	$—	$—	$23,405	$—

Subscription Receivable

Pursuant to relevant laws and regulations of China and the ownership transfer agreement with the original owners of ZST PRC, the Company, through its Everfair subsidiary, agreed to pay approximately $1.7 million (RMB 12,000,000) to acquire the assets of ZST PRC. As part of the Purchase Rights Agreement the original owners agreed to use these proceeds to complete the exercise of the Purchase Rights to purchase the Company’s shares and obtain control of the Company. As of March 31, 2009, the Company had an outstanding subscription receivable from Mr. Zhong, Ms. Sen, Mr. Huang, Ms. Wu, and Ms. Li in the amount of $1,740,376.

Subscription receivable consists of the following:

	March 31,		December 31,
	2009	2008	2008	2007	2006
Sen, Hui (shareholder)	$3,860	$—	$—	$—	$—
Zhong, Bo (CEO)	1,571,381	—	—	—	—
Huang, Jenkang (Vice President)	14,488	—	—	—	—
Wu, Dexio (Warehousing, CEO’s Spouse)	144,589	—	—	—	—
Li, Yuting (Executive Secretary to CEO)	6,058	—	—	—	—
Total	$1,740,376	$—	$—	$—	$—

The subscription receivable was paid on May 25, 2009.

Due from Related Parties

For the year then ended December 31, 2007 and 2006, the Company had an outstanding receivable from Shenyang Real Estate (ZZ) Co., Ltd., of which Mr. Zhong Bo holds 60% of the ownership. Due to its shortage of working capital, Shenyang Real Estate borrowed loans from the Company with non-interest bearing and no fixed repayment date.

For the year then ended December 31, 2006, the Company had an outstanding receivable from Shenyang Cables (ZZ) Co., Ltd., of which Mr. Zhong Lin, Zhong Bo’s son and the Chief Operating Officer and director of the Company, holds 91.4% of the ownership. The demand loans were used primarily for general working capital purposes with non-interest bearing and no fixed repayment date.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts and Disclosures for the Three Months Ended March 31, 2009 and 2008 Are Unaudited)

Note 10 — Related Parties Transactions  – (continued)

For the year then ended December 31, 2007, the Company had an outstanding receivable from Henan Jingbuo Electronics Co., Ltd., of which Mr. Zhong Bo holds 98.84% of the ownership. The demand loans were used primarily for general working capital purposes with non-interest bearing and no fixed payment date.

Due from affiliated companies consists of the following:

	March 31,		December 31,
	2009	2008	2008	2007	2006
Shenyang Real Estate (ZZ) Co., Ltd. (Mr. Zhong Bo owns 60%)	$—	$—	$—	$68,648	$384,750
Henan Jingbuo Electronics Co., Ltd. (Mr. Zhong Bo owns 98.84%)	—	—	—	—	473,929
Shenyang Cables (ZZ) Co., Ltd. (Mr. Zhong Lin owns 98.84%)	—	—	—	—	265,478
	$—	$—	$—	$68,548	$1,124,157

Note 11 — Advances to Suppliers

In accordance with the purchase contracts, the Company is required to make an advance to its suppliers to purchase the IPTV materials and add on process work. The advance is applied to the total invoice balance upon satisfaction of the delivered goods.

Note 12 — Income Taxes

The Company is registered in PRC and has no tax advantages granted by local government for corporate income taxes and sales taxes because it is a domestic corporation.

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law has replaced the old laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% replaces the 33% rate applicable to both DES and FIEs, except for High Tech companies that pay a reduced rate of 15%, subject to government verification for Hi-Tech company status in every three years. For companies established before March 16, 2007 continue to enjoy tax holiday treatment approved by local government for a grace period of either for the next 5 years or until the tax holiday term is completed, whichever is sooner.

The provision for taxes on earnings consisted of:

	March 31,		December 31,
	2009	2008	2008	2007	2006
PRC Corporate Income Tax	$650,609	$557,582	$2,132,565	$1,515,478	$314,577

A reconciliation between the income tax computed at the PRC statutory rate and the Company’s provision for income taxes is as follows:

	March 31,		December 31,
	2009	2008	2008	2007	2006
PRC corporate income tax rate	25%	25%	25%	33%	33%

The PRC tax authority conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises have completed their relevant tax filings, hence the Company’s tax filings may not be finalized. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s tax filings which may lead to additional tax liabilities.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts and Disclosures for the Three Months Ended March 31, 2009 and 2008 Are Unaudited)

Note 13 — Commitments and Contingencies

Office Lease Commitments

The Company has entered into two office lease agreements. The Company’s commitments for minimum lease payments under these leases for the next five years and thereafter are as follows as follows:

Year Ending December 31,
2010	$8,251
2011	—
Thereafter	—
$8,251

Lack of Insurance

The Company could be exposed to liabilities or other claims for which the Company would have no insurance protection. The Company does not currently maintain any business interruption insurance, products liability insurance, or any other comprehensive insurance policy except for property insurance policies with limited coverage. For example, because the Company does not carry products liability insurance, a failure of any of the products marketed by the Company may subject it to the risk of product liability claims and litigation arising from injuries allegedly caused by the improper functioning or design of its products. The Company cannot assure that it will have enough funds to defend or pay for liabilities arising out of a products liability claim. To the extent the Company incurs any product liability or other litigation losses, its expenses could materially increase substantially. There can be no assurance that the Company will have sufficient funds to pay for such expenses, which could end its operations. There can be no guarantee that the Company will be able to obtain additional insurance coverage in the future, and even if it can obtain additional coverage, the Company may not carry sufficient insurance coverage to satisfy potential claims. Any purchasers of the Company’s common stock could lose their entire investment should uninsured losses occur.

Note 14 — Segment Information

SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information”, requires certain financial and supplementary information to be disclosed on an annual and interim basis for each reportable segment of an enterprise. The Company believes that it operates in one business segment (research, development, production, marketing and sales of electronic products) and in one geographical segment (China), as all of the Company’s current operations are carried out in China.

The Company’s revenues, costs and gross profits were broken into the following categories:

	March 31,		December 31,
Product Sales:	2009	2008	2008	2007	2006
Sales revenues	$17,760,628	$12,920,736	$54,200,946	$28,717,251	$5,547,875
Cost of sales	14,844,279	10,783,570	45,169,613	23,221,360	4,462,387
Gross Profit	$2,916,349	$2,137,166	$9,031,333	$5,495,891	$1,085,488
Gross Margin	16.42%	16.54%	16.66%	19.14%	19.57%

	March 31,		December 31,
Technical Support Revenues:	2009	2008	2008	2007	2006
Sales revenues	$—	$594,295	$612,918	$—	$5,503
Service cost	—	32,686	33,710	—	—
Gross Profit	$—	$561,609	$579,208	$—	$5,503
Gross Margin	—%	94.50%	94.50%	—%	100.00%

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts and Disclosures for the Three Months Ended March 31, 2009 and 2008 Are Unaudited)

Note 14 — Segment Information  – (continued)

	March 31,		December 31,
Construction Revenues:	2009	2008	2008	2007	2006
Construction revenues	$—	$—	$616,955	$—	$96,868
Construction costs	—	—	390,920	—	15,284
Gross Profit	$—	$—	$226,035	$—	$81,584
Gross Margin	—%	—%	36.64%	—%	84.22%

	March 31,		December 31,
	2009	2008	2008	2007	2006
Total revenues	$17,760,628	$13,515,031	$55,430,819	$28,717,251	$5,650,246
Total cost of sales	14,844,279	10,816,256	45,594,243	23,221,360	4,477,671
Gross Profit	$2,916,349	$2,698,775	$9,836,576	$5,495,891	$1,172,575
Gross Margin	16.42%	19.97%	17.75%	19.14%	20.75%

Note 15 — Operating Risk

Concentration of Credit Risk

The Company maintains cash balances at various financial institutions in the PRC that do not provide insurance for amounts on deposit. The Company operates principally in the PRC and grants credit to its customers. Although the PRC is economically stable, it is always possible that unanticipated events both domestically and in foreign countries could disrupt the operations of the Company or its customers.

Country Risk

The Company has significant investments in the PRC. The operating results of the Company may be adversely affected by changes in the political and social conditions in the PRC and by changes in Chinese government policies with respect to laws and regulations, anti-inflationary measures, currency conversion, international remittances and rates and methods of taxation, among other things. The Company can give no assurance that those changes in political and other conditions will not result in have a material adverse effect upon the Company’s business and financial condition.

Note 16 — Statutory Reserves

As stipulated by the relevant laws and regulations for enterprises operating in PRC, the subsidiaries of the Company are required to make annual appropriations to a statutory surplus reserve fund. Specifically, the subsidiaries of the Company are required to allocate 10% their profits after taxes, as determined in accordance with the PRC accounting standards applicable to the subsidiaries of the Company, to a statutory surplus reserve until such reserve reaches 50% of the registered capital of the subsidiaries of the Company.

Note 17 — Common Stock

On January 9, 2009, ZST Digital closed a share exchange transaction (the “Share Exchange”) pursuant to which ZST Digital (i) issued 1,985,000 shares of its common stock to acquire 100% equity ownership of World Orient Universal Limited (“World Orient”), which is the 100% parent of Global Asia Universal Limited (“Global Asia”), which is the 100% parent of Everfair Technologies Limited (“Everfair”), which is a 100% parent of Zhengzhou Shenyang Technology Company Limited (“ZST PRC”), (ii) assumed the operations of World Orient and its subsidiaries, and (iii) changed ZST Digital’s name from SRKP 18, Inc. to its current name.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts and Disclosures for the Three Months Ended March 31, 2009 and 2008 Are Unaudited)

Note 17 — Common Stock  – (continued)

Immediately after the closing of the Share Exchange but prior to the Private Placement (described below), ZST Digital had outstanding 9,081,390 shares of common stock, no shares of preferred stock, no options, and warrants to purchase 7,096,390 shares of common stock at an exercise price of $0.0001 per share. Pursuant to the terms of the Share Exchange, ZST Digital agreed to register a total of 2,940,000 shares of common stock and 420,000 shares of common stock issuable upon the exercise of outstanding warrants held by stockholders of ZST Digital immediately prior to the Share Exchange. Of the shares, 600,055 shares of common stock and 85,723 shares of common stock underlying the warrants would be covered by the registration statement filed in connection with the Private Placement and 2,339,945 shares of common stock and 334,277 shares of common stock underlying the warrants will be included in a subsequent registration statement filed by us within 10 days after the end of the 6-month period that immediately follows the date on which ZST Digital files the registration statement to register the shares issued in the Private Placement. Also in connection with the Share Exchange, ZST Digital paid $350,000 to WestPark Capital, Inc., the placement agent for the Private Placement (“WestPark”), and $125,000 to a third party unaffiliated with ZST Digital, SRKP 18 or WestPark. Immediately after the closing of the Share Exchange, on January 9, 2009, the Company changed its corporate name from “SRKP 18, Inc.” to “ZST Digital Networks, Inc.”

On January 14, 2009, Zhong Bo, our Chief Executive Officer and Chairman of the Board, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”), each entered into a Common Stock Purchase Agreement pursuant to which the Company issued and the ZST Management agreed to purchase an aggregate of 12,530,000 shares of our common stock at a per share purchase price of $0.2806 (the “Purchase Right”). The purchase price for the shares was paid in full on May 25, 2009. Each of the shareholders and warrantholders of the Company prior to the Share Exchange agreed to cancel 0.3317 shares of common stock and warrants to purchase 0.5328 shares of common stock held by each of them for each one (1) share of common stock purchased by the ZST Management pursuant to the Purchase Right (the “Share and Warrant Cancellation”). Pursuant to the Share and Warrant Cancellation, an aggregate of 4,156,390 shares of common stock and warrants to purchase 6,676,390 shares of common stock held by certain of our stockholders and warrantholders prior to the Share Exchange were cancelled.

Note 18 — Series A Convertible Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock.

On January 5, 2009, the Company filed a Certificate of Designations, Preferences and Rights (the “Certificate”) whereby it designated 3,750,000 shares of its preferred stock, $0.0001 par value per share, as Series A Convertible Preferred Stock, (the “Preferred Stock”). Each share of Preferred Stock has a stated value of $1.60. Each share of Preferred Stock is convertible, at the option of the holder at any time and from time to time after the original issue date of the Preferred Stock, into one share of Common Stock, at a conversion price equal to the per share purchase price, subject to adjustment as more fully described in the Certificate. Each share of Preferred Stock has the right to one vote per share of Common Stock issuable upon conversion of the shares of Preferred Stock.

In 2009, the Company conducted five closings of a private placement transaction (the “Private Placement”) of which three closings occurred in the three months ended March 31, 2009. As of March 31, 2009, pursuant to subscription agreements entered into with the investors, the Company sold an aggregate of 2,242,523 shares of Series A Convertible Preferred Stock at $1.60 per share for gross proceeds of $3,585,902. Each share of Preferred Stock shall be convertible at the option of the holder thereof, at any time and from time to time from and after the Original Issue Date into that number of shares of Common Stock determined by dividing the Stated Value of $1.60 of such share of Preferred Stock by the Conversion Price of $1.60.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts and Disclosures for the Three Months Ended March 31, 2009 and 2008 Are Unaudited)

Note 18 — Series A Convertible Preferred Stock  – (continued)

On January 9, 2009, the Company conducted an initial closing of the Private Placement. Pursuant to subscription agreements entered into with investors, the Company sold an aggregate of 1,097,500 shares of Series A Convertible Preferred Stock at $1.60 per share. As a result, the Company received gross proceeds in the amount of $1,750,902. In connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $170,000, bearing no interest, to WestPark Capital Financial Services, LLC, the parent company of WestPark, the placement agent for the Private Placement (the “Note”).

On January 23, 2009, the Company conducted a second closing of the Private Placement. Pursuant to subscription agreements entered into with investors, the Company sold an aggregate of 325,563 shares of Series A Convertible Preferred Stock at $1.60 per share. As a result, the Company received gross proceeds in the amount of $525,000, of which $170,000 was used to repay the Note in full.

On February 13, 2009, the Company conducted a third closing of the Private Placement. Pursuant to subscription agreements entered into with investors, the Company sold an aggregate of 819,460 shares of Series A Convertible Preferred Stock at $1.60 per share. As a result, the Company received gross proceeds in the amount of $1,310,000.

In accordance with Emerging Issues Task Force (“EITF”) 98-5 and EITF 00-27, the Series A Convertible Preferred Stock does not have an embedded beneficial conversion feature (BCF) because the effective conversion price of such shares equals the fair value of the Company’s common stock. The Company determined that the fair value of the common stock at $1.60 per share based on the fact that (1) the common stock is not readily tradable in an open market at the time of issuance, and (2) the Company has recently sold the convertible preferred stock that is convertible into common stock at 1:1 ratio for $1.60 per share in a private placement, therefore the market price of the common stock is $1.60 per share.

Value Allocated to Preferred Stocks:
Proceeds from issuance	$3,585,902
Less value allocated to warrants	—
Value allocated to preferred stocks	$3,585,902
Market Value of Shares Issuable Upon Conversion:
Shares issuable upon conversion of the preferred stocks	2,242,523
Market value of stock on preferred stock issuance date	$1.60
Market value of shares issuable upon conversion	$3,585,902
Beneficial Conversion Feature:
Market value of shares issuable upon conversion	$3,585,902
Less value allocated to preferred stocks	3,585,902
Value of beneficial conversion feature	$—

The Company evaluated whether or not the Series A Convertible Preferred Stock contained any embedded conversion features that meet the definition of derivatives under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” and related interpretations. Paragraph 12 of SFAS 133 states that an embedded derivative instrument shall be separated from the host contract and accounted for as a derivative instrument pursuant to the statement if and only if all the following criteria are met:

(a)	The economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristic and the risks to the host contact. (Additional guidance on applying this criterion to various contracts containing embedded derivative instrument s is included in Appendix A of this statement.)

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts and Disclosures for the Three Months Ended March 31, 2009 and 2008 Are Unaudited)

Note 18 — Series A Convertible Preferred Stock  – (continued)

(b)	The contract that embodies both the embedded derivative instrument and the host contract are not measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur.
(c)	A separate instrument with the same terms as the embedded derivative instrument would, pursuant to paragraph 6-11, be a derivative instrument subject to the requirements of this statement. However, this criterion is not met if the separate instrument with the same terms as the embedded derivative instrument would be classified as a liability (or an asset in some circumstance) under the provisions of Statement 150 but would be classified in stockholders’ equity absent the provisions in Statement 150.

The Series A Convertible Preferred Stock has a fixed conversion provision of 1 preferred share for 1 common share and is convertible at the option of the holder and automatically based upon certain events happening. Based upon the above requirement of paragraph 12 of SFAS 133, it is clear that any potential embedded derivatives in the Series A Convertible Preferred Stock are clearly and closely related and do not require bifurcation from the host.

The Company evaluated whether or not the convertible preferred stock should be classified as a liability or equity under SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” and Topic D-98 “Classification and Measurement of Redeemable Securities”. The Company concluded that under EITF Topic D-98, preferred securities that are redeemable for cash or other assets are to be classified outside of permanent equity if they are redeemable (i) at a fixed or determinable price on a fixed or determinable date, (ii) at the option of the holder, or (iii) upon the occurrence of an event that is not solely within the control of the issuer. Accordingly, the Company classified the Series A Convertible Preferred Stock outside of permanent equity based on the rights of the Series A Convertible Preferred Stock in a deemed liquidation.

Note 19 — Earnings per Share

Basic net income per share is computed by dividing net income by the weighted-average number of shares outstanding during the period.

Diluted net income per share is computed by using the weighted-average number of shares of common stock outstanding and, when dilutive, potential shares from options and warrants to purchase common stock, using the treasury stock method.

The following table illustrates the computation of basic and dilutive net income per share and provides a reconciliation of the number of weighted-average basic and diluted shares outstanding:

	March 31,		December 31,
	2009	2008	2008	2007	2006
Net income	$1,246,358	$1,722,622	$6,108,471	$2,867,429	$638,688
Denominator:
Basic weighted-average shares outstanding	17,193,667	14,515,000	14,515,000	14,515,000	14,515,000
Effect of dilutive warrants	382,666	—	—	—	—
Basic weighted-average shares outstanding	$17,576,333	$14,515,000	$14,515,000	$14,515,000	$14,515,000
Net income per share:
Basic	$0.07	$0.12	$0.42	$0.20	$0.04
Diluted	$0.07	$0.12	$0.42	$0.20	$0.04

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts and Disclosures for the Three Months Ended March 31, 2009 and 2008 Are Unaudited)

Note 20 — Subsequent Events

On April 15, 2009, the Company conducted a fourth closing of the Private Placement. Pursuant to subscription agreements entered into with investors, the Company sold an aggregate of 501,949 shares of Series A Convertible Preferred Stock at $1.60 per share. As a result, the Company received gross proceeds in the amount of $693,200 and subscription receivables of $110,800, which were subsequently received.

On May 5, 2009, the Company conducted a fifth closing of the Private Placement. Pursuant to subscription agreements entered into with investors, the Company sold an aggregate of 366,128 shares of Series A Convertible Preferred Stock at $1.60 per share. As a result, the Company received gross proceeds in the amount of $587,051.

On January 14, 2009, Zhong Bo, our Chief Executive Officer and Chairman of the Board, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”), each entered into a Common Stock Purchase Agreement pursuant to which the Company issued and the ZST Management agreed to purchase an aggregate 12,530,000 shares of our common stock at a per share purchase price of $0.2806 (the “Purchase Right”). The purchase price for the shares was paid in full on May 25, 2009.

Note 21 — Condensed Parent Company Financial Information

Basis of Presentation

The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X, as the restricted net assets of the subsidiaries of ZST Digital Networks, Inc. exceed 25% of the consolidated net assets of ZST Digital Networks, Inc. The ability of our Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balances of the Chinese operating subsidiaries. Because substantially all of our operations are conducted in China and a substantial majority of our revenues are generated in China, a majority of our revenue being earned and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars.

The condensed parent company financial statements have been prepared using the same accounting principles and policies described in the notes to the consolidated financial statements, with the only exception being that the parent company accounts for its subsidiaries using the equity method. Refer to the consolidated financial statements and notes presented above for additional information and disclosures with respect to these financial statements.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts and Disclosures for the Three Months Ended March 31, 2009 and 2008 Are Unaudited)

Note 21 — Condensed Parent Company Financial Information  – (continued)

ZST DIGITAL NETWORKS, INC.
(Formerly SRKP 18, Inc.)

CONDENSED PARENT COMPANY BALANCE SHEETS
(Dollars in Thousands)

	March 31, 2009	March 31, 2008	December 31, 2008	December 31, 2007
	(Unaudited)	(Unaudited)
ASSETS
Investment in subsidiaries, at equity in net assets	$14,200	$4,402	$8,983	$2,636
Total Assets	14,200	4,402	8,983	2,636
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued liabilities and other payable	381	—	—	—
Total Current Liabilities	381	—	—	—
Commitments and Contingencies	—	—	—	—
Preferred stock Series A convertible, $0.0001 par value, 3,750,000 shares authorized, 2,242,523 and 0 shares issued and outstanding at March 31, 2009 and March 31, 2008, and 0 shares issued and outstanding at December 31, 2008, and 2007, respectively. Liquidation preference and redemption value of $3,591,000 at March 31, 2009	2,946	—	—	—
Stockholders’ Equity
Common stock, $0.0001 par value, 100,000,000 shares authorized, 17,455,000 and 14,515,000 shares issued and outstanding at March 31, 2009 and 2008, and 14,515,000 shares issued and outstanding at December 31, 2008, and 2007, respectively.	2	1	1	1
Additional paid-in capital	4,294	1,435	1,488	1,417
Accumulated other comprehensive income	168	449	591	424
Statutory surplus reserve fund	1,492	575	1,492	575
Retained earnings (unrestricted)	6,657	1,942	5,411	219
Subscription receivable	(1,740)	—	—	—
Total Stockholders’ Equity	10,873	4,402	8,983	2,636
Total Liabilities & Stockholders’ Equity	$14,200	$4,402	$8,983	$2,636

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts and Disclosures for the Three Months Ended March 31, 2009 and 2008 Are Unaudited)

Note 21 — Condensed Parent Company Financial Information  – (continued)

ZST DIGITAL NETWORKS, INC.
(Formerly SRKP 18, Inc.)

CONDENSED PARENT COMPANY STATEMENTS OF OPERATIONS
(Dollars in Thousands)

	For the Three Months Ended March 31,		For the Year Ended December 31, 2008	For the Period from January 3, 2007 (Inception) to December 31, 2007
	2009	2008
	(Unaudited)	(Unaudited)
Revenue	$—	$—	$—	$—
Merger cost	555	—	—	—
Other general and administrative	50	—	—	—
Total Expenses	605	—	—	—
Equity in undistributed income of subsidiaries	1,851	1,723	6,108	2,867
Income before income taxes	1,246	1,723	6,108	2,867
Provision for income tax	—	—	—	—
Net income	$1,246	$1,723	$6,108	$2,867

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts and Disclosures for the Three Months Ended March 31, 2009 and 2008 Are Unaudited)

Note 21 — Condensed Parent Company Financial Information  – (continued)

ZST DIGITAL NETWORKS, INC.
(Formerly SRKP 18, Inc.)

CONDENSED PARENT COMPANY STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	For the Three Months Ended March 31,		For the Year Ended December 31, 2008	For the Period from January 3, 2007 (Inception) to December 31, 2007
	2009	2008
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities
Net income	$1,246	$1,723	$6,108	$2,867
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Increase in accrued liabilities and other payable	381	—	—	—
Equity in undistributed income of subsidiaries	(1,851)	(1,723)	(6,108)	(2,867)
Net Cash Provided (Used) by Operating Activities	(224)	—	—	—
Cash Flows from Investing Activities
Capital contribution to subsidiaries	(982)	—	—
Payment to ZST PRC shareholders	(1,740)		—
Net Cash Provided (Used) by Investing Activities	(2,722)	—	—	—
Cash Flows from Financing Activities
Sale of preferred stocks	2,946	—	—	—
Net Cash Provided (Used) by Investing Activities	2,946	—	—	—
Net Increase in Cash and Cash Equivalents	—	—	—	—
Cash and Cash Equivalents, beginning of period	—	—	—	—
Cash and Cash Equivalents, end of period	$—	$—	$—	$—
Supplemental disclosure information:
Non-cash Investing and Financing activities:
Shares issued for related parties’ debt	$2,360	$—	$—	$—
Shares issued for subscription receivable	$1,740	$—	$—	$—

550,000 Shares of Common Stock

ZST Digital Networks, Inc.

PROSPECTUS

WestPark Capital, Inc.

Until [], 2009, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

[], 2009

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

[RESALE PROSPECTUS ALTERNATE PAGE]

PROSPECTUS	SUBJECT TO COMPLETION, DATED JUNE 30, 2009

3,796,378 Shares

ZST DIGITAL NETWORKS, INC.

Common Stock

This prospectus relates to the resale by the selling stockholders of up to 3,796,378 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the conversion of outstanding Series A Convertible Preferred Stock held by selling stockholders, if exercised. The selling stockholders named herein may be deemed underwriters of the shares of common stock which they are offering.

Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for listing of our common stock on the NYSE Amex. We propose to obtain the trading symbol “ZDT.”

Once, and if, our shares of common stock are quoted on the NYSE Amex and there is an established market for these shares, the selling shareholders may sell the shares from time to time at the market price prevailing on the NYSE Amex at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.

Selling stockholders holding an aggregate of 3,110,600 shares of common stock, which underlie outstanding shares of Series A Convertible Preferred Stock convertible into common stock, offered through this prospectus have agreed not sell any of the shares until our common stock begins to be listed or quoted on the New York Stock Exchange, NYSE Amex, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, after which their shares will automatically be released from the lock up every 30 days on a pro rata basis over an eleven month period beginning on the date that is 90 days after listing or quotation of the shares. The selling stockholders holding the remaining 685,778 shares of common stock offered through this prospectus are not subject to the lock up arrangement.

If there is no public market established for our securities, the selling security holders will sell at a fixed price that is equal to the price at which we sell shares in our public offering pursuant to the registration statement of which this prospectus is a part. Once, and if, our common stock beings to be traded or quoted on any stock exchange, market or trading facility, all of the selling stockholders may, subject to the lock up arrangement, sell their shares from time to time at the market price prevailing on the exchange, market or trading facility, or at prices related to such prevailing market prices, or in negotiated transactions or a combination of such methods of sale.

Please also refer to the IPO Prospectus immediately preceding this prospectus which describes our concurrent initial public offering of up to 550,000 shares of our common stock (in addition to 82,500 shares that may be sold upon exercise of the underwriter’s over-allotment option) through the underwriter named on the cover page of the IPO Prospectus.

The purchase of the securities involves a high degree of risk. See section entitled “Risk Factors” beginning on page 4.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of this Prospectus is: [], 2009

[RESALE PROSPECTUS ALTERNATE PAGE]

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

i

[RESALE PROSPECTUS ALTERNATE PAGE]

THE OFFERING

Common stock offered by selling stockholders
3,796,378 shares(1)
Common stock outstanding
20,565,600 shares(2)
Use of proceeds
We will not receive any proceeds from the sale of the common stock by the selling stockholders.

(1)	Includes 85,723 shares of common stock that are issuable upon the exercise of outstanding warrants and 3,110,600 shares of common stock that are issuable upon the conversion of outstanding Series A Convertible Preferred Stock.
(2)	The number of shares of our common stock outstanding as of June 30, 2009 (after giving effect to the Series A Conversion), excludes (i) up to 550,000 shares of our common stock (excluding an underwriter’s option to purchase an additional 82,500 shares to cover over-allotments) to be offered by us in a firm commitment public offering concurrently herewith and (ii) up to 55,000 shares of our common stock underlying warrants to be received by the underwriter in connection with the public offering.

Selling stockholders holding an aggregate of 3,110,600 shares of common stock underlying Series A Convertible Preferred Stock have agreed not to sell any of these shares until 90 days after our common stock begins to be listed or quoted on either the New York Stock Exchange, NYSE Amex, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-twelfth of their shares will be released from the lock-up restrictions, and after which their shares will automatically be released from the lock-up restrictions every 30 days in eleven equal installments.

3

[RESALE PROSPECTUS ALTERNATE PAGE]

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

26

[RESALE PROSPECTUS ALTERNATE PAGE]

SELLING STOCKHOLDERS

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

•	the number of shares owned by each stockholder prior to this offering;
•	the percentage owned by each stockholder prior to completion of the offering;
•	the total number of shares that are to be offered for each stockholder;
•	the total number of shares that will be owned by each stockholder upon completion of the offering; and
•	the percentage owned by each stockholder upon completion of the offering.

On January 14, 2009, Zhong Bo, our Chief Executive Officer and Chairman of the Board, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”) each entered into a Common Stock Purchase Agreement pursuant to which the Company issued and the ZST Management agreed to purchase an aggregate of 12,530,000 shares of our common stock at a per share purchase price of $0.2806 (the “Purchase Right”). The purchase price for the shares was paid in full on May 25, 2009. Each of the stockholders and warrantholders of the Company prior to the Share Exchange agreed to cancel 0.3317 shares of common stock and warrants to purchase 0.5328 shares of common stock held by each of them for each one (1) share of common stock purchased by the ZST Management pursuant to the Purchase Right (the “Share and Warrant Cancellation”). Pursuant to the Share and Warrant Cancellation, an aggregate of 4,156,390 shares of common stock and warrants to purchase 6,676,390 shares of common stock held by certain of our stockholders and warrantholders prior to the Share Exchange were cancelled.

On May 5, 2009, we completed the final closing in a series of five closings beginning January 9, 2009 of a private placement transaction pursuant to which we sold an aggregate of 3,110,600 shares of Series A Convertible Preferred Stock at $1.60 per share, for gross proceeds of approximately $4.98 million (the “Private Placement”).

We agreed to file a registration statement covering the common stock underlying the Series A Convertible Preferred Stock sold in the Private Placement within 60 days of the closing of the Share Exchange pursuant to the subscription agreement entered into with each investor. The investors in the Private Placement also entered into a lock-up agreement pursuant to which they agreed not to sell their shares until 90 days after our common stock is listed or quoted on either the New York Stock Exchange, NYSE Amex, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, at which time one-twelfth of their shares will be released from the lock-up restrictions, and after which their shares will automatically be released from the lock-up restrictions every 30 days in eleven equal installments. The 3,110,600 shares of common stock underlying the Series A Convertible Preferred Stock are being registered under this prospectus.

Furthermore, pursuant to the terms of the Share Exchange, we agreed to register the 2,940,000 shares of common stock and the 420,000 shares of common stock underlying the warrants held by our stockholders immediately prior to the Share Exchange. Of the shares, 600,055 shares of common stock and 85,723 shares of common stock underlying warrants are included in the registration statement of which this prospectus is a part and 2,339,945 shares of common stock and 334,277 shares of common stock underlying warrants will be included in a subsequent registration statement filed by us on or before January 5, 2010, which is 10 days after the end of the six-month period that immediately follows the date on which we file the registration statement of which this prospectus is a part.

[RESALE PROSPECTUS ALTERNATE PAGE]

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering(2)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common Stock Beneficially Owned After Completion of the Offering(3)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering(3)
Debbie Schwartzberg 785 5th Avenue, Apt. 10C New York, NY 10022	568,178	(4)	2.77%	568,178	—	—
Micro Pipe Fund 155 Revere Drive, Suite 10 Northbrook, IL 60062	312,500	(5)	1.52%	312,500	—	—
Physicians Healthcare Mgmt. Group 700 S. Royal Poinciana Blvd., Suite 506 Miami, FL 33166	312,500	(6)	1.52%	312,500	—	—
MidSouth Investor Fund LP 201 4th Ave. North, Suite 1950 Nashville, TN 37219	187,500	(7)	*	187,500	—	—
J&N Invest LLC 1529 51st Street Brooklyn, NY 11219	156,250	(8)	*	156,250	—	—
Continuum Capital Partners 50 Broad Street New York, NY 10004	130,625	(9)	*	130,625	—	—
Janine Frisco 200 Oceangate, Suite 1500 Long Beach, CA 90067	117,600	(10)	*	117,600	—	—
Douglas Kuber 110 Greene St., Ste. 600 New York, NY 10312	105,375		*	105,375	—	—
Frederic Colman 158 Harcross Rd. Woodside, CA 94062	103,063		*	103,063	—	—
Edward F. Feighan 845 N. High Street #504 Columbus, OH 43215	100,000		*	100,000	—	—
Jonathan Rosenberg 575 Madison Ave., Ste. 1006 New York, NY 10022	62,500		*	62,500	—	—
The Stealth Fund LLP 6307 Shady Lane SE Lacey, WA 98603	62,500	(11)	*	62,500	—	—
Ann M. Angle 8211 Burnley Road Baltimore, MD 21204	62,500		*	62,500	—	—
Linda Rosenberg 575 Madison Ave. Suite 1006 New York, NY 10022	62,500		*	62,500	—	—
Delaware Charter Tax ID #51-0099493 FBO Michael S. Rosenberg IRA #5993-9479 c/o Legent Clearing 9300 Underwood, Suite 400 Omaha, NE 68114	61,200	(12)	*	61,200	—	—

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering(2)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common Stock Beneficially Owned After Completion of the Offering(3)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering(3)
Berdon Ventures LLC 37 Westerleigh Rd. Purchase, NY 10577	60,000	(13)	*	60,000	—	—
David Clarke 12012 South Shore Blvd., Suite 103 Wellington, FL 33414	53,750		*	53,750	—	—
Kagel Family Trust 1800 Century Park East Los Angeles, CA 90067	48,000	(14)	*	48,000	—	—
The David N. Sterling Trust 785 5th Avenue, Apt. 10C New York, NY 10022	47,349	(15)	*	47,349	—	—
The Julie Schwartzberg Trust 785 5th Avenue, Apt. 10C New York, NY 10022	47,349	(16)	*	47,349	—	—
Howard Berg 170 Williams St., 6th Floor New York, NY 10038	46,875		*	46,875	—	—
David L. Kagel Defined Benefit Trust 1800 Century Park East Suite #2500 Los Angeles, CA 90067	46,000	(17)	*	46,000	—	—
Delaware Charter Tax ID #51-0099493 FBO Eric J. Pearson Roth IRA #4975-2227 c/o Legent Clearing 9300 Underwood Ave. Suite 400 Omaha, NE 68114	41,250	(18)	*	41,250	—	—
Christine Metsch 7 Sundale Place Scarsdale, NY 10583	40,000		*	40,000	—	—
Richard A. & Donna C. Hoefer 42239 Nottingwood Ct. Northville, MI 48168-2024	39,500		*	39,500	—	—
Donald E. Wray 2601 Johnson Road Springdale, AR 72762	36,250		*	36,250	—	—
William & Rita Lurie 295 Woodbine Rd. Stamford, CT 06903	34,813		*	34,813	—	—
Gil Schwartzberg 269 S. Beverly Dr. #1315 Beverly Hills, CA 90212	31,250		*	31,250	—	—
Gerald and Seena Sperling JTWROS 17899 Aberdeen Way Boca Raton, FL 33496	31,250		*	31,250	—	—
Stellar Capital Fund LLP 5633 Strand Blvd., Suite 318 Naples, FL 34110	31,250	(19)	*	31,250	—	—

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering(2)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common Stock Beneficially Owned After Completion of the Offering(3)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering(3)
Antoine De Sejournet 56 Dreve D’Argenteuil Waterloo, Belgium B15410	30,000		*	30,00	—	—
Miriam Mooney Tst F/B/O Catherine Sotto 1714 Hoban Rd. NW Washington, DC 20007	29,000	(20)	*	29,000	—	—
BDB Irrevocable Family Trust Att: Duane H. Butcher TTEE 1212 Oak Tree Lane Las Vegas, NV 89108	25,000	(21)	*	25,000	—	—
Miriam Mooney Tst F/B/O Joan Connolly 1714 Hoban Rd. NW Washington, DC 20007	24,938	(22)	*	24,938	—	—
Miriam Mooney Tst F/B/O David Forrer 1714 Hoban Rd. NW Washington, DC 20007	24,375	(23)	*	24,375	—	—
David Boyer PO Box 672171 Chugiak, AK 99567	23,750		*	23,750	—	—
Tangiers Investors, LP 1446 Front St. Ste. 400 San Diego, CA 92101	23,438	(24)	*	23,438	—	—
David Katz PO Box 212 N. Falmouth, MA 02556	20,000		*	20,000	—	—
John W. Lahr 3570 Outlook Ave. Cincinnati, OH 45208	20,000		*	20,000	—	—
Charles M. Merkel PO Box 13888 Clarksdale, MS 38614	20,000		*	20,000	—	—
David Chazanovitz 31 Deerhaven Drive, Nashua, NH 03064	20,000		*	20,000	—	—
Michael Glantz 10381 Glenbarr Ave. Los Angeles, CA 90064	18,750		*	18,750	—	—
Dr. Frederic Larry Holcomb 721 Edgewood drive Sheffield, AL 35660	18,750		*	18,750	—	—
Stanley S. Gerlach & L. Gerlach, TTEE, Stanley Gerlach, Inc F/B/O Stanley Wayne Gerlach, Jr. 16011 Miami Way Pacific Palisades, CA 90272	18,750	(25)	*	18,750	—	—
Randi & Joseph Lauritano 782 Greebelt Pkwy W. Holbrook, NY 11741	18,750		*	18,750	—	—

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering(2)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common Stock Beneficially Owned After Completion of the Offering(3)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering(3)
Delaware Charter Tax ID#51-0099493 FBO Lianne L Pearson Roth IRA #2004-4130 c/o Legent Clearing 9300 Underwood Ave. Suite 400 Omaha, NE 68114	18,563	(26)	*	18,563	—	—
Delaware Charter Tax ID #51-0099493 FBO David H. Clarke R/O IRA #2056-8347 c/o Legent Clearing 9300 Underwood Ave. Suite 400 Omaha, NE 68114	16,938	(27)	*	16,938	—	—
Kagel Retirement Trust 1800 Century Park East Suite #2500 Los Angeles, CA 90067	16,000	(28)	*	16,000	—	—
Paul A. Kaye 9 Diamonte Lane Rancho Palos Verdes, CA 90275	15,625		*	15,625	—	—
Nathan Levin 200 E. 89th Street, 17B New York, NY 10128	15,625		*	15,625	—	—
MSL Investment Association LLC 840 Shore Rd. Apt. 5D Long Beach, NY 11561	15,625	(29)	*	15,625	—	—
Robert F. & Qin C. Ryan JTWROS 2306 Falling Creek Road Silver Springs, MD 20904	15,625		*	15,625	—	—
Palmer Grant Arnold 15414 Carrillon Estates Blvd. Tampa, FL 33625	15,625		*	15,625	—	—
John J. Jr. Blum 6 Mink Hollow Court Owings Mills, MD 21029	15,625		*	15,625	—	—
John R. Rogers IRA 2161 Peachtree Rd. Suite 503 Atlanta, GA 30309	15,625	(30)	*	15,625	—	—
Lauren Topelsohn 82 East Madison Ave. Florham Parkway, NJ 07932	15,625		*	15,625	—	—
Timothy McCartney 348 Overlook Drive Warminster, PA	15,000		*	15,000	—	—
Mark Nielsen 572 25th St. Hermosa Beach, CA 90254	15,000		*	15,000	—	—
Philip Herald Stark 2770 S. Elmira St. #154 Denver, CO 80231	15,000		*	15,000	—	—

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering(2)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common Stock Beneficially Owned After Completion of the Offering(3)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering(3)
Charles Barnes II Darwin 5202 Court of York Houston, TX 77069	15,000		*	15,000	—	—
Marvin Rosenblatt 80 Weston St. Hartford, CT 06120	14,896		*	14,896	—	—
George Izmirian 3381 Venture Drive Huntington Beach, CA 92649	12,500		*	12,500	—	—
Dr. Carl Eric Mayers Revocable Tst u/d 1/4/2002 5310 Kenosha Street Richmond, IL 60071	12,500	(31)	*	12,500	—	—
John Forrer 1714 Hoban Rd. NW Washington, DC 20007	12,375		*	12,375	—	—
Scott Francis Jasper 2601 Hidden Valley Trail Sherman, TX 75092	12,250		*	12,250	—	—
Jerry Reiff 5707 Lyons Court Calabasas, CA 91302	11,000		*	11,000	—	—
Russell Berkowitz 2459 Canyon Lakes Drive San Ramon, CA 94582	10,000		*	10,000	—	—
Earl M. Harper 312 NW 120th Terrace Corral Springs, FL 33071	10,000		*	10,000	—	—
Daniel Magalnick 52 Coppermind Rd. Topsfield, MA 01983	10,000		*	10,000	—	—
Steven Rothstein 34 Jefferson Landing Circle Port Jeferson, NY 11777	10,000		*	10,000	—	—
Lawrence Silverbert 130 E. 35th St. New York, NY 10616	10,000		*	10,000	—	—
Brian Anthony Whittle “Marsh Wood House” 56 Ravensden Rd. Renhold, Bedford, United Kingdom MK41OJY	10,000		*	10,000	—	—
Willam Atkins Living Trust 807 Blairmont Drive Boone, NC 28607	9,375	(32)	*	9,375	—	—
John Black 25335 Marsh Landing Pkwy Ponte Vedra Beach, FL 32082	8,000		*	8,000	—	—
Luis Vinas 50 Harbour Drive South Ocean Ridge, FL 33435	8,000		*	8,000	—	—

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering(2)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common Stock Beneficially Owned After Completion of the Offering(3)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering(3)
Francis M. and Jeffrey T. Chan 2400 Powers Ferry Drive Marietta, GA 30067	8,000		*	8,000	—	—
Amy Beth Fitzgerald IRA 6824 Creekside Road Clarksville, MD 21029	8,000	(33)	*	8,000	—	—
Frank & Hope Patton JWTROS 15138 Sapling Ridge Dr. Dayton, MD 21036	8,000		*	8,000	—	—
John Nash 209 N. Main Street N. Brookfield, MA 01535	7,813		*	7,813	—	—
Howard Izes 7900 Old York Rd. Apt. 901A Elkins, PA 19027	7,313		*	7,313	—	—
Richard Rudin 17311 Bermuda Village Dr. Boca Raton, FL 33487	6,375		*	6,375	—	—
Patrick Whyte 1002 N.W. 1st Ave. DelRay Beach, FL 33414	6,250		*	6,250	—	—
Frederick McCullah Williams 1409 Redwing Lane Broomfield, CO 80020	6,250		*	6,250	—	—
Michael Yablonsky 215 Merrymount St. Staten Island, NY 10314	6,250		*	6,250	—	—
Carl G. Cooke 150 Ct. Ave. Norwalk, CT 06854	5,750		*	5,750	—	—
George Centauro 9556 Bridgebrook Dr. Boca Raton, FL 33406	5,000		*	5,000	—	—
Robert Cohen 8630 N. Pelham Pkwy. Milwaukee, WI 53217	5,000		*	5,000	—	—
Robert Gimbel 10 East 70th Street Apt. 15A New York, NY 10021	5,000		*	5,000	—	—
Raymond S & Joan N. Huber 202 Lakeside Dr. Clintonville, WI 54929	5,000		*	5,000	—	—
Ken M. Jenkins 109 Flagler Lane West Palm Beach, FL 33407	5,000		*	5,000	—	—
Steven Palmatier 191 Balf Rd. Norwich, NY 13815	5,000		*	5,000	—	—

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering(2)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common Stock Beneficially Owned After Completion of the Offering(3)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering(3)
Kenneth Rosenblatt 232 Echo Drive Vernon, CT 06066	5,000		*	5,000	—	—
Edward Krall 1612 Upper St., Clair Dr. Pittsburgh, PA 15241	5,000		*	5,000	—	—
Donald Ray Stancil 461 Indian Hollow Cove Collierville, TN 38017	3,125		*	3,125	—	—
Sherbrooke Equity Attn; Louis Phillipe Antunes 303 5th Avenue Suite 703 New York, NY 10016	3,125	(34)	*	3,125	—	—
Jelcada LP Attn: John Forrer 1714 Hoban Rd. NW Washington, DC	2,250		*	2,250	—	—
Total	3,796,378		—	3,796,378	—	—

*	Indicates less than 1.0%.
(1)	Except for shares of common stock held by Debbie Schwartzberg, The David N. Sterling Trust, The Julie Schwartzberg Trust and Janine Frisco, all of the shares of common stock listed in this selling stockholders table are shares of our common stock that are issuable upon conversion of outstanding shares of Series A Convertible Preferred Stock.
(2)	Based on 20,565,600 shares of common stock outstanding as of the date of this prospectus (after giving effect to the Series A Conversion). The number of shares of our common stock outstanding excludes (i) up to 550,000 shares of our common stock to be offered by us in a firm commitment public offering concurrently herewith (excluding the underwriter’s over-allotment of 82,500 shares of common stock) and (ii) 420,000 shares of common stock that are issuable upon the exercise of outstanding warrants.
(3)	Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumption that all shares registered for sale hereby will be sold. However, the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering.
(4)	Includes 414,295 shares of common stock and warrants to purchase 59,185 shares of common stock owned by Ms. Schwartzberg. Also includes 41,430 shares of common stock and warrants to purchase 5,919 shares of common stock owned by each the Julie Schwartzberg Trust and the David N. Sterling Trust (the “Schwartzberg Trusts”). Ms. Schwartzberg, as Trustee of the Schwartzberg Trusts may be deemed the indirect beneficial owner of these securities since she has sole voting and investment control over the securities.
(5)	Randall S. Goulding, as Investment Advisor, has voting and investment control over the shares owned by this entity.
(6)	Robert L. Trinka, as Chairman and Chief Executive Officer has voting and investment control over the shares owned by this entity.
(7)	Lyman O. Heidtke, as general partner has voting and investment control over the shares owned by this entity. Based on information provided to us by this selling shareholder, Mr. Heidtke is an affiliate of a broker-dealer but the selling shareholder acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, it had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(8)	Jeffrey Rubin, as manager, has voting and investment control over the shares owned by this entity.
(9)	Gil N. Schwartzberg, as manager, has voting and investment control over the shares owned by this entity. Mr. Schwartzberg is the spouse of Debbie Schwartzberg.
(10)	Includes 102,900 shares of common stock and warrants to purchase 14,700 shares of common stock.
(11)	George Steven, as investment advisor, has voting and investment control over the shares owned by this entity.
(12)	Michael Rosenberg has voting and investment control over the shares owned by this entity.
(13)	Frederick Berdon, as Managing Member, has voting and investment control over the shares owned by this entity. Based on information provided to us by this selling shareholder, Mr. Berdon is an affiliate of a broker-dealer but the selling shareholder acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, it had no agreements or understandings, directly or indirectly, with any person to distribute these securities.
(14)	David L. Kagel, as trustee, has voting and investment control over the shares owned by this entity.
(15)	Includes 41,430 shares of common stock and warrants to purchase 5,919 shares of common stock. Debbie Schwartzberg, as trustee, has voting and investment control over the shares owned by this entity.
(16)	Includes 41,430 shares of common stock and warrants to purchase 5,919 shares of common stock. Debbie Schwartzberg, as trustee, has voting and investment control over the shares owned by this entity.
(17)	David L. Kagel, as trustee, has voting and investment control over the shares owned by this entity.
(18)	Eric J. Pearson has voting and investment control over the shares owned by this entity.
(19)	Richard Schmidt, as managing member, has voting and investment control over the shares owned by this entity.
(20)	John O. Forrer, as trustee, has voting and investment control over the shares owned by this entity.
(21)	Duane H. Butcher, as Trustee has voting and investment control over the shares owned by this entity.
(22)	John O. Forrer, as trustee, has voting and investment control over the shares owned by this entity.
(23)	John O. Forrer, as trustee, has voting and investment control over the shares owned by this entity.
(24)	Justin Ederle, as managing member of the general partner, has voting and investment control over the shares owned by this entity.
(25)	Stanley Wayne Gerlach, Jr. and Linda B. Gerlach, as trustees, president and secretary, have voting and investment control over the shares owned by this entity.
(26)	Lianne L. Pearson has voting and investment control over the shares owned by this entity.
(27)	David H. Clarke has voting and investment control over the shares owned by this entity.
(28)	David L. Kagel, as trustee, has voting and investment control over the shares owned by this entity.
(29)	Marilyn Lefkowitz, as manager, has voting and investment control over the shares owned by this entity.
(30)	John R. Rodgers has voting and investment control over the shares owned by this entity.
(31)	Carl Eric Mayers, as trustee, has voting and investment control over the shares owned by this entity.
(32)	William S. Atkins and Sally S. Atkins, as co-trustees, have voting and investment control over the shares owned by this entity.
(33)	Amy Fitzgerald has voting and investment control over the shares owned by this entity.
(34)	Louis Phillippe Antunes, as President has voting and investment control over the shares owned by this entity.

[RESALE PROSPECTUS ALTERNATE PAGE]

PLAN OF DISTRIBUTION

The selling stockholders of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. If there is no public market established for our securities, the selling security holders will sell at a fixed price that is equal to the price at which we sell shares in our public offering pursuant to the registration statement of which this prospectus is a part. Once, and if, our common stock beings to be traded or quoted on any stock exchange, market or trading facility, all of the selling stockholders may, subject to the lock up arrangement, sell their shares from time to time at the market price prevailing on the exchange, market or trading facility, or at prices related to such prevailing market prices, or in negotiated transactions or a combination of such methods of sale.

The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of this prospectus;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved. The maximum commission or discount to be received by any FINRA member or independent broker-dealer, however, will not be greater than eight percent (8%) for the sale of any securities being registered hereunder pursuant to Rule 415 of the Securities Act.

WestPark Capital, Inc. (“WestPark”), underwriter of up to 550,000 shares of our common stock (excluding an underwriter’s option to purchase an additional 82,500 shares to cover over-allotments) to be offered by us in a firm commitment public offering concurrently herewith, may dispose of shares on behalf of its account holders who are also selling stockholders. The maximum commission or discount to be received by WestPark will not be greater than eight percent (8%) for the sale of any securities being registered hereunder. Additionally, any securities acquired by any participating FINRA members during the 180-day period preceding the date of the filing of the prospectus with the Commission will be subject to lock-up restrictions under FINRA Rule 5110(g), unless an exemption is available under FINRA Rule 5110(g)(2). FINRA Rule 5110(g) provides that such securities shall not be sold during our public offering or sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness of sales of our public offering.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two (2) business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

[RESALE PROSPECTUS ALTERNATE PAGE]

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by K&L Gates LLP, Los Angeles, California. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices, Beijing, People’s Republic of China. K&L Gates LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS

The (i) consolidated financial statements of ZST Digital Networks, Inc. as of December 31, 2008, 2007, and 2006 and for the years ended December 31, 2008, 2007, and 2006 (ii) and the condensed parent-only balance sheet of ZST Digital Networks, Inc. as of December 31, 2008 and 2007 and the related condensed parent-only statements of operations and cash flows for the year ended December 31, 2008 and the period January 3, 2007 (inception) to December 31, 2007 included in footnote 21 to the Consolidated Financial Statements of ZST Digital Networks, Inc., each appearing in this prospectus and registration statement have been audited by Kempisty & Company Certified Public Accountants PC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, as amended, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports, and other information, are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered.

Securities and Exchange Commission registration fee(1)	$877.85
FINRA Filing Fee(1)	(2)
NYSE Amex Listing Fee(1)	(2)
Transfer Agent Fees	(2)
Accounting fees and expenses	(2)
Legal fees and expenses	(2)
Blue Sky/Underwriter’s counsel fees and expenses	(2)
Miscellaneous	(2)
Total	$(2)

(1)	All amounts are estimates other than the Commission’s registration fee, FINRA filing fee and NYSE Amex listing fee.
(2)	To be added by amendment.

Item 14. Indemnification of Directors and Officers

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our board of directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our board of directors by a majority vote of a quorum of disinterested board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the date of this prospectus, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;
•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or
•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 15. Recent Sales of Unregistered Securities

On May 5, 2009, we completed the final closing in a series of five closings beginning January 9, 2009 of a private placement transaction in which we received gross proceeds of approximately $4.98 million (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 3,110,600 shares of Series A Convertible Preferred Stock at a price of $1.60 per share. In connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $170,000, bearing no interest (the “Note”), to WestPark Capital Financial Services, LLC, the parent company of WestPark. The principal was due and payable by the Company on or before the earlier of (a) thirty (30) days from the date of issuance of this Note or (b) upon the receipt by the Company of at least $4 million in the Private Placement. The Company repaid the Note in full using the proceeds from the second closing of the Private Placement. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act).

The placement agent, WestPark, earned a placement fee equal to 12% of the funds placed in the Private Placement plus a 4% non-accountable expense allowance. No other consideration was paid to WestPark or SRKP 18 in connection with the Share Exchange or Private Placement.

On January 14, 2009, Zhong Bo, our Chief Executive Officer and Chairman of the Board, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”) each entered into a Common Stock Purchase Agreement pursuant to which the Company issued and the ZST Management agreed to purchase an aggregate of 12,530,000 shares of our common stock at a per share purchase price of $0.2806 (the “Purchase Right”). The purchase price for the shares was paid in full on May 25, 2009. Each of the stockholders and warrantholders of the Company prior to the Share Exchange agreed to cancel 0.3317 shares of common stock and warrants to purchase 0.5328 shares of common stock held by each of them for each one (1) share of common stock purchased by the ZST Management pursuant to the Purchase Right (the “Share and Warrant Cancellation”). Pursuant to the Share and Warrant Cancellation, an aggregate of 4,156,390 shares of common stock and warrants to purchase 6,676,390 shares of common stock held by certain of our stockholders and warrantholders prior to the Share Exchange were cancelled. The shares of common stock were offered and issued in reliance upon an exemption from registration pursuant to Regulation S of the Securities Act. We complied with the conditions of Rule 903 as promulgated under the Securities Act including, but not limited to, the following: (i) each recipient of the shares is a non-U.S. resident and has not offered or sold their shares in accordance with the provisions of Regulation S; (ii) an appropriate legend was affixed to the securities issued in accordance with Regulation S; (iii) each recipient of the shares has represented that it was not acquiring the securities for the account or benefit of a U.S. person; and (iv) each recipient of the shares agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act, or pursuant to an available exemption from registration. We will refuse to register any transfer of the shares not made in accordance with Regulation S, after registration, or under an exemption.

On January 9, 2009, pursuant to the terms of the Share Exchange, we issued 1,985,000 shares of common stock to the stockholders of World Orient in exchange for all of the issued and outstanding shares of World Orient. The securities were offered and issued in reliance upon an exemption from registration pursuant to Regulation S of the Securities Act. We complied with the conditions of Rule 903 as promulgated under the Securities Act including, but not limited to, the following: (i) each recipient of the shares is a non-U.S. resident and has not offered or sold their shares in accordance with the provisions of Regulation S; (ii) an appropriate legend was affixed to the securities issued in accordance with Regulation S; (iii) each recipient of the shares has represented that it was not acquiring the securities for the account or benefit of a U.S. person; and (iv) each recipient of the shares agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act, or pursuant to an available exemption from registration. We will refuse to register any transfer of the shares not made in accordance with Regulation S, after registration, or under an exemption.

On January 3, 2007, we issued 7,096,390 shares of common stock for an aggregate cash consideration of $5,000 and warrants to purchase 7,096,390 shares of common stock at an exercise price of $0.0001 per share for an aggregate cash consideration of $2,500. We sold these shares of common stock and warrants under the exemption from registration provided by Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. Upon the full exercise of the Purchase Right, the stockholders of the Company prior to the Share Exchange agreed to the cancellation of an aggregate of 5,971,390 shares of common stock and warrants to purchase 6,431,299 shares of common stock held by them.

Item 16. Exhibits

Exhibit Index

Exhibit No.	Exhibit Description
1.1*	Form of Underwriting Agreement
2.1	Equity Purchase Agreement dated October 10, 2008 by and among Zhong Bo, Wu Dexiu, Huang Jiankang, Sun Hui, Li Yuting and Everfair Technologies, Ltd. (translated to English) (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
2.2	Share Exchange Agreement dated December 11, 2008 by and among the Registrant, World Orient Universal Limited and all of the stockholders of World Orient Universal Limited (incorporated by reference from Exhibit 2.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
2.3	Amendment No. 1 to Share Exchange Agreement dated January 9, 2009 by and among the Registrant, World Orient Universal Limited and all of the stockholders of World Orient Universal Limited (incorporated by reference from Exhibit 2.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
3.1	Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on November 26, 2007).
3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on November 26, 2007).
3.3	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock as filed with the Office of Secretary of State of Delaware on January 5, 2009 (incorporated by reference from Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
3.4	Certificate of Ownership and Merger effecting name change filed with the Office of Secretary of State of Delaware on January 9, 2009 (incorporated by reference from Exhibit 3.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
4.1*	Form of Underwriter Warrant.
5.1*	Opinion of K&L Gates LLP.
10.1	Form of Subscription Agreement (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
10.2	Registration Rights Agreement dated January 9, 2009 by and between the Registrant and the Stockholders (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
10.3	Share and Warrant Cancellation Agreement dated January 9, 2009 by and between the Registrant and the Stockholders (incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
10.4	Promissory Note dated January 9, 2009 by and between SRKP 18, Inc. and WestPark Capital, Inc (incorporated by reference from Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
10.5	Form of 2008 Employment Agreement entered into with executive officers indicated in Schedule A attached to the Form of Agreement (translated to English) (incorporated by reference from Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
10.6	Patent License Agreement dated January 9, 2009 by and between Zhengzhou Shenyang Technology Company Limited and Zhong Bo (translated to English) (incorporated by reference from Exhibit 10.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

Exhibit No.	Exhibit Description
10.7	House Lease Agreement dated August 29, 2007 by and between Zhengzhou Green City Advertisement Co., Ltd. and Zhengzhou Shenyang Technology Company Limited (translated to English) (incorporated by reference from Exhibit 10.7 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
10.8	Accounts Receivable Financing Agreement dated January 4, 2008, as amended, by and between Zhengzhou Shenyang Technology Company Limited and Raiffeisen Zentralbank Oesterreich AG Beijing Branch (translated to English) (incorporated by reference from Exhibit 10.8 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
10.9	Receivable Pledge Agreement dated January 4, 2008 by and between Zhengzhou Shenyang Technology Company Limited and Austria Central Cooperation Bank Beijing Branch (translated to English) (incorporated by reference from Exhibit 10.9 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
10.10	Form of Common Stock Purchase Agreement dated January 14, 2009 (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 21, 2009).
10.11	House Lease Agreement dated April 24, 2009 by and between Zhengzhou Zhong Xing Real Estate Co., Ltd. and Zhengzhou Shenyang Technology Company Limited (translated to English) (incorporated by reference from Exhibit 10.1 to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 12, 2009).
16.1	Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated April 20, 2009 (incorporated by reference from Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 23, 2009).
21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
23.1	Consent of Kempisty & Company, Certified Public Accountants, P.C.
23.2*	Consent of K&L Gates LLP (contained in Exhibit 5.1).
23.3*	Consent of Han Kun Law Offices.
24.1	Power of Attorney (included on signature page).

*	To be filed by amendment.

Item 17. Undertakings

The undersigned registrant hereby undertakes with respect to the securities being offered and sold in this offering:

The undersigned Registrant hereby undertakes that to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

i. in any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that it will:

(i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that:

(i) if the undersigned registrant is relying on Rule 430B:

(a) each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the undersigned registrant is subject to Rule 430C:

(a) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zhengzhou, People’s Republic of China, on the 30th day of June, 2009.

ZST DIGITAL NETWORKS, INC.
By:	/s/ Zhong Bo
	Name:	Zhong Bo
	Title:	Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Zhong Bo, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign (1) any and all amendments to this Form S-1 (including post-effective amendments) and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Zhong Bo Zhong Bo	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	June 30, 2009
/s/ Zeng Yun Su Zeng Yun Su	Chief Financial Officer and Corporate Secretary (Principal Financial and Accounting Officer)	June 30, 2009
/s/ Zhong Lin Zhong Lin	Chief Operating Officer and Director	June 30, 2009
/s/ Yang Ai Mei Yang Ai Mei	Director	June 30, 2009
/s/ Tian Li Zhi Tian Li Zhi	Director	June 30, 2009
/s/ Sheng Yong Sheng Yong	Director	June 30, 2009
/s/ Liu Hui Fang Liu Hui Fang	Director	June 30, 2009
/s/ Xue Na Xue Na	Deputy General Manager and President of the Labor Union	June 30, 2009

EXHIBIT INDEX

Exhibit No.	Exhibit Description
1.1*	Form of Underwriting Agreement
2.1	Equity Purchase Agreement dated October 10, 2008 by and among Zhong Bo, Wu Dexiu, Huang Jiankang, Sun Hui, Li Yuting and Everfair Technologies, Ltd. (translated to English) (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
2.2	Share Exchange Agreement dated December 11, 2008 by and among the Registrant, World Orient Universal Limited and all of the stockholders of World Orient Universal Limited (incorporated by reference from Exhibit 2.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
2.3	Amendment No. 1 to Share Exchange Agreement dated January 9, 2009 by and among the Registrant, World Orient Universal Limited and all of the stockholders of World Orient Universal Limited (incorporated by reference from Exhibit 2.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
3.1	Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on November 26, 2007).
3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on November 26, 2007).
3.3	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock as filed with the Office of Secretary of State of Delaware on January 5, 2009 (incorporated by reference from Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
3.4	Certificate of Ownership and Merger effecting name change filed with the Office of Secretary of State of Delaware on January 9, 2009 (incorporated by reference from Exhibit 3.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
4.1*	Form of Underwriter Warrant.
5.1*	Opinion of K&L Gates LLP.
10.1	Form of Subscription Agreement (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
10.2	Registration Rights Agreement dated January 9, 2009 by and between the Registrant and the Stockholders (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
10.3	Share and Warrant Cancellation Agreement dated January 9, 2009 by and between the Registrant and the Stockholders (incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
10.4	Promissory Note dated January 9, 2009 by and between SRKP 18, Inc. and WestPark Capital, Inc (incorporated by reference from Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
10.5	Form of 2008 Employment Agreement entered into with executive officers indicated in Schedule A attached to the Form of Agreement (translated to English) (incorporated by reference from Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
10.6	Patent License Agreement dated January 9, 2009 by and between Zhengzhou Shenyang Technology Company Limited and Zhong Bo (translated to English) (incorporated by reference from Exhibit 10.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

Exhibit No.	Exhibit Description
10.7	House Lease Agreement dated August 29, 2007 by and between Zhengzhou Green City Advertisement Co., Ltd. and Zhengzhou Shenyang Technology Company Limited (translated to English) (incorporated by reference from Exhibit 10.7 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
10.8	Accounts Receivable Financing Agreement dated January 4, 2008, as amended, by and between Zhengzhou Shenyang Technology Company Limited and Raiffeisen Zentralbank Oesterreich AG Beijing Branch (translated to English) (incorporated by reference from Exhibit 10.8 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
10.9	Receivable Pledge Agreement dated January 4, 2008 by and between Zhengzhou Shenyang Technology Company Limited and Austria Central Cooperation Bank Beijing Branch (translated to English) (incorporated by reference from Exhibit 10.9 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
10.10	Form of Common Stock Purchase Agreement dated January 14, 2009 (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 21, 2009).
10.11	House Lease Agreement dated April 24, 2009 by and between Zhengzhou Zhong Xing Real Estate Co., Ltd. and Zhengzhou Shenyang Technology Company Limited (translated to English) (incorporated by reference from Exhibit 10.1 to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 12, 2009).
16.1	Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated April 20, 2009 (incorporated by reference from Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 23, 2009).
21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
23.1	Consent of Kempisty & Company, Certified Public Accountants, P.C.
23.2*	Consent of K&L Gates LLP (contained in Exhibit 5.1).
23.3*	Consent of Han Kun Law Offices.
24.1	Power of Attorney (included on signature page).

*	To be filed by amendment.